     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE   , 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM S-1/S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                  PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                  4812                                 13-3956940
      (State or jurisdiction of              (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                        PRICE COMMUNICATIONS CORPORATION

             (Exact name of Registrant as specified in its charter)

               NEW YORK                                  4833                                 13-2991700
      (State or jurisdiction of              (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                         ------------------------------

                              45 ROCKEFELLER PLAZA
                               NEW YORK, NY 10020
                                 (212) 757-5600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  ROBERT PRICE
                        PRICE COMMUNICATIONS CORPORATION
                              45 ROCKEFELLER PLAZA
                               NEW YORK, NY 10020
                                 (212) 757-5600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      RICHARD D. TRUESDELL, JR.                                                          MICHAEL E. MICHETTI
        DAVIS POLK & WARDWELL                                                          CAHILL GORDON & REINDEL
         450 LEXINGTON AVENUE                                                               80 PINE STREET
       NEW YORK, NEW YORK 10017                                                        NEW YORK, NEW YORK 10005
            (212) 450-4000                                                                  (212) 701-3000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED         PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
   Senior Exchangeable Payable-in-Kind Notes
  due 2008..................................   $150,000,000(2)           100%            $150,000,000          $44,250
Common Stock, par value $0.01 per share.....         (3)                 (3)                 (4)                 (4)

(1) Estimated solely for purposes of calculating the registration fee.

(2) Plus such additional principal amount of Notes which may be issued in lieu of cash interest payments.

(3) Plus such additional indeterminate number of shares as may become issuable upon exchange of the Notes being registered hereunder by means of adjustment of the exchange price.

(4) Pursuant to Rule 457(i) under the Securities Act of 1933 there is no filing fee with respect to the shares of Common Stock issuable upon exchange of the Notes because no additional consideration will be received in connection with the exercise of the exchange privilege.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

Subject to Completion, dated June 19, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.
                                  $150,000,000
               SENIOR EXCHANGEABLE PAYABLE-IN-KIND NOTES DUE 2008
  EXCHANGEABLE FOR SHARES OF COMMON STOCK OF PRICE COMMUNICATIONS CORPORATION
                             ---------------------

    The Senior Exchangeable Payable-in-Kind Notes due 2008 (the "Notes") are being offered by Price Communications Cellular Holdings, Inc. ("Holdings"), a wholly owned indirect subsidiary of Price Communications Corporation ("PCC"). The Notes will mature on August 15, 2008. The Notes will initially bear interest
at a rate of     % per annum, payable semi-annually in arrears on each February
15 and August 15, commencing February 15, 1999. Such interest rate will be permanently reduced by 0.50% once cash interest begins to accrue on the Notes. Cash interest will begin to accrue on the Notes on February 15, 2003; PROVIDED that at any time prior to February 15, 2003, the Company may make an election on any interest payment date to commence the accrual of cash interest from and after such interest payment date, in which case, cash interest will be payable on each interest payment date thereafter. Interest payable on any interest payment date prior to the earlier of February 15, 2003 and the Company's election to commence the accrual of cash interest shall be payable through the issuance of additional Notes. The Notes will be redeemable at the option of Holdings, in whole or in part, at any time on or after August 15, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the redemption date.

    In the event the daily high price of shares of common stock, $0.01 par value, of PCC ("PCC Shares") equals or exceeds 115% of the Exchange Price (as defined below) for 10 out of 15 consecutive Trading Days (as defined below), each outstanding Note will be mandatorily exchanged on the fifth Trading Day immediately succeeding such 10th Trading Day (unless the Company shall have elected on or prior to the second Trading Day immediately succeeding such 10th Trading Day to permanently terminate the mandatory exchange provisions of the
Notes) into           PCC Shares (subject to adjustment for certain events) per
$1,000 aggregate principal amount of Notes (initially equivalent to a price of
$      per share (the "Exchange Price")).

    The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined below), Holdings will be required to make an offer to repurchase the Notes at a cash price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Redemption" and "--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control".

    The Notes will be general obligations of Holdings ranking senior to all subordinated indebtedness of Holdings and PARI PASSU in right of payment to all other existing and future senior unsecured indebtedness of Holdings. The Notes will be effectively subordinated to all liabilities of Holdings's subsidiaries. At March 31, 1998, on a pro forma basis after giving effect to the issuance and sale of the Notes and the application of the net proceeds therefrom and to the PCW Offering (as defined below), Holdings, on a consolidated basis, would have had outstanding approximately $850.0 million of Indebtedness (as defined herein), and Holdings' subsidiaries would have had outstanding $700.0 million of Indebtedness, and $362.7 million of deferred taxes and other liabilities.

    Prior to this Offering, there has been no public market for the Notes. Holdings does not currently intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the Notes will develop. On June 18, 1998, the last reported sale price for the PCC Shares on the American Stock Exchange was $12 3/8 per share.
                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREOF FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                                               DISCOUNTS             PROCEEDS TO
                                                     PRICE TO PUBLIC      AND COMMISSIONS(1)        COMPANY(2)(3)
Per Note........................................            %                      %                      %
Total...........................................            $                      $                      $

(1) Plus accrued interest, if any, from the date of issuance.

(2) Holdings and PCC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by Holdings, estimated at $625,000.

                         ------------------------------

    The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions including the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New
York on or about       , 1998.

                         ------------------------------

GLEACHER NATWEST INTERNATIONAL  DONALDSON, LUFKIN & JENRETTE
                                      SECURITIES CORPORATION
                           --------------------------

BEAR, STEARNS & CO. INC.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                            WASSERSTEIN PERELLA SECURITIES, INC.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY, SUBJECT TO LEGAL AND REGULATORY RESTRICTIONS, ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

    Holdings and PCC have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1/S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Notes and PCC Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Holdings, PCC, the Notes and the PCC Shares, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    Holdings and PCC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Holdings and PCC with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information at http://www.sec.gov. PCC's Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "PR". Reports, proxy statements and other information filed by PCC may be inspected at the offices of the AMEX at 86 Trinity Place, New York, NY 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    PCC hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) PCC's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) PCC's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

    All documents filed by PCC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Offering shall be deemed to be incorporated in the Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    PCC hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Kim Pressman, Executive Vice President and Chief Financial Officer, Price Communications Corporation, 45 Rockefeller Plaza, New York, New York 10020, telephone (212) 757-5600.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of PCC and Holdings, their directors or their officers primarily with respect to the future operating performance of PCC and Holdings. Prospective purchasers of the Notes are cautioned that any such forward looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward looking statements as a result of factors, many of which are outside the control of PCC and Holdings. The accompanying information contained in this Prospectus, including, without limitation, the information set forth below and the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION (INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO) INCLUDED ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL REFERENCES HEREIN TO "HOLDINGS" REFER TO PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO HOLDINGS AND ITS SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS. ALL REFERENCES HEREIN TO "PCC" REFER TO PRICE COMMUNICATIONS CORPORATION AND, UNLESS THE CONTEXT REQUIRES OTHERWISE, ITS SUBSIDIARIES. REFERENCES HEREIN TO THE "ACQUISITION" REFER TO THE ACQUISITION BY PRICE COMMUNICATIONS WIRELESS, INC. ("PCW"), A WHOLLY OWNED DIRECT SUBSIDIARY OF HOLDINGS, OF PALMER WIRELESS, INC. ("PALMER") AND THE RELATED SALE OF THE FORT MYERS AND GEORGIA-1 SYSTEMS OF PALMER, AS DESCRIBED BELOW UNDER "THE PALMER ACQUISITION." AS USED IN THIS PROSPECTUS, THE TERMS "PCW" AND "PALMER" INCLUDE THEIR RESPECTIVE SUBSIDIARIES AND PREDECESSORS. EXCEPT FOR HISTORICAL FINANCIAL INFORMATION AND UNLESS OTHERWISE INDICATED, ALL INFORMATION PRESENTED BELOW RELATING TO THE COMPANY, PCC AND PCW INCLUDING POPS AND NET POPS (EACH AS DEFINED) AND THE SYSTEMS, GIVES EFFECT TO THE CONSUMMATION OF THE ACQUISITION (INCLUDING THE SALE OF THE FORT MYERS AND GEORGIA-1 SYSTEMS). ALL INFORMATION RELATING TO PCC SHARES HAS BEEN ADJUSTED TO GIVE EFFECT TO STOCK SPLITS.

                                  THE COMPANY

    The Company is currently engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1998, the Company provided cellular telephone service to 326,721 subscribers in Georgia, Alabama, Florida and South Carolina in a total of 16 licensed service areas composed of eight Metropolitan Statistical Areas ("MSAs") and eight Rural Service Areas ("RSAs"), with an aggregate estimated population of 3.3 million. The Company sells its cellular telephone service as well as a full line of cellular products and accessories, including pagers, principally through its network of retail stores. The Company markets all of its products and services under the nationally recognized service mark CELLULARONE-Registered Trademark-.

OPERATIONS

    The Company has developed its business through the acquisition and integration of cellular telephone systems, clustering multiple systems in order to provide broad areas of uninterrupted service and achieve certain economies of scale, including centralized marketing and administrative functions as well as multi-system capital expenditures. The Company devotes considerable attention to engineering, maintenance and improvement of its cellular telephone systems in an effort to deliver high-quality service to its subscribers and to implement new technologies as soon as economically practicable. Through its participation in the North American Cellular Network ("NACN"), the Company is able to offer ten-digit dialing access to its subscribers when they travel outside the Company's service areas, providing them with convenient roaming access throughout large areas of the United States, Canada, Mexico and Puerto Rico served by other NACN participants. By marketing its products and services under the CELLULARONE-Registered Trademark- name, the Company also enjoys the benefits of association with a nationally recognized service mark.

    The Company's cellular telephone systems serve contiguous licensed service areas in Georgia, Alabama and South Carolina. The Company also has a cellular service area in Panama City, Florida. The following table sets forth as of March 31, 1998, with respect to each service area in which the Company owns a cellular telephone system, the estimated population, the Company's beneficial ownership percentage, the Net Pops (as defined) and the date of initial operation of such system by Palmer or a predecessor operator.

                                                               ESTIMATED     OWNERSHIP                DATE SYSTEM
SERVICE AREA(1)                                               POPULATION(2) PERCENTAGE    NET POPS    OPERATIONAL
------------------------------------------------------------  ------------  -----------  ----------  -------------
Albany, GA..................................................      118,527         86.5%     102,526         4/88
Augusta, GA.................................................      439,116        100.0      439,116         4/87
Columbus, GA................................................      254,150         85.2      216,518        11/88
Macon, GA...................................................      313,686         99.2      311,234        12/88
Savannah, GA................................................      283,978         98.5      279,718         3/88
Georgia-6 RSA...............................................      199,516         96.3      192,134         4/93
Georgia-7 RSA...............................................      134,376        100.0      134,376        10/91
Georgia-8 RSA...............................................      157,451        100.0      157,451        10/91
Georgia-9 RSA...............................................      119,410        100.0      119,410         9/92
Georgia-10 RSA..............................................      149,699        100.0      149,699        10/91
Georgia-12 RSA..............................................      211,799        100.0      211,799        10/91
Georgia-13 RSA..............................................      147,392         86.5      127,494        10/90
Dothan, AL..................................................      136,160         94.6      128,807         2/89
Montgomery, AL..............................................      318,371         92.8      295,430         8/88
Alabama-8, RSA..............................................      171,993        100.0      171,993         7/93

                                                              ------------               ----------
Subtotal....................................................    3,155,624                 3,037,705
                                                              ------------               ----------
Panama City, FL.............................................      146,018         78.4      114,493         9/88
                                                              ------------               ----------
Total.......................................................    3,301,642                 3,152,198
                                                              ------------               ----------
                                                              ------------               ----------

------------------------

(1) Does not include the Alabama-5 RSA and South Carolina-7 RSA where the Company has interim operating authority ("IOA"). IOA is granted for an area to a license holder in an adjacent area when there are no license holders in such area. The Company has no subscribers in the South Carolina-7 RSA, but instead provides roaming access to its own subscribers and others when they travel in this service area, utilizing its existing cell sites. Construction permits were granted to third parties ("Permittees") for the Alabama-5 RSA and South Carolina-7 RSA. The Permittees are required to complete construction of their respective RSA within 18 months. After completing construction, a Permittee may give the Company thirty days prior written notice, at which point the Company would be required to sell all of its subscribers of its other systems who reside within the boundaries of the markets to the Permittee at cost. The Company, along with others, is currently in negotiations to purchase the Alabama-5 RSA and the South Carolina-7 RSA. No assurance can be given, however, that the Company will be successful in consummating such purchase.

(2) Based on population estimates for 1996 from the fall 1997 edition of The Wireless Communication Industry published by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") (the "DLJ Pop Book").

COMPANY STRATEGY

    The Company's four strategic objectives are to: (1) expand its revenue base by increasing penetration in existing service areas and encouraging greater usage among its existing customers; (2) provide high-quality customer service to create and maintain customer loyalty; (3) enhance performance by aggressively pursuing opportunities to increase operating efficiencies; and (4) expand its regional cellular communications presence by selectively acquiring additional interests in cellular telephone systems (including minority interests). Specifically, the Company strives to achieve these objectives through implementation of the following:

    AGGRESSIVE, DIRECT MARKETING. The Company employs a two-tier direct sales force. A retail sales force handles walk-in traffic at the Company's 37 retail outlets, and a targeted sales staff solicits certain industry and government subscribers. The Company's management believes that its internal sales force is far more likely than independent agents to successfully select and screen new subscribers and select pricing plans that realistically match subscriber means and needs and to personally keep in contact with new customers.

    FLEXIBLE, VALUE-ORIENTED PRICING PLANS. The Company provides a range of pricing plans, each of which includes a monthly access fee and, in most cases, a bundle of "free" minutes. Additional home rate minutes are charged at rates ranging from $0.05 per minute to $1.25 per minute depending on the customer's usage plan and the time of day. In addition, the Company offers wide area home rate roaming in the Company's systems and low flat rate roaming in a six state region in the southeastern United States.

    The Company believes that its bundled minute offerings will encourage greater customer usage. By bundling the number of minutes a customer can use for one flat rate, subscribers perceive greater value in their cellular service and become less usage sensitive, i.e., they can increase their cellular phone usage without seeing large corresponding increases in their cellular bill.

    CONTINUALLY ADOPTING STATE OF THE ART SYSTEM DESIGN. The Company's network allows the delivery of full personal communication services ("PCS") functionality to its digital cellular customers, including primarily caller ID, short message paging and extended battery life. The Company's network provides for "seamless handoff" between digital cellular and PCS operators that, like the Company, employ Time Division Multiple Access ("TDMA") technology, one of three industry standards and the one employed by AT&T, SBC and others; i.e, the Company's customers may leave the Company's service area and enter an area serviced by a PCS provider using TDMA technology without noticing the difference, and vice versa. The Company believes this innovation will allow the Company to be the roaming partner of choice for such PCS operators. The Company has a favorable agreement with AT&T with respect to PCS roaming and expects that other PCS operators may choose, like AT&T, to concentrate PCS buildout in urban centers rather than the more rural areas in which the Company concentrates.

    FOCUSING ON CUSTOMER SERVICE. Customer service is an essential element of the Company's marketing and operating philosophy. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains a local staff, including a market manager, customer service representatives, technical and engineering staff, sales representatives and installation and repair facilities. Each cellular service area handles its own customer-related functions such as credit evaluations, customer evaluations, account adjustments and rate plan changes. In addition, subscribers are able to report cellular telephone service or account problems 24 hours a day. To ensure high-quality service, Cellular One Group authorizes a third-party marketing research firm to perform customer satisfaction surveys of each of its licensees. Licensees must achieve a minimum satisfaction level in order to continue using the CELLULARONE-Registered Trademark- service mark. The Company has repeatedly ranked number one in certain customer satisfaction categories among all Cellular One operators (#1 MSA in its category in 1997, 1996, 1995, 1993, and 1992; #1 RSA in its category in 1995).

    AGGRESSIVE COST CONTROL EFFORTS. The Company believes that its monthly operating costs per subscriber rank among the lowest in the industry. The Company's management attributes this competitive advantage to a variety of factors, including the efficiencies associated with its direct sales force, extensive use of in-house technical and engineering staff, and maintenance of aggressive fraud control procedures, as well as general efforts to reduce corporate general and administrative expenses. The Company has also realized substantial savings on its interconnection charges from landline carriers by using its own microwave and fiber optic network to connect cellular switching equipment to cell sites without the use of landline carriers.

    The Company was incorporated in the State of Delaware in 1997. The address of the Company is 45 Rockefeller Plaza, New York, New York 10020. The Company's phone number is (212) 757-5600.

PRICE COMMUNICATIONS CORPORATION

    PCC has historically been a nationwide communications company owning and then disposing of a number of television, radio, newspaper, cellular telephone and other communications and related properties. PCC's business strategy is to acquire communications properties at prices PCC considers attractive, finance such properties on terms satisfactory to PCC, manage such properties in accordance with its operating strategy and dispose of them if and when PCC determines such dispositions to be in its best interests. Prior to 1997 PCC owned a number of television, radio, newspaper and other media and related properties which were disposed of pursuant to PCC's long-standing policy of buying and selling media properties at times deemed advantageous by PCC's Board of Directors. On October 6, 1997, PCW acquired Palmer in the Acquisition, as described below. PCC is currently engaged through PCW in the construction, development, management and operation of cellular telephone systems in the southeastern United States.

    PCC was organized in New York in 1979 and began active operations in 1981. Its principal executive offices are located at 45 Rockefeller Plaza, New York, New York 10020, and its telephone number is (212) 757-5600.

THE PALMER ACQUISITION

    Prior to the Merger described below, Holdings had no assets, liabilities or operations other than the proceeds from the issuance of the 13 1/2% Holdings Notes (as such term is defined below) and liabilities with respect thereto.

    On May 23, 1997, PCC, PCW and Palmer entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provided, among other things, for the merger of PCW with and into Palmer with Palmer as the surviving corporation (the "Merger"). On October 6, 1997, the Merger was consummated and Palmer changed its name to "Price Communications Wireless, Inc." Pursuant to the Merger Agreement, PCC acquired each issued and outstanding share of common stock of Palmer for a purchase price of $17.50 per share in cash and purchased outstanding options and rights under employee and director stock purchase plans for an aggregate price of $486.4 million. In addition, as a result of the Merger, PCW assumed all outstanding indebtedness of Palmer of approximately $378.0 million ("Palmer Existing Indebtedness"), making the aggregate purchase price for Palmer (including transaction fees and expenses) approximately $880.0 million. PCW refinanced all of the Palmer Existing Indebtedness concurrently with the consummation of the Merger.

    PCW entered into an agreement (the "Fort Myers Sale Agreement") to sell Palmer's Fort Myers, Florida MSA covering approximately 382,000 Pops for $168.0 million (the "Fort Myers Sale"). On October 6, 1997, the Fort Myers Sale was consummated, and generated proceeds to the Company of approximately $166.0 million. The proceeds of the Fort Myers Sale were used to fund a portion of the acquisition of Palmer.

    On October 21, 1997, PCC and PCW entered into an Asset Purchase Agreement with MJ Cellular Company, L.L.C. (the "Georgia Sale Agreement") which provided for the sale by PCW, for approximately $25.0 million, of substantially all of the assets of the non-wireline cellular telephone system serving the Georgia-l Whitfield RSA ("Georgia-1"), including the FCC licenses to operate Georgia-1 (the "Georgia-1 Sale"). The sale of the assets of Georgia-1 was consummated on December 30, 1997 and generated proceeds to the Company of approximately $24.2 million. A portion of the proceeds from the Georgia Sale were used to retire a portion of the debt used to fund the acquisition of Palmer. The Merger, the Fort Myers Sale and the Georgia-1 Sale are collectively referred to as the "Acquisition."

    In order to fund the Acquisition and pay related fees and expenses, PCW issued $175.0 million aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2007 (the "11 3/4% PCW Notes") and entered into a syndicated senior loan facility providing for term loan borrowings in the aggregate principal amount of $325.0 million and revolving loan borrowings of $200.0 million (the "Credit Facility"). On October 6, 1997, PCW borrowed all term loans available thereunder and approximately $120.0 million of revolving loans. The Credit Facility was retired on June 16, 1998 with the net proceeds from the PCW Offering (as defined below).

    The Acquisition was also funded in part through a $44.0 million equity contribution from PCC (the "PCC Equity Contribution") which was in the form of cash and common stock of Palmer. Approximately $46.5 million of the purchase price for the Acquisition was raised out of the proceeds from the issuance and sale for $80.0 million (the "Holdings Offering") by Holdings of units consisting of $153.4 million principal amount at maturity of 13 1/2% Senior Secured Discount Notes due 2007 of Holdings (the "13 1/2% Holdings Notes") and warrants (the "Warrants") to purchase shares of PCC common stock, par value $.01 per share (the "PCC Shares").

    The Company has the right to redeem all or part of the 13 1/2% Holdings Notes on or after August 1, 1998 at a redemption price equal to 120% of the accreted value thereof, including accrued and unpaid interest, if the closing price of the PCC Shares equals or exceeds certain specified prices for the ten consecutive trading days prior to the redemption date ($7.68 per share during the period from August 1, 1998 to July 31, 1999). It is a condition to the closing of this Offering that the Company redeem the 13 1/2% Holdings Notes concurrently with the issuance of the Notes. See "Use of Proceeds."

RECENT DEVELOPMENTS

    On June 16, 1998, PCW issued (the "PCW Offering") $525.0 million aggregate principal amount of 9 1/8% Senior Secured Notes due 2006 (the "PCW Secured Notes," and, together with the 11 3/4% PCW Notes, the "PCW Notes"). See "Description of the PCW Secured Notes." The net proceeds from the PCW Offering were used to retire the Credit Facility.

                                  THE OFFERING

    The following summary description of the Notes is qualified in its entirety by the more detailed information set forth under the caption "Description of Notes" contained elsewhere in this Prospectus.

Issuer.......................................  Price Communications Cellular Holdings, Inc.

Notes Offered................................  $150,000,000 aggregate principal amount of
                                               Senior Exchangeable Payable-in-Kind Notes due
                                               2008 (the "Notes").

Use of Proceeds..............................  The net proceeds from the Offering are estimated to be approximately $146.0 million,
                                               after deducting estimated fees and expenses.
                                               The Company intends to use $109.2 million of
                                               the net proceeds to redeem the 13 1/2%
                                               Holdings Notes and the remaining $36.8
                                               million for general corporate purposes,
                                               including acquisitions. See "Use of
                                               Proceeds."

Maturity Date................................  August 15, 2008.

Interest; PIK................................  Interest is payable semi-annually in arrears on each February 15 and August 15 (the
                                               "Interest Payment Dates"), commencing
                                               February 15, 1999. The Notes will initially
                                               bear interest at a rate of     % per annum.
                                               Such interest rate will be permanently
                                               reduced by 0.50% once cash interest begins to
                                               accrue on the Notes. Cash interest will begin
                                               to accrue on the Notes on February 15, 2003;
                                               PROVIDED that at any time prior to February
                                               15, 2003, the Company may make an election on
                                               any interest payment date to commence the
                                               accrual of cash interest from and after such
                                               interest payment date, in which case, cash
                                               interest will be payable on each interest
                                               payment date thereafter. There can be no
                                               assurances that the Company will not make an
                                               election to pay cash interest and thereby
                                               permanently reduce the interest rate shortly
                                               after consummation of this Offering.

Mandatory Exchange...........................  In the event the daily high price of PCC
                                               Shares equals or exceeds 115% of the Exchange
                                               Price for 10 out of 15 consecutive Trading
                                               Days, each outstanding Note will be
                                               mandatorily exchanged on the fifth Trading
                                               Day immediately succeeding such 10th Trading
                                               Day (unless the Company shall have elected on
                                               or prior to the second Trading Day
                                               immediately succeeding such 10th Trading Day
                                               to permanently terminate the mandatory
                                               exchange provisions of the Notes) into
                                                      PCC Shares (subject to adjustment for
                                               certain events) per $1,000 principal amount
                                               of Notes (initially equivalent to a price of
                                               $    per share (the "Exchange Price")).

Sinking Fund.................................  None.

Optional Redemption..........................  The Notes will be redeemable in whole or in part at the option of the Company, at any
                                               time on or after August 15, 2003, at the
                                               redemption prices set forth herein, plus
                                               accrued and unpaid interest, if any, to the
                                               date of redemption. See "Description of
                                               Notes-Redemption."

Ranking......................................  The Notes will be general obligations of
                                               Holdings and rank PARI PASSU in right of
                                               payment to all other existing and future
                                               senior unsecured Indebtedness of Holdings.
                                               The Notes will be effectively subordinated to
                                               all liabilities of Holdings' subsidiaries. As
                                               of March 31, 1998, on a PRO FORMA basis after
                                               giving effect to the PCW Offering and the
                                               issuance and sale of the Notes and the
                                               application of the estimated net proceeds
                                               therefrom, Holdings, on a consolidated basis,
                                               would have had approximately $850.0 million
                                               of Indebtedness. At March 31, 1998, on a PRO
                                               FORMA basis as described above, Holdings'
                                               subsidiaries would have had outstanding
                                               $700.0 million of Indebtedness and $362.7
                                               million of deferred taxes and other
                                               liabilities.

Change of Control............................  Upon the occurrence of a Change of Control
                                               (as defined below), each Holder of Notes will
                                               have the right, subject to certain
                                               limitations, to require the Company to
                                               repurchase such holder's Notes at 101% of the
                                               principal amount thereof, plus accrued and
                                               unpaid interest thereon, if any, to the
                                               repurchase date.

Certain Covenants............................  The Indenture (as defined below) imposes certain limitations on the ability of the
                                               Company and its subsidiaries to, among other
                                               things, incur Indebtedness (as defined), make
                                               Restricted Payments (as defined), effect
                                               certain Asset Sales (as defined), enter into
                                               certain transactions with Related Persons (as
                                               defined), merge or consolidate with any other
                                               person or transfer all or substantially all
                                               of their properties and assets. See
                                               "Description of Notes--Certain Covenants."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Notes.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                          FINANCIAL AND OPERATING DATA

    The following table sets forth summary historical data for the Company and its predecessor, Palmer and the unaudited pro forma and financial data for the Company for the periods and as of the dates indicated. The unaudited pro forma data is not designed to represent and does not represent what the Company's financial position or results of operations actually would have been had the transactions described herein under "Unaudited Pro Forma Condensed Consolidated Financial Statements" been completed as of the date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The following data should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the consolidated financial statements and notes thereto of the Company included elsewhere herein and the consolidated financial statements and notes thereto of PCC Incorporated by reference herein.

    The following table also sets forth certain summary operating data for Palmer and the Company as of the dates and for the periods indicated.

                                         COMPANY            PALMER              COMPANY                      PALMER
                                -------------------------  ---------  ----------------------------  -------------------------
                                                                                      PERIOD FROM
                                                    (UNAUDITED)
                                ---------------------------------------------------                                   YEAR
                                                                                        MAY 29                        ENDED
                                    THREE MONTHS ENDED MARCH 31,        PRO FORMA     (INCEPTION)    NINE MONTHS    DECEMBER
                                ------------------------------------   YEAR ENDED       THROUGH         ENDED          31,
                                  PRO FORMA                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   ---------
                                   1998(1)        1998       1997        1997(1)        1997(2)        1997(3)        1996
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------
                                                                       (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenue:
  Service.....................    $   40,684    $  40,684  $  42,220    $ 152,854      $  41,365      $  134,123    $ 151,119
  Equipment sales and
    installation..............         2,591        2,591      2,463        8,615          2,348           7,613        8,624
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------
    Total revenue.............        43,275       43,275     44,683      161,469         43,713         141,736      159,743
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------
Engineering, technical and
  other direct expenses.......         6,751        6,751      7,430       24,884          5,978          23,301       28,717
Cost of equipment.............         5,496        5,496      5,807       18,269          5,259          16,112       17,944
Selling, general and
  administrative expenses.....        11,717       11,717     13,360       50,423         12,805          41,014       46,892
Depreciation and
  amortization................        11,928       11,928      8,281       42,962         11,055          25,498       25,013
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------
Operating income..............         7,383        7,383      9,805       24,931          8,616          35,811       41,177
Other income (expense):
  Interest, net...............       (20,668)     (17,285)    (7,872)     (87,267)       (22,198)        (24,467)     (31,462)
  Other, net..................           (37)         (37)        71          222             15             208         (429)
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------
    Total other expense.......       (20,705)     (17,322)    (7,801)     (87,045)       (22,183)        (24,259)     (31,891)
Minority interest share of
  (income) loss...............          (460)        (460)      (331)      (1,724)          (414)         (1,310)      (1,880)
Income tax expense
  (benefit)...................        (5,081)      (3,828)       496      (23,722)        (5,129)          4,153        2,724
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------
Net income (loss).............    $   (8,701)   $  (6,571) $   1,177    $ (40,116)     $  (8,852)     $    6,089    $   4,682
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------
                                --------------  ---------  ---------  -------------  -------------  --------------  ---------


                                  1995       1994       1993
                                ---------  ---------  ---------

INCOME STATEMENT DATA:
Revenue:
  Service.....................  $  96,686  $  61,021  $  35,173
  Equipment sales and
    installation..............      8,220      7,958      6,285
                                ---------  ---------  ---------
    Total revenue.............    104,906     68,979     41,458
                                ---------  ---------  ---------
Engineering, technical and
  other direct expenses.......     18,184     12,776      7,343
Cost of equipment.............     14,146     11,546      7,379
Selling, general and
  administrative expenses.....     30,990     19,757     13,886
Depreciation and
  amortization................     15,004      9,817     10,689
                                ---------  ---------  ---------
Operating income..............     26,582     15,083      2,161
Other income (expense):
  Interest, net...............    (21,213)   (12,715)    (9,006)
  Other, net..................       (687)       (70)      (590)
                                ---------  ---------  ---------
    Total other expense.......    (21,900)   (12,785)    (9,596)
Minority interest share of
  (income) loss...............     (1,078)      (636)        83
Income tax expense
  (benefit)...................      2,650          0          0
                                ---------  ---------  ---------
Net income (loss).............  $     954  $   1,662  $  (7,352)
                                ---------  ---------  ---------
                                ---------  ---------  ---------

------------------------

(1) Pro forma adjustments give effect to the following transactions as if each had occurred on January 1, 1997: (i) the Acquisition (including the sale of the Fort Myers and Georgia-1 systems) and related financings, (ii) the issuance and sale of the Secured PCW Notes in the PCW Offering and application of the net proceeds therefrom and (iii) the issuance and sale of the Notes in the Offering and application of the net proceeds therefrom. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "The Palmer Acquisition."

(2) Includes results of operations after the Acquisition (the period October 1, 1997 through December 31, 1997).

(3) Includes revenue of $24,720, total expenses of $16,354 (including depreciation and amortization of $2,581) and operating income of $8,366 for the Fort Myers and Georgia-1 markets sold during 1997.

                                       COMPANY            PALMER              COMPANY                      PALMER
                               ------------------------  ---------  ----------------------------  -------------------------
                                                                                      FOR THE
                                                                                      PERIOD
                                                   UNAUDITED
                               --------------------------------------------------                                   YEAR
                                                                                      MAY 29                        ENDED
                                  THREE MONTHS ENDED MARCH 31,        PRO FORMA     (INCEPTION)    NINE MONTHS    DECEMBER
                               -----------------------------------   YEAR ENDED       THROUGH         ENDED          31,
                                PRO FORMA                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   ---------
                                 1998(1)       1998        1997        1997(1)        1997(2)        1997(3)        1996
                               -----------  -----------  ---------  -------------  -------------  --------------  ---------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES AND SUBSCRIBER STATISTICS AND DATA)
OTHER DATA:
Capital expenditures.........  $       704  $       704  $  16,987   $    55,256    $    14,499     $   40,757    $  41,445
Operating income before
  depreciation and
  amortization ("EBITDA")....  $    19,311  $    19,311  $  18,086   $    67,893    $    19,671     $   61,309    $  66,190
EBITDA margin on service
  revenue....................         47.5%        47.5%      42.8%         44.4%          47.6%          45.7%        43.8%
Penetration(4)...............         9.90%        9.90%      7.94%         9.40%          9.40%          8.60%        7.45%
Subscribers at end of
  period(5)..................      326,721      326,721    310,823       309,606        309,606        337,345      279,816
Cost to add a gross
  subscriber(6)..............  $       223  $       223  $     234   $       220    $       188     $      231    $     216
Cost to add a net
  subscriber(6)..............  $       440  $       440  $     440   $       461    $       370     $      514    $     407
Average monthly service
  revenue per
  subscriber(7)..............  $     43.18  $     43.18  $   47.70   $     46.24    $     47.47     $    47.52    $   52.20
Average monthly churn(8).....         1.75%        1.75%      1.87%         1.88%          1.84%          1.89%        1.84%
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash.........................  $   134,044  $     7,823  $   2,091   $    27,926    $    27,926     $    3,581    $   1,698
Working capital (deficit)....      124,283       (4,867)     2,282         3,080          3,080          7,011          296
Property, plant and
  equipment, net.............      147,003      147,003    148,121       151,141        151,141        161,351      132,438
Licenses, other intangibles
  and other assets, net......      937,348      930,822    411,314       937,986        937,986        406,828      387,067
Total assets.................    1,245,532    1,112,785    589,566     1,144,479      1,144,479        599,815      549,942
Total long-term debt.........      849,974      600,900    378,698       613,000        613,000        378,000      343,662
Stockholder's equity
  (deficit)..................       (4,082)      28,592    166,107        35,163         35,163        172,018      164,930


                                 1995       1994       1993
                               ---------  ---------  ---------

OTHER DATA:
Capital expenditures.........  $  36,564  $  22,541  $  13,304
Operating income before
  depreciation and
  amortization ("EBITDA")....  $  41,586  $  24,900  $  12,850
EBITDA margin on service
  revenue....................       43.0%      40.8%      36.5%
Penetration(4)...............       6.41%      4.58%      3.48%
Subscribers at end of
  period(5)..................    211,985    117,224     65,761
Cost to add a gross
  subscriber(6)..............  $     183  $     178  $     156
Cost to add a net
  subscriber(6)..............  $     276  $     247  $     203
Average monthly service
  revenue per
  subscriber(7)..............  $   56.68  $   60.02  $   62.69
Average monthly churn(8).....       1.55%      1.55%      1.37%
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash.........................  $   3,436  $   2,998  $   1,670
Working capital (deficit)....     (1,435)     2,490        799
Property, plant and
  equipment, net.............    100,936     51,884     23,918
Licenses, other intangibles
  and other assets, net......    332,850    199,265    114,955
Total assets.................    462,871    273,020    150,054
Total long-term debt.........    350,441    245,609    131,361
Stockholder's equity
  (deficit)..................     74,553      4,915      3,244

------------------------

(4) Determined by dividing the aggregate number of subscribers by the estimated population.

(5) Each billable telephone number in service represents one subscriber. The number of subscribers in the historical operating data of Palmer includes subscribers in the Fort Myers and Georgia-1 markets which were sold in connection with the Acquisition.

(6) Determined for a period by dividing (i) all costs of sales and marketing, including salaries, commissions and employee benefits and all expenses incurred by sales and marketing personnel, agent commissions, credit reference expenses, losses on cellular telephone sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges, by (ii) the gross or net subscribers (as applicable) added during such period.

(7) Determined for a period by dividing (i) the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by (ii) the average number of subscribers for such period, divided by the number of months in such period.

(8) Determined for a period by dividing total subscribers discontinuing service by the average number of subscribers for such period and dividing that result by the number of months in such period.

                                  RISK FACTORS

    In addition to the other matters described in this Prospectus, each prospective purchaser of the Notes should consider the specific factors set forth below.

LEVERAGE, LIQUIDITY AND ABILITY TO MEET REQUIRED DEBT SERVICE

    On a pro forma basis, after giving effect to the Offering and the PCW Offering, in each case, including the application of the net proceeds therefrom, and the Acquisition and related financing, the Company's ratio of EBITDA to cash interest expense (excluding non-cash interest related to the Notes and amortization of deferred debt financing costs) would have been 1.00 to 1.00 for the year ended December 31, 1997 and 1.14 to 1.00 for the three months ended March 31, 1998. The Company's high degree of leverage could limit significantly its ability to make acquisitions, withstand competitive pressures or adverse economic conditions, obtain necessary financing or take advantage of business opportunities that may arise.

    The Company used the net proceeds of the PCW Offering to retire the Credit Facility. Accordingly, the Company has no credit facility in place and currently does not intend to enter into a new credit facility. In addition, borrowings under a new credit facility may be subject to significant conditions, including compliance with certain financial ratios and the absence of any material adverse change. In addition, the Company intends to pursue opportunities to acquire additional cellular telephone systems which, if successful, will require the Company to issue or obtain additional equity or debt financing to fund such acquisitions. There can be no assurances as to the availability or terms of any such financing or that the terms of the Notes, the PCW Notes or any credit facility will not restrict or prohibit any such debt financing.

    The Company's ability to meet its debt service requirements, including those represented by the Notes, will require significant and sustained growth in the Company's cash flow. In addition, the Company expects to fund its growth strategy from cash from operations. There can be no assurance that the Company will be successful in improving its cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service requirements or to sustain its growth strategy. There can be no assurances that the Company would be successful in procuring any such financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

    Holdings is a holding company, and its ability to pay interest on the Notes is dependent upon the receipt of dividends from its direct and indirect subsidiaries or of contributions from its parent, PCC. Holdings does not have, and may not in the future have, any assets other than the common stock of PCW. PCW is a party to an indenture related to the PCW Notes (the "PCW Indenture") and an indenture related to the PCW Secured Notes (the "Secured PCW Indenture," and, together with the 11 3/4% PCW Indenture, the "PCW Indentures"), each of which imposes substantial restrictions on PCW's ability to pay dividends to Holdings. In addition, any credit agreement to which PCW may become a party may impose similar restrictions. Any payment of dividends will be subject to the satisfaction of certain financial conditions set forth in the PCW Indentures and any future credit facility. The ability of PCW to comply with the PCW Indentures may be affected by events that are beyond the control of Holdings. The breach of any such conditions could result in a default under the PCW Indentures, and in the event of any such default, the holders of the PCW Notes could elect to accelerate the maturity of all the PCW Notes. If the maturity of the PCW Notes were to be accelerated, all such outstanding debt would be required to be paid in full before PCW would be permitted to distribute any assets or cash to Holdings. In certain circumstances, it is possible that holders of PCW Notes would have the right to require PCW to repurchase the PCW Notes while holders of the Notes would not have a similar right to require the Company to repurchase the Notes. There can be no assurance that the assets of the Company would be sufficient to repay all of such outstanding debt and to meet its obligations under the Notes. Future borrowings by PCW can be expected to contain restrictions or prohibitions on the payment of dividends by such subsidiaries to

Holdings. In addition, under Delaware law, a subsidiary of a company is permitted to pay dividends on its capital stock only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, PCW must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining PCW's ability to pay dividends, Delaware law permits the Board of Directors of PCW to revalue its assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its subsidiaries' assets or the amount of their liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay its debt service obligations on the Notes.

    As a result of Holdings' status as a holding company, the holders of the Notes are structurally junior to all creditors of Holdings' subsidiaries, except to the extent that Holdings is itself recognized as a creditor of any such subsidiary, in which case the claims of Holdings would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Holdings. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of Holdings' subsidiaries, Holdings will not receive any funds available to pay to creditors of the subsidiaries. As of March 31, 1998, Holdings' subsidiaries had outstanding $700.0 million of indebtedness, and $362.7 million of deferred taxes and other liabilities.

POSSIBLE INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL OR ASSET SALE;
  POSSIBLE EFFECT OF A CHANGE OF CONTROL

    Upon a Change of Control, each holder of Notes will have the right to require the Company to repurchase all outstanding Notes held by such holder. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, especially after giving effect to provisions of the PCW Indentures which require repayment or repurchase, as the case may be, upon such a Change of Control. Similarly, there can be no assurance that, upon the occurrence of an Asset Sale which requires prepayment under the Indenture, the Company will have sufficient funds available to satisfy such obligation after giving effect to required prepayments under the PCW Indentures and as a result of an Asset Sale. In certain circumstances, it is possible that holders of PCW Notes would have the right to require PCW to repurchase the PCW Notes while holders of the Notes would not have a similar right to require the Company to repurchase the Notes. See "Description of Notes--Optional Redemption."

ORIGINAL ISSUE DISCOUNT

    As a result of the Company's option to issue additional Notes in lieu of cash interest payments, the Notes will be considered to be issued at an original issue discount from what will be deemed to be their principal amount at maturity. Consequently, purchasers of the Notes may be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to the purchasers of the Notes resulting from the purchase, ownership or disposition thereof.

MANDATORY EXCHANGE

    Although the Trading Price must equal or exceed 115% of the Exchange Price for 10 out of 15 consecutive Trading Days in order for the Notes to be mandatorily exchanged for PCC Shares, there can be no assurances as to the trading price of the PCC Shares on the Exchange Date or thereafter or as to the amount any Holder may realize upon any disposition thereof.

NET LOSSES

    On a pro forma basis after giving effect to the Offering and the PCW Offering, in each case, including the application of the net proceeds therefrom, and the Acquisition and related financing, the Company would have incurred accounting net losses of approximately $40.1 million for the year ended December 31, 1997 and $8.7 million for the three months ended March 31, 1998. There can be no assurance that the Company's future operations will generate sufficient cash flow to pay its obligations. The Company expects to incur accounting net losses for several years. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    Although current policies of the FCC authorize only two licensees to operate cellular telephone systems in each cellular market, there is, and the Company expects there will continue to be, competition from various wireless technology licensees authorized to serve each market in which the Company operates, as well as from resellers of cellular service. Competition for subscribers between the two cellular licensees in each market is based principally upon the services and enhancements offered, the technical quality of the cellular telephone system, customer service, system coverage and capacity and price. The Company competes with a wireline licensee in each of its cellular markets, some of which are larger and have access to more substantial capital resources than the Company.

    The Company also faces competition from other existing communications technologies such as conventional mobile telephone service, specialized mobile radio ("SMR") and enhanced specialized mobile radio ("ESMR") systems, paging services and, to a limited extent, satellite systems for mobile communications. ESMR is a digital transmission system providing for "cellular-like" communications service. The Company also faces limited competition from and may in the future face increased competition from PCS. Broadband PCS involves a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS may be capable of offering, and PCS operators claim to offer additional services not offered by cellular providers. PCS subscribers could have dedicated personal telephone numbers and communicate using small digital radio handsets carried in a pocket or purse. There can be no assurances that the Company will be able to provide nor that it will choose to pursue, depending on the economics thereof, all such services and features. The FCC has also completed or announced plans for auctions in wireless services such as narrowband PCS, local multipoint multichannel distribution service ("LMDS"), interactive video distribution service ("IVDS"), wireless communications service ("WCS") and general wireless communications service ("GWCS") spectrum. Some of this spectrum might be used for services competitive in some manner with cellular service. The Company cannot predict the effect of these proceedings and auctions on the Company's business. However, the Company currently believes that traditional tested cellular is economically proven unlike many of these other technologies and therefore does not intend to pursue such other technologies.

    Although the Company believes that the technology, financing and engineering of these other technologies is not as advanced as their publicity would suggest, there can be no assurance that one or more of the technologies currently utilized by the Company in its business will not become obsolete at some time in the future. See "Business of the Company--Competition."

    The Company also faces competition from "resellers." The FCC requires all cellular licensees to provide service to resellers. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public.

POTENTIAL FOR REGULATORY CHANGES AND NEED FOR REGULATORY APPROVALS

    The licensing, construction, operation, acquisition, assignment and transfer of cellular telephone systems, as well as the number of licensees permitted in each market, are regulated by the FCC. Changes in the regulation of cellular activities could have a material adverse effect on the Company's operations. In addition, all cellular licenses in the United States are granted for an initial term of up to 10 years and are subject to renewal. The Company's cellular licenses expire in the following years with respect to the following number of service areas: 1998 (three); 2000 (two); 2001
(four); 2002 (two); 2006 (one); and 2007 (four). While the Company believes that each of these licenses will be renewed based upon FCC rules establishing a renewal expectancy in favor of licensees that have complied with their regulatory obligations during the relevant license period, there can be no assurance that all of the Company's licenses will be renewed in due course. In the event that a license is not renewed, the Company would no longer have the right to operate in the relevant service area. The non-renewal of licenses could have a material adverse effect on the Company's results of operations. See "Business of the Company--Regulation."

FLUCTUATIONS IN MARKET VALUE OF LICENSES

    A substantial portion of the Company's assets consists of its interests in cellular licenses. The assignment of interests in such licenses is subject to prior FCC approval and may also be subject to contractual restrictions, future competition and the relative supply and demand for radio spectrum. The future value of the Company's interests in its cellular licenses will depend significantly upon the success of the Company's business. While there is a current market for the Company's licenses, such a market may not exist in the future or the values obtainable may be significantly lower than at present. As a consequence, in the event of the liquidation or sale of the Company's assets, there can be no assurance that the proceeds would be sufficient to pay the Company's obligations, and a significant reduction in the value of the licenses could require a charge to the Company's results of operations.

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK

    The Company currently uses the registered service mark CELLULARONE-Registered Trademark- to market its services. The Company's use of this service mark is, and has historically been, governed by separate five-year contracts between the Company and Cellular One Group, the owner of the service mark, for each of the markets in which the Company operates. Such contracts currently in effect expire at different times, ranging from April 18, 1999 to June 9, 2003. If for some reason beyond the Company's control, the name CELLULARONE-Registered Trademark- were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially affected. AT&T Wireless Services, Inc., which has been the single largest user of the CELLULARONE-Registered Trademark-service mark, has significantly reduced its use of the service mark as a primary service mark, as has Centennial Cellular. There can be no assurance that such reduction in use by any of such parties will not have an adverse effect on the marketing appeal of the brand name.

DEPENDENCE ON KEY PERSONNEL

    The Company's affairs are managed by a small number of key management and operating personnel, the loss of whom could have an adverse impact on the Company. The success of the Company's operations and expansion strategy depends on its ability to retain and to expand its staff of qualified personnel in the future.

RADIO FREQUENCY EMISSION CONCERNS

    Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to certain types of cancer. In addition, recently a limited number of lawsuits have been brought, not involving the Company, alleging a connection between cellular telephone use and certain types of cancer. Concerns over RF emissions and interference may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon the Company's business. As required by the Telecom Act, in August 1996, the FCC adopted new guidelines and methods for evaluating RF emissions from radio equipment, including cellular telephones. While the new guidelines impose more restrictive standards on RF emissions from low power devices such as portable cellular telephones, the

Company believes that all cellular telephones currently marketed and in use comply with the new standards.

    The Company carries $4.0 million in general liability insurance and $25.0 million in umbrella liability coverage. This insurance would cover (subject to coverage limits) any liability suits with respect to human exposure to radio frequency emissions.

FRAUDULENT CONVEYANCE STATUTES

    Various laws enacted for the protection of creditors may apply to the Company's incurrence of indebtedness and other obligations in connection with the Acquisition, including the issuance of the Notes. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company that the Company did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, the Company (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining in the Company constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company.

    The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company's management believes that, after giving effect to indebtedness incurred in connection with the Offering, the Company will not be rendered insolvent, it will have sufficient capital for the businesses in which it was not engaged and it will be able to pay its debts as they mature; however, management has not obtained any independent opinion regarding such issues. There can be no assurance as to what standard a court would apply in making such determinations.

EQUIPMENT FAILURE; NATURAL DISASTER

    Although the Company carries "business interruption" insurance, a major equipment failure or a natural disaster affecting any one of the Company's central switching offices or certain of its cell sites could have a significant adverse effect on the Company's operations.

LACK OF PUBLIC MARKET

    The Notes are new securities for which there currently is no market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active trading market for the Notes will develop. If a trading market develops for the Notes, future trading prices of such securities will depend on many factors, including prevailing interest rates, the Company's results of operations and financial condition and the market for similar securities.

YEAR 2000

    The Company and its consultants have reviewed the possible effect of the Year 2000 on the computer systems currently in use, including the software that is an integral part of the Company's switches and the related billing information. Preliminary estimates indicate that the costs for Year 2000 compliance will be less than $2 million; however, the Company is unable to predict whether its third-party billing provider or its principal sources of puchased or leased cellular equipment have made sufficient modifications to address the potential problems of the Year 2000 software shortcomings on their computer systems. Any additional costs of this nature, to the extent they are passed on to the Company or affect or delay the Company's business, bill collection or cellular equipment installation, could have a material adverse effect upon the Company's business or results of operations.

                             THE PALMER ACQUISITION

    Prior to the Merger described below, Holdings had no assets, liabilities or operations other than the proceeds from the issuance of the 13 1/2% Holdings Notes and liabilities with respect thereto.

    On May 23, 1997, PCC, PCW and Palmer entered into the Merger Agreement. The Merger Agreement provided, among other things, for the Merger of PCW with and into Palmer with Palmer as the surviving corporation. On October 6, 1997, the Merger was consummated and Palmer changed its name to "Price Communications Wireless, Inc." Pursuant to the Merger Agreement, PCC acquired each issued and outstanding share of common stock of Palmer for a purchase price of $17.50 per share in cash and purchased outstanding options and rights under employee and director stock purchase plans for an aggregate price of $486.4 million. In addition, as a result of the Merger, PCW assumed all outstanding indebtedness of Palmer of approximately $378.0 million ("Palmer Existing Indebtedness"), making the aggregate purchase price for Palmer (including transaction fees and expenses) approximately $880.0 million. PCW refinanced all of the Palmer Existing Indebtedness concurrently with the consummation of the Merger.

    PCW entered into the Fort Myers Sale Agreement to sell Palmer's Fort Myers, Florida MSA covering approximately 382,000 Pops for $168.0 million. On October 6, 1997, the Fort Myers Sale was consummated, and generated proceeds to the Company of approximately $166.0 million. The proceeds of the Fort Myers Sale were used to fund a portion of the acquisition of Palmer.

    On October 21, 1997, PCC and PCW entered into the Georgia Sale Agreement which provided for the sale by PCW, for approximately $25.0 million, of substantially all of the assets of the non-wireline cellular telephone system serving the Georgia-l RSA, including the FCC licenses to operate Georgia-1. The sale of the assets of Georgia-1 was consummated on December 30, 1997 and generated proceeds to the Company of approximately $24.2 million. A portion of the proceeds from the Georgia Sale were used to retire a portion of the debt used to fund the acquisition of Palmer.

    In order to fund the Acquisition and pay related fees and expenses, PCW issued $175.0 million aggregate principal amount of 11 3/4% PCW Notes and entered into a syndicated senior loan facility providing for term loan borrowings in the aggregate principal amount of $325.0 million and revolving loan borrowings of $200.0 million (the "Credit Facility"). On October 6, 1997, PCW borrowed all term loans available thereunder and approximately $120.0 million of revolving loans. The Credit Facility was retired on June 16, 1998 with the net proceeds from the PCW Offering.

    The Acquisition was also funded in part through a $44.0 million equity contribution from PCC which was in the form of cash and common stock of Palmer. Approximately $46.5 million of the purchase price for the Acquisition was raised out of the proceeds from the issuance and sale for $80.0 million of units consisting of $153.4 million principal amount at maturity of the 13 1/2% Holdings Notes and Warrants to purchase PCC Shares. See "Description of the
13 1/2% Holdings Notes."

    The Company has the right to redeem all or part of the 13 1/2% Holding Notes on or after August 1, 1998 at a redemption price equal to 120% of the accreted value thereof, including accrued and unpaid interest, if the closing price of the PCC Shares equals or exceeds certain specified prices for the ten consecutive trading days prior to the redemption date ($7.68 per share during the period from August 1, 1998 to July 31, 1999). It is a condition to the closing of this Offering that the Company redeem the 13 1/2% Holding Notes concurrently with the issuance of the Notes. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes, after deducting expenses of the Offering, are estimated to be approximately $146.0 million. $91.0 million of the net proceeds (plus an additional $18.2 million which represents the 20% premium required on early redemption based upon the accreted value as of August 1, 1998) will be used by the Company to redeem all of the outstanding 13 1/2% Holdings Notes on August 1, 1998. The remaining $36.8 million of net proceeds will be used for general corporate purposes, including acquisitions.

    The 13 1/2% Holdings Notes were issued in connection with the acquisition of Palmer. See "The Palmer Acquisition." The remaining $29.5 million of net proceeds from the issuance of the 13 1/2% Holdings Notes were used to repurchase outstanding shares of PCC preferred stock and warrants to purchase PCC Shares. The 13 1/2% Holdings Notes mature on August 1, 2007 and were issued at a discount which represents a yield to maturity of 13 1/2% per annum. Holdings has the right to redeem all or part of the 13 1/2% Notes on or after August 1, 1998 at a redemption price equal to 120% of the accreted value thereof, including accrued and unpaid interest, if any, if the closing price of the PCC Shares equals or exceeds certain specified prices for the ten consecutive trading days prior to the redemption date ($7.68 per share during the period from August 1, 1998 to July 31, 1999). It is a condition to the closing of this Offering that the Company redeem the 13 1/2% Holdings Notes concurrently with the issuance of the Notes. See "Description of the 13 1/2% Holdings Notes."

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1998 and as adjusted to reflect the Offering and the PCW Offering, in each case, including the application of the net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and notes thereto, included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Palmer Acquisition," as well as the financial statements and notes thereto of PCC which are incorporated by reference herein.

                                                                                            AS OF MARCH 31, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Cash.....................................................................................  $    7,823   $ 134,044
                                                                                           ----------  -----------
                                                                                           ----------  -----------

Long-term debt (including current portion):
  Borrowings outstanding under Credit Facility...........................................     425,900          --
  9 1/8% Senior Secured Notes due 2006...................................................          --     525,000
  11 3/4% PCW Notes due 2007.............................................................     175,000     175,000
  Senior Exchangeable Payable-in-Kind Notes due 2008.....................................          --     150,000
  13 1/2% Senior Secured Discount Notes due 2007.........................................      83,000          --
                                                                                           ----------  -----------
    Total long-term debt.................................................................     683,900     850,000

Stockholder's equity:
  Common Stock, $0.01 par value per share, 100 shares authorized, issued and outstanding
    actual and pro forma.................................................................          --          --
  Additional paid-in capital.............................................................      44,015      44,015
  Accumulated deficit....................................................................     (15,423)    (48,097)
                                                                                           ----------  -----------
    Total stockholder's equity (deficit).................................................      28,592      (4,082)
                                                                                           ----------  -----------
    Total capitalization.................................................................  $  712,492   $ 845,918
                                                                                           ----------  -----------
                                                                                           ----------  -----------

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated balance sheet of PCC and Holdings as of March 31, 1998 gives effect to the Offering and the PCW Offering as if the Offerings had occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the three month period ended March 31, 1998 of PCC and Holdings give effect to the following transactions as if they occurred at the beginning of the relevant period:

        (i) The Acquisition of Palmer. On October 6, 1997, Holdings acquired Palmer, with Palmer as the surviving corporation. Pursuant to the Merger Agreement, PCC acquired each issued and outstanding share of common stock of Palmer for a purchase price of $17.50 per share in cash and purchased outstanding options and rights under employee and director stock purchase plans for an aggregate price of $486.4 million. In addition, the Company assumed the Palmer Existing Indebtedness. As a result, the aggregate purchase price was approximately $880.0 million. See "The Palmer Acquisition." The Acquisition was recorded pursuant to the purchase method of accounting. The excess of cost over the fair value of Palmer's assets and liabilities has been allocated to the FCC licenses. Certain of the acquired assets related to the Fort Myers and Georgia operations were sold pursuant to the Fort Myers and Georgia-1 Sales. See "The Palmer Acquisition." These assets have been assigned values based on the net proceeds from such sales.

        (ii) The Fort Myers Sale (the proceeds of which were used to pay a portion of the Palmer Existing Indebtedness). On October 6, the Fort Myers Sale was consummated and generated proceeds of approximately $166.0 million.

        (iii) The Georgia-1 Sale. On December 30, 1997, the Company sold substantially all of the assets used or useful in the operation of the non-wireline cellular telephone system serving Georgia-1. A portion of the $25.0 million in proceeds was used to retire a portion of the debt used to fund the acquisition of Palmer.

        (iv) The following transactions represent the proceeds raised for the acquisition of Palmer:

           1.  The issuance and sale by PCW of the 11 3/4% PCW Notes.

           2. The financing of PCW under the Credit Facility, which provides for term loan borrowings in the aggregate principal amount of $325.0 million and revolving loan borrowings of $200.0 million. On October 6, 1997, PCW borrowed all term loans available thereunder and approximately $120.0 million of revolving loans. In June 1998, PCW used the net proceeds of the PCW Offering to retire amounts outstanding under the Credit Facility.

           3. The issuance and sale by Holdings of 153,400 Units in the Holdings Offering. The Units consisted of $153.4 million in aggregate principal amount at maturity of the 13 1/2% Holdings Notes, together with Warrants to purchase 1,030,656 shares of PCC Shares.

           4. The PCC Equity Contribution, a $44.0 million contribution from PCC in the form of cash and common stock of Palmer, was contributed by PCC to fund a portion of the acquisition of Palmer.

        (v) The sale of the PCW Secured Notes in the PCW Offering, at an interest rate of 9 1/8%, including application of approximately $426.6 million of the net proceeds to retire the outstanding indebtedness under the Credit Facility, including accrued interest, which amounts were outstanding as of March 31, 1998.

        (vi) The sale of the Notes in the Offering, at an assumed interest rate of 10 1/2%.

        (vii) The repayment of the 13 1/2% Holdings Notes.

    The unaudited pro forma condensed consolidated financial statements have been prepared by management of PCC and Holdings. The unaudited pro forma data is not designed to represent and does not represent what the results of operations or financial position of PCC and Holdings would have been had the above transactions been completed on or as of the dates assumed, and are not intended to project results of operations of PCC and Holdings for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited consolidated financial statements and notes of PCC and Holdings, included elsewhere in this Prospectus.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998

                                 (IN THOUSANDS)

                                                                       PRO FORMA        PRO FORMA
                                                                    ADJUSTMENTS FOR  ADJUSTMENTS FOR   PRO FORMA
                                                          PCC        PCW OFFERING     THE OFFERING        PCC
                                                      ------------  ---------------  ---------------  ------------
ASSETS
Current assets:
Cash and cash equivalents...........................  $      8,629         81,421(a)   $    44,800(g) $    134,850
Accounts receivable, net............................        18,478                                          18,478
Investment Securities:
Available-for-sale securities.......................        33,512                                          33,512
Inventory...........................................         2,005                                           2,005
Deferred income taxes...............................         4,807                                           4,807
Prepaid expenses and other current assets...........         2,234                                           2,234
                                                      ------------  ---------------  ---------------  ------------
Total current assets................................        69,665         81,421           44,800         195,886
Property, plant and equipment, net..................       147,112                                         147,112
Cellular licenses, net..............................       911,923                                         911,923
Other intangible assets (net) and other assets......        23,866          4,802(b)        (1,026)(i)       27,642
                                                      ------------  ---------------  ---------------  ------------
Total assets........................................  $  1,152,566    $    86,223      $    43,774    $  1,282,563
                                                      ------------  ---------------  ---------------  ------------
                                                      ------------  ---------------  ---------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses...............  $     40,238    $      (679)(d)                 $     39,559
Current portion of long-term debt...................         2,250         (2,250)(c)                           --
Other current liabilities...........................         4,578                                           4,578
                                                      ------------  ---------------  ---------------  ------------
Total current liabilities...........................        47,066         (2,929)                          44,137
Long-term debt......................................       681,624        101,350(e)        67,000(j)      849,974
Accrued income taxes long-term......................        48,571                                          48,571
Deferred taxes (1)..................................       306,359                                         306,359
Other long-term liabilities.........................         7,812                                           7,812
                                                      ------------  ---------------  ---------------  ------------
Total liabilities...................................     1,091,432         98,421           67,000       1,256,853
Redeemable preferred stock..........................            35                                              35
Stockholders' equity................................        61,099        (12,198)(f)       (23,226)(l)       25,675
                                                      ------------  ---------------  ---------------  ------------
Total liabilities and stockholders' equity..........  $  1,152,566    $    86,223      $    43,774    $  1,282,563
                                                      ------------  ---------------  ---------------  ------------
                                                      ------------  ---------------  ---------------  ------------

------------------------

(l) This accounting line represents the future tax consequences, if any, attributable to the currently reported differences between the financial statement carrying amounts of existing assets and their tax bases. These assets (largely intangibles) will be amortized by the Company and offset against this deferred tax balance without any cash consequences. This amount less the amortization would become due only if the assets are sold by the Company in a taxable transaction.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998

                                 (IN THOUSANDS)

                                                                       PRO FORMA        PRO FORMA
                                                                    ADJUSTMENTS FOR  ADJUSTMENTS FOR   PRO FORMA
                                                      COMPANY        PCW OFFERING     THE OFFERING      COMPANY
                                                      ------------  ---------------  ---------------  ------------
ASSETS
Current assets:
Cash and cash equivalents...........................  $      7,823         81,421(a)   $    44,800(g) $    134,044
Accounts receivable, net............................        18,477                                          18,477
Inventory...........................................         2,005                                           2,005
Deferred income taxes...............................         4,807                                           4,807
Prepaid expenses and other current assets...........         1,848                                           1,848
                                                      ------------  ---------------  ---------------  ------------
Total current assets................................        34,960         81,421           44,800         161,181
Property, plant and equipment, net..................       147,003                                         147,003
Cellular licenses, net..............................       911,923                                         911,923
Other intangible assets (net) and other assets......        18,899          4,802(b)         1,724(h)       25,425
                                                      ------------  ---------------  ---------------  ------------
Total assets........................................  $  1,112,785    $    86,223      $    46,524    $  1,245,532
                                                      ------------  ---------------  ---------------  ------------
                                                      ------------  ---------------  ---------------  ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable and accrued expenses...............  $     32,999           (679)(d)   $             $     32,320
Current portion of long-term debt...................         2,250         (2,250)(c)                           --
Other current liabilities...........................         4,578                                           4,578
                                                      ------------  ---------------  ---------------  ------------
Total current liabilities...........................        39,827         (2,929)                          36,898
Long-term debt......................................       681,624        101,350(e)        67,000(j)      849,974
Accrued income taxes long-term......................        48,571                                          48,571
Deferred taxes (1)..................................       306,359                                         306,359
Other long-term liabilities.........................         7,812                                           7,812
                                                      ------------  ---------------  ---------------  ------------
Total liabilities...................................     1,084,193         98,421           67,000       1,249,614
Stockholder's equity (deficit)......................        28,592        (12,198)(f)       (20,476)(k)       (4,082)
                                                      ------------  ---------------  ---------------  ------------
Total liabilities and stockholder's equity
  (deficit).........................................  $  1,112,785    $    86,223      $    46,524    $  1,245,532
                                                      ------------  ---------------  ---------------  ------------
                                                      ------------  ---------------  ---------------  ------------

------------------------

(1) This accounting line represents the future tax consequences, if any, attributable to the currently reported differences between the financial statement carrying amounts of existing assets and their tax bases. These assets (largely intangibles) will be amortized by the Company and offset against this deferred tax balance without any cash consequences. This amount less the amortization would become due only if the assets are sold by the Company in a taxable transaction.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

    For purposes of determining the pro forma effect of the transactions described above on the condensed consolidated balance sheet of Holdings and PCC as of March 31, 1998, the following adjustments have been made:

(A)        CASH AND CASH EQUIVALENTS
           Proceeds from the PCW 9 1/8% Senior Secured Notes due 2006...................  $ 525,000
           Cash used to pay estimated transaction fees and expenses.....................    (17,000)
           Cash used to pay accrued interest on Credit Facility.........................       (679)
           Cash used to retire outstanding indebtedness under the Credit Facility,
             including current portion..................................................   (425,900)
                                                                                          ---------
                                                                                          $  81,421
                                                                                          ---------
                                                                                          ---------
(B)        OTHER INTANGIBLE AND OTHER ASSETS, NET
           Write-off of unamortized deferred finance fees related to Credit Facility....  $ (10,198)
           Estimated fees and expenses related to the PCW Offering......................     15,000
                                                                                          ---------
                                                                                          $   4,802
                                                                                          ---------
                                                                                          ---------
(C)        CURRENT PORTION OF LONG-TERM DEBT
           Payment of current portion of long-term debt from proceeds of the PCW
             Offering...................................................................  $  (2,250)
                                                                                          ---------
                                                                                          ---------
(D)        OTHER CURRENT LIABILITIES
           Payment of accrued interest on Credit Facility from proceeds of the PCW
             Offering...................................................................  $    (679)
                                                                                          ---------
                                                                                          ---------
(E)        LONG-TERM DEBT
           The PCW 9 1/8% Senior Secured Notes due 2006.................................  $ 525,000
           Repayment of Credit Facility.................................................   (423,650)
                                                                                          ---------
                                                                                          $ 101,350
                                                                                          ---------
                                                                                          ---------
(F)        STOCKHOLDER'S EQUITY
           Write-off of existing unamortized deferred financing fees related to the
             Credit Facility............................................................  $ (10,198)
           Expenses related to cancellation of interest swap and cap contracts..........     (2,000)
                                                                                          ---------
                                                                                          $ (12,198)
                                                                                          ---------
                                                                                          ---------
(G)        CASH AND CASH EQUIVALENTS
           Proceeds from 10 1/2% Senior Exchangeable PIK Notes due 2008.................  $ 150,000
           Repayment of 13 1/2% Holdings Notes as of March 31, 1998.....................    (83,000)
           Cash used to pay 20% premium on redemption of 13 1/2% Holdings Notes. The premium is based upon the accreted value of the 13 1/2% Holdings Notes at
             August 1, 1998 (approximately $91.0 million), the earliest date permitted
             for redemption.............................................................    (18,200)
           Cash used to pay estimated transaction fees and expenses.....................     (4,000)
                                                                                          ---------
                                                                                          $  44,800
                                                                                          ---------
                                                                                          ---------
(H)        OTHER INTANGIBLE ASSETS, NET - HOLDINGS
           Estimated fees and expenses in connection with the offering..................  $   4,000
           Write-off of existing unamortized deferred financing fees related to the
             13 1/2% Holdings Notes.....................................................     (2,276)
                                                                                          ---------
                                                                                          $   1,724
                                                                                          ---------
                                                                                          ---------

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

(I)        OTHER INTANGIBLE ASSETS, NET - PCC
           Write-off of existing unamortized deferred financing fees related to the
             13 1/2% Holdings Notes on books of PCC.....................................  $  (2,750)
           Holdings' Other Intangible Assets (Note h)...................................      1,724
                                                                                          ---------
                                                                                          $  (1,026)
                                                                                          ---------
                                                                                          ---------
(J)        LONG-TERM DEBT
           Senior Exchangeable PIK Notes due 2008.......................................  $ 150,000
           Repayment of 13 1/2% Holdings Notes..........................................    (83,000)
                                                                                          ---------
                                                                                          $  67,000
                                                                                          ---------
                                                                                          ---------
(K)        STOCKHOLDER'S EQUITY - HOLDINGS
           Write-off of existing unamortized deferred financing fees related to the
             13 1/2% Holdings Notes.....................................................  $  (2,276)
           20% premium on redemption of 13 1/2% Holdings Notes (based upon accreted
             value as of August 1, 1998)................................................    (18,200)
                                                                                          ---------
                                                                                          $ (20,476)
                                                                                          ---------
                                                                                          ---------
(L)        STOCKHOLDERS' EQUITY - PCC
           Write-off of existing unamortized deferred financing fees related to the
             13 1/2% Holdings Notes on books of PCC.....................................  $  (2,750)
           Holdings' stockholder's equity (Note k)......................................    (20,476)
                                                                                          ---------
                                                                                          $ (23,226)
                                                                                          ---------
                                                                                          ---------

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                  PRO FORMA      PRO FORMA
                                                                 ADJUSTMENTS    ADJUSTMENTS
                                                                   FOR THE        FOR THE                              PRO FORMA
                                                                 FORT MYERS     ACQUISITION                           ADJUSTMENT
                                                FORT MYERS        SALE AND        AND THE                               FOR THE
                                                 SALE AND         GEORGIA-1       RELATED      PALMER AS                  PCW
                                 PALMER(1)   GEORGIA-1 SALE(2)      SALE         FINANCING     ADJUSTED     PCC(3)     OFFERING
                                -----------  -----------------  -------------  -------------  -----------  ---------  -----------
Revenues......................   $ 141,736       $  23,980        $              $             $ 117,756   $  43,713   $
Cost and expenses:
Cost of cellular
  service/operating
  expenses....................      23,301           4,395                                        18,906       5,978
Cost of equipment.............      16,112           3,102                                        13,010       5,259
Selling, general and
  administrative..............      41,014           5,836            2,440(a)                    37,618      16,750
Depreciation and
  amortization................      25,498           2,521                           8,930(c)     31,907      11,107
                                -----------        -------      -------------  -------------  -----------  ---------  -----------
Operating income (loss).......      35,811           8,126           (2,440)        (8,930)       16,315       4,619
Other income (expense):
Interest income (expense)
  (net).......................     (24,467)            332                         (23,375)(d)    (48,174)   (20,063)    (12,341)(f)
Other, net....................         208               1                                           207        1400
                                -----------        -------      -------------  -------------  -----------  ---------  -----------
Total other income
  (expense)...................     (24,259)            333                         (23,375)      (47,967)    (18,663)    (12,341)
Minority interest share of
  income......................      (1,310)                                                       (1,310)       (414)
                                -----------        -------      -------------  -------------  -----------  ---------  -----------
Income (loss) before income
  tax expense.................      10,242           8,459           (2,440)       (32,305)      (32,962)    (14,458)    (12,341)
Income tax expense
  (benefit)(4)................       4,153           3,430             (988) (b)   (11,958)(e)   (12,223)     (5,509)     (4,653)(i)
                                -----------        -------      -------------  -------------  -----------  ---------  -----------
Net income (loss).............   $   6,089       $   5,029        $  (1,452)     $ (20,347)    $ (20,739)  $  (8,949)  $  (7,688)
                                -----------        -------      -------------  -------------  -----------  ---------  -----------
                                -----------        -------      -------------  -------------  -----------  ---------  -----------
Per share data:
Basic and diluted (loss)
  earnings per share..........                                                                             $    (.91)
                                                                                                           ---------
                                                                                                           ---------
Weighted average shares
  outstanding.................                                                                             9,812,905
                                                                                                           ---------
                                                                                                           ---------
Deficiency of earnings to
  fixed charges...............


                                 PRO FORMA
                                ADJUSTMENT
                                  FOR THE     PRO FORMA
                                 OFFERING        PCC
                                -----------  -----------
Revenues......................   $            $ 161,469
Cost and expenses:
Cost of cellular
  service/operating
  expenses....................                   24,884
Cost of equipment.............                   18,269
Selling, general and
  administrative..............                   54,368
Depreciation and
  amortization................                   43,014
                                -----------  -----------
Operating income (loss).......                   20,934
Other income (expense):
Interest income (expense)
  (net).......................      (4,554)(h)  (85,132)
Other, net....................          --        1,607
                                -----------  -----------
Total other income
  (expense)...................      (4,554)     (83,525)
Minority interest share of
  income......................          --       (1,724)
                                -----------  -----------
Income (loss) before income
  tax expense.................      (4,554)     (64,315)
Income tax expense
  (benefit)(4)................      (1,717)(i)  (24,102)
                                -----------  -----------
Net income (loss).............   $  (2,837)   $ (40,213)
                                -----------  -----------
                                -----------  -----------
Per share data:
Basic and diluted (loss)
  earnings per share..........                $   (4.10)
                                             -----------
                                             -----------
Weighted average shares
  outstanding.................                9,812,905
                                             -----------
                                             -----------
Deficiency of earnings to
  fixed charges...............                $ (40,213)
                                             -----------
                                             -----------

------------------------

(1) Includes the results and operations of Palmer for the nine months ended September 30, 1997. The Company purchased Palmer on October 6, 1997.

(2) Represents the elimination of the operating results of the Fort Myers and Georgia-1 operations for the nine months ended September 30, 1997. These operations were sold in the fourth quarter of 1997. The amounts are net of the operating results for one month of the GA-13 RSA operations acquired by Palmer on January 31, 1997.

(3) Includes the results of operations after the Acquisition (the period October 1, 1997 through December 31, 1997).

(4) Calculated using an effective tax rate of approximately 38%.

          PRICE COMMUNICATIONS CELLULAR HOLDINGS INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                PRO FORMA      PRO FORMA
                                                               ADJUSTMENTS    ADJUSTMENTS
                                                                 FOR THE        FOR THE                                PRO FORMA
                                                               FORT MYERS     ACQUISITION                             ADJUSTMENT
                                              FORT MYERS        SALE AND        AND THE                                 FOR THE
                                               SALE AND         GEORGIA-1       RELATED      PALMER AS                    PCW
                               PALMER(1)   GEORGIA-1 SALE(2)      SALE         FINANCING     ADJUSTED    HOLDINGS(3)   OFFERING
                              -----------  -----------------  -------------  -------------  -----------  -----------  -----------
Revenues....................   $ 141,736       $  23,980        $              $             $ 117,756    $  43,713    $
Cost and expenses:
Cost of cellular service/
  operating expenses........      23,301           4,395                                        18,906        5,978
Cost of equipment...........      16,112           3,102                                        13,010        5,259
Selling, general and
  administrative............      41,014           5,836            2,440(a)                    37,618       12,805
Depreciation and
  amortization..............      25,498           2,521                           8,930(c)     31,907       11,055
                              -----------        -------      -------------  -------------  -----------  -----------  -----------
Operating income (loss).....      35,811           8,126           (2,440)        (8,930)       16,315        8,616
Other income (expense):
Interest income (expense)
  (net).....................     (24,467)            332                         (23,375)(d)    (48,174)    (22,198)     (12,341)(f)
Other, net..................         208               1                                           207           15
                              -----------        -------      -------------  -------------  -----------  -----------  -----------
Total other income
  (expense).................     (24,259)            333                         (23,375)      (47,967)     (22,183)     (12,341)
Minority interest share of
  income....................      (1,310)                                                       (1,310)        (414)
                              -----------        -------      -------------  -------------  -----------  -----------  -----------
Income (loss) before income
  tax expense...............      10,242           8,459           (2,440)       (32,305)      (32,962)     (13,981)     (12,341)
Income tax expense
  (benefit)(4)..............       4,153           3,430             (988) (b)   (11,958)(e)   (12,223)      (5,129)      (4,653)(g)
                              -----------        -------      -------------  -------------  -----------  -----------  -----------
Net income (loss)...........   $   6,089       $   5,029        $  (1,452)     $ (20,347)    $ (20,739)   $  (8,852)   $  (7,688)
                              -----------        -------      -------------  -------------  -----------  -----------  -----------
                              -----------        -------      -------------  -------------  -----------  -----------  -----------
Deficiency of earnings to
  fixed charges.............


                               PRO FORMA
                              ADJUSTMENT
                                FOR THE     PRO FORMA
                               OFFERING     HOLDINGS
                              -----------  -----------
Revenues....................   $            $ 161,469
Cost and expenses:
Cost of cellular service/
  operating expenses........                   24,884
Cost of equipment...........                   18,269
Selling, general and
  administrative............                   50,423
Depreciation and
  amortization..............                   42,962
                              -----------  -----------
Operating income (loss).....                   24,931
Other income (expense):
Interest income (expense)
  (net).....................      (4,554)(h)  (87,267)
Other, net..................          --          222
                              -----------  -----------
Total other income
  (expense).................      (4,554)     (87,045)
Minority interest share of
  income....................          --       (1,724)
                              -----------  -----------
Income (loss) before income
  tax expense...............      (4,554)     (63,838)
Income tax expense
  (benefit)(4)..............      (1,717)(i)  (23,722)
                              -----------  -----------
Net income (loss)...........   $  (2,837)   $ (40,116)
                              -----------  -----------
                              -----------  -----------
Deficiency of earnings to
  fixed charges.............                $ (40,116)
                                           -----------
                                           -----------

------------------------

(1) Includes the results and operations of Palmer for the nine months ended September 30, 1997. The Company purchased Palmer on October 6, 1997.

(2) Represents the elimination of the operating results of the Fort Myers and Georgia-1 operations for the nine months ended September 30, 1997. These operations were sold in the fourth quarter of 1997. The amounts are net of the operating results for one month of the GA-13 RSA operations acquired by Palmer on January 31, 1997.

(3) Include the results of operations after the Acquisition (the period October 1, 1997 through December 31, 1997).

(4) Calculated using an effective tax rate of approximately 38%.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                 (IN THOUSANDS)

                                                                        PRO FORMA
                                                                       ADJUSTMENT    PRO FORMA
                                                                         FOR THE    ADJUSTMENT
                                                                           PCW        FOR THE     PRO FORMA
                                                              PCC       OFFERING     OFFERING        PCC
                                                           ----------  -----------  -----------  -----------
Revenues.................................................  $   43,275   $            $            $  43,275
Cost and expenses:
Cost of cellular service/operating expenses..............       6,751                                 6,751
Cost of equipment........................................       5,496                                 5,496
Selling, general and administrative......................      12,341                                12,341
Depreciation and amortization............................      12,017                                12,017
                                                           ----------  -----------  -----------  -----------
Operating income (loss)..................................       6,670                                 6,670
Other income (expense):
Interest expense (net)...................................     (17,254)     (2,331)(f)   (1,052)(h)  (20,637)
Other, net...............................................         183          --                       183
                                                           ----------  -----------  -----------  -----------
Total other income (expense).............................     (17,071)     (2,331)      (1,052)     (20,454)
Minority interest share of income........................        (460)         --                      (460)
                                                           ----------  -----------  -----------  -----------
Income (loss) before income tax expense..................     (10,861)     (2,331)      (1,052)     (14,244)
Income tax expense (benefit).............................      (4,016)       (856)(g)     (397)(i)   (5,269)
                                                           ----------  -----------  -----------  -----------
Net income (loss)........................................  $   (6,845)  $  (1,475)   $    (655)   $  (8,975)
                                                           ----------  -----------  -----------  -----------
                                                           ----------  -----------  -----------  -----------
Deficiency of earnings to fixed charges..................                                         $  (8,975)
                                                                                                 -----------
                                                                                                 -----------

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                 (IN THOUSANDS)

                                                                           PRO FORMA
                                                                          ADJUSTMENT    PRO FORMA
                                                                            FOR THE    ADJUSTMENT
                                                                              PCW        FOR THE    PRO FORMA
                                                               HOLDINGS    OFFERING     OFFERING     HOLDINGS
                                                             -----------  -----------  -----------  ----------
Revenues...................................................   $  43,275    $            $           $   43,275
Cost and expenses:
Cost of cellular service/operating expenses................       6,751                                  6,751
Cost of equipment..........................................       5,496                                  5,496
Selling, general and administrative........................      11,717                                 11,717
Depreciation and amortization..............................      11,928                                 11,928
                                                             -----------  -----------  -----------  ----------
Operating income (loss)....................................       7,383                                  7,383
Other income (expense):
Interest expense (net).....................................     (17,285)      (2,331)(f)   (1,052)(h)  (20,668)
Other, net.................................................         (37)          --                       (37)
                                                             -----------  -----------  -----------  ----------
Total other income (expense)...............................     (17,322)      (2,331)      (1,052)     (20,705)
Minority interest share of income..........................        (460)          --                      (460)
                                                             -----------  -----------  -----------  ----------
Income (loss) before income tax expense....................     (10,399)      (2,331)      (1,052)     (13,782)
Income tax expense (benefit)...............................      (3,828)        (856)(g)     (397)(i)   (5,081)
                                                             -----------  -----------  -----------  ----------
Net income (loss)..........................................   $  (6,571)   $  (1,475)   $    (655)  $   (8,701)
                                                             -----------  -----------  -----------  ----------
                                                             -----------  -----------  -----------  ----------
Deficiency of earnings to fixed charges....................                                         $   (8,701)
                                                                                                    ----------
                                                                                                    ----------

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

    For purposes of determining the pro forma effect of the transactions described above on the condensed consolidated statements of operations of PCC and Holdings for the three months ended March 31, 1998 and the year ended December 31, 1997, the following adjustments have been made:

                                                                                         FOR THE
                                                                                         PERIOD
                                                                                          ENDED        FOR THE YEAR
                                                                                        MARCH 31,          ENDED
                                                                                          1998       DECEMBER 31, 1997
                                                                                      -------------  -----------------
(a)        SELLING, GENERAL AND ADMINISTRATIVE
           Represents a portion of the operating expenses charged to Fort Myers and
             Georgia-1 operations by Palmer which might not be eliminated upon the
             Fort Myers Sale and the Georgia-1 Sale.................................    $      --        $   2,440
                                                                                      -------------       --------
                                                                                      -------------       --------
(b)        INCOME TAX BENEFIT
           Represents the tax impact of the adjustment to selling general and
             administrative expenses indicated above                                    $      --        $    (988)
                                                                                      -------------       --------
                                                                                      -------------       --------
(c)        DEPRECIATION AND AMORTIZATION
           Represents the excess of the purchase price over the historical cost of the assets acquired allocated to FCC licenses and amortized over 40
             years for nine months..................................................    $      --        $   8,930
                                                                                      -------------       --------
                                                                                      -------------       --------
(d)        INTEREST EXPENSE, NET
           Interest expense on $425 million of Indebtedness under the Credit
             Facility at an assumed interest rate of 8 1/2% per annum...............    $      --        $  36,125
           Interest expense on $175 million of the 11 3/4% PCW Notes at an interest
             rate of 11 3/4% per annum..............................................           --           20,563
           Interest expense on $80 million of the 13 1/2% Holdings Notes at an
             interest rate of 13 1/2%...............................................           --           10,617
           Interest expense related to the accretion of 13 1/2% Holdings Notes due
             to Warrant value*......................................................           --              579
           Represents current amortization expense related to deferred debt
             financing costs........................................................           --            2,156
           Elimination of previously recorded interest expense for Palmer (9
             months)................................................................           --          (24,467)
           Elimination of previously recorded interest expense for the Company
             (3 months).............................................................                       (22,198)
                                                                                      -------------       --------
                                                                                        $      --        $  23,375
                                                                                      -------------       --------
                                                                                      -------------       --------
(e)        INCOME TAX EXPENSE (BENEFIT)
           To record deferred tax benefit resulting from the amortization of the acquired FCC licenses and the additional benefit arising from the pro
             forma adjustments......................................................    $      --        $ (11,958)
                                                                                      -------------       --------
                                                                                      -------------       --------
(f)        INTEREST EXPENSE, NET
           To record interest for the PCW Offering at an interest rate of 9 1/8%....    $  11,977        $  47,906
           Less interest previously reflected as pro forma adjustment related to the
             Credit Facility........................................................       (9,786)         (36,125)
                                                                                      -------------       --------
           Net adjustment related to the PCW Offering...............................        2,191           11,781
           To record additional amortization of deferred financing costs associated
             with the PCW Offering..................................................          140              560
                                                                                      -------------       --------
                                                                                        $   2,331        $  12,341
                                                                                      -------------       --------
                                                                                      -------------       --------
(g)        INCOME TAX EXPENSE (BENEFIT)
           To record tax benefit arising from the pro forma adjustments regarding
             the PCW Offering.......................................................    $    (856)       $  (4,653)
                                                                                      -------------       --------
                                                                                      -------------       --------

                                                                                         FOR THE
                                                                                         PERIOD
                                                                                          ENDED        FOR THE YEAR
                                                                                        MARCH 31,          ENDED
                                                                                          1998       DECEMBER 31, 1997
                                                                                      -------------  -----------------
(h)        INTEREST EXPENSE, NET
           To record interest for the Offering at an assumed interest rate of
             10 1/2%**..............................................................    $   3,938        $  15,750
           Less interest previously reflected as a pro forma adjustment related to the 13 1/2% Holdings Notes including interest attributable to the
             Warrant value..........................................................           --          (11,196)
           Interest included in actual results related to the 13 1/2% Holdings Notes
             including interest attributable to the warrant value...................       (2,886)              --
                                                                                      -------------       --------
                                                                                            1,052            4,554
           Difference in amortization of deferred financing charges between actual
             amount and pro forma amount is not significant.........................           --               --
                                                                                      -------------       --------
                                                                                        $   1,052        $   4,554
                                                                                      -------------       --------
                                                                                      -------------       --------
(i)        INCOME TAX EXPENSE (BENEFIT)
           To record tax benefit arising from the pro forma adjustments regarding
             the Offering...........................................................    $    (397)       $  (1,717)
                                                                                      -------------       --------
                                                                                      -------------       --------

------------------------
* Represents the accretion over 10 years of the 13 1/2% Holdings Notes resulting from the allocation of proceeds of the Holdings Offering between the 13 1/2% Holdings Notes and the Warrants.
** An 1/8% change in the interest rate will increase or decrease the interest expense per annum on the Notes by $188.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data for the period May 29, 1997 (inception) through December 31, 1997 have been derived from the audited consolidated financial statements of the Company and the selected consolidated financial data for each of the four years ended December 31, 1996 and for the nine months ended September 30, 1997 have been derived from the audited consolidated financial statements of the Company's predecessor, Palmer. The unaudited selected consolidated results of operations of Palmer and of the Company for the three months ended March 31, 1997 and 1998, respectively, are unaudited and not necessarily indicative of the Company's results of operations for the full year. The unaudited condensed consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair summary of Palmer's or the Company's financial position, results of operations and cash flows for and as of the end of the periods presented.

    The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto, included elsewhere herein.

                                                COMPANY     PALMER                                       PALMER
                                              -----------  ---------     COMPANY     ----------------------------------------------
                                                                      -------------
                                                                       PERIOD FROM
                                                   (UNAUDITED)
                                              ----------------------
                                                                      MAY 29, 1997
                                                THREE MONTHS ENDED     (INCEPTION)       NINE
                                                    MARCH 31,            THROUGH     MONTHS ENDED       YEAR ENDED DECEMBER 31,
                                              ----------------------  DECEMBER 31,   SEPTEMBER 30,  -------------------------------
                                                 1998        1997        1997(1)        1997(2)       1996       1995       1994
                                              -----------  ---------  -------------  -------------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PERCENTAGES AND SUBSCRIBER STATISTICS AND DATA)
INCOME STATEMENT DATA:
Revenue:
Service.....................................  $    40,684  $  42,220   $    41,365    $   134,123   $ 151,119  $  96,686  $  61,021
Equipment sales and installation............        2,591      2,463         2,348          7,613       8,624      8,220      7,958
                                              -----------  ---------  -------------  -------------  ---------  ---------  ---------
    Total revenue...........................       43,275     44,683        43,713        141,736     159,743    104,906     68,979
Engineering, technical and other direct
  expenses..................................        6,751      7,430         5,978         23,301      28,717     18,184     12,776
Cost of equipment...........................        5,496      5,807         5,259         16,112      17,944     14,146     11,546
Selling, general and administrative
  expenses..................................       11,717     13,360        12,805         41,014      46,892     30,990     19,757
Depreciation and amortization...............       11,928      8,281        11,055         25,498      25,013     15,004      9,817
                                              -----------  ---------  -------------  -------------  ---------  ---------  ---------
Operating income............................        7,383      9,805         8,616         35,811      41,177     26,582     15,083
Other income (expense):
Interest, net...............................      (17,285)    (7,872)      (22,198)       (24,467)    (31,462)   (21,213)   (12,715)
Other, net..................................          (37)        71            15            208        (429)      (687)       (70)
                                              -----------  ---------  -------------  -------------  ---------  ---------  ---------
Total other expense.........................      (17,322)    (7,801)       22,183        (24,259)    (31,891)   (21,900)   (12,785)
Minority interest share of (income) loss....         (460)      (331)         (414)        (1,310)     (1,880)    (1,078)      (636)
Income tax expense (benefit)................       (3,828)       496        (5,129)         4,153       2,724      2,650          0
                                              -----------  ---------  -------------  -------------  ---------  ---------  ---------
Net income (loss)...........................  $    (6,571) $   1,177   $    (8,852)   $     6,089   $   4,682  $     954  $   1,662
                                              -----------  ---------  -------------  -------------  ---------  ---------  ---------
                                              -----------  ---------  -------------  -------------  ---------  ---------  ---------
OTHER DATA:
Capital expenditures........................  $       704  $  16,987   $    14,449    $    40,757   $  41,445  $  36,564  $  22,541
EBITDA......................................  $    19,311  $  18,086   $    19,671    $    61,309   $  66,190  $  41,586  $  24,900
EBITDA margin on service revenue............         47.5%      42.8%         47.6%          45.7%       43.8%      43.0%      40.8%
Penetration(3)..............................          9.9%      7.94%          9.4%          8.60%       7.45%      6.51%      4.58%
Subscribers at end of period(4).............      326,721    310,823       309,606        337,345     279,816    211,985    117,224
Cost to add a gross subscriber(5)...........  $       223  $     234   $       188    $       231   $     216  $     183  $     178
Cost to add a net subscriber(5).............  $       440  $     476   $       370    $       514   $     407  $     276  $     247
Average monthly service revenue per
  subscriber(6).............................  $     43.18  $   47.70   $     47.47    $     47.52   $   52.20  $   56.68  $   60.02
Average monthly churn(7)....................         1.75%      1.87%         1.84%          1.89%       1.84%      1.55%      1.55%
Ratio of earnings to fixed charges(8).......          N/A       1.34x          N/A           1.45x       1.28x      1.21x      1.17x


                                                1993
                                              ---------

INCOME STATEMENT DATA:
Revenue:
Service.....................................  $  35,173
Equipment sales and installation............      6,285
                                              ---------
    Total revenue...........................     41,458
Engineering, technical and other direct
  expenses..................................      7,343
Cost of equipment...........................      7,379
Selling, general and administrative
  expenses..................................     13,886
Depreciation and amortization...............     10,689
                                              ---------
Operating income............................      2,161
Other income (expense):
Interest, net...............................     (9,006)
Other, net..................................       (590)
                                              ---------
Total other expense.........................     (9,596)
Minority interest share of (income) loss....         83
Income tax expense (benefit)................          0
                                              ---------
Net income (loss)...........................  $  (7,352)
                                              ---------
                                              ---------
OTHER DATA:
Capital expenditures........................  $  13,304
EBITDA......................................  $  12,850
EBITDA margin on service revenue............       36.5%
Penetration(3)..............................       3.48%
Subscribers at end of period(4).............     65,761
Cost to add a gross subscriber(5)...........  $
Cost to add a net subscriber(5).............  $     203
Average monthly service revenue per
  subscriber(6).............................  $   62.69
Average monthly churn(7)....................       1.37%
Ratio of earnings to fixed charges(8).......        N/A

                                         COMPANY     PALMER                                       PALMER
                                       -----------  ---------     COMPANY     ----------------------------------------------
                                                               -------------
                                                                PERIOD FROM
                                            (UNAUDITED)
                                       ----------------------
                                                               MAY 29, 1997
                                         THREE MONTHS ENDED     (INCEPTION)       NINE
                                             MARCH 31,            THROUGH     MONTHS ENDED       YEAR ENDED DECEMBER 31,
                                       ----------------------  DECEMBER 31,   SEPTEMBER 30,  -------------------------------
                                          1998        1997        1997(1)        1997(2)       1996       1995       1994
                                       -----------  ---------  -------------  -------------  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................  $     7,823  $   2,091   $    27,926    $     3,581   $   1,698  $   3,436  $   2,998
Working capital (deficit)............       (4,867)     2,282         3,080          7,011         296     (1,435)     2,490
Property, plant and equipment, net...      147,003    148,121       151,141        161,351     132,438    100,936     51,884
Licenses, other intangibles and other
  assets, net........................      930,822    411,314       937,986        406,828     387,067    332,850    199,265
Total assets.........................    1,112,785    589,566     1,144,479        599,815     549,942    462,871    273,020
Total debt...........................      600,900    378,698       613,000        378,000     343,662    350,441    245,609
Stockholder's equity.................       28,592    166,107        35,163        172,018     164,930     74,553      4,915


                                         1993
                                       ---------

BALANCE SHEET DATA:
Cash.................................  $   1,670
Working capital (deficit)............        799
Property, plant and equipment, net...     23,918
Licenses, other intangibles and other
  assets, net........................    114,955
Total assets.........................    150,054
Total debt...........................    131,361
Stockholder's equity.................      3,244

------------------------

(1) Includes results of operations for the period October 1, 1997 through December 31, 1997.

(2) Includes revenue of $24,720, total expenses of $16,354 (including depreciation and amortization of $2,581) and operating income of $8,366 for the Fort Myers and Georgia-1 markets sold during 1997.

(3) Determined by dividing the aggregate number of subscribers by the estimated population.

(4) Each billable telephone number in service represents one subscriber. The number of subscribers in the historical operating data of Palmer includes subscribers in the Fort Myers and Georgia-1 markets which were sold in connection with the Acquisition.

(5) Determined for a period by dividing (i) all costs of sales and marketing, including salaries, commissions and employee benefits and all expenses incurred by sales and marketing personnel, agent commissions, credit reference expenses, losses on cellular telephone sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges, by (ii) the gross or net subscribers (as applicable) added during such period.

(6) Determined for a period by dividing (i) the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by (ii) the average number of subscribers for such period, divided by the number of months in such period.

(7) Determined for a period by dividing total subscribers discontinuing service by the average number of subscribers for such period and dividing that result by the number of months in such period.

(8) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before extraordinary items and accounting changes, interest expense, taxes and a portion of rent expense representative of interest by the sum of interest expense and a portion of rent expense representative of interest. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the period May 29, 1997 through December 31, 1997 and the three months ended March 31, 1998, the deficit of earnings to fixed charges was approximately $8,852 and $6,571, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion is intended to facilitate an understanding and assessment of significant changes and trends related to the financial condition and results of operations of the Company. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. References to the Company where appropriate also include PCW's predecessor, Palmer.

    Results for the Company for the years ended December 31, 1995 and December 31, 1996 are based solely on the historical operations of Palmer prior to the Merger. The discussion for the year ended December 31, 1997 is based upon the operating results of Palmer through September 30, 1997 and the operating results of the Company from October 1, 1997 to December 31, 1997. The audited financial statements of the Company do not include such combined financial statements as this would not be in conformity with GAAP.

OVERVIEW

    Holdings, a wholly-owned subsidiary of PCC, was incorporated on May 29, 1997 in connection with the purchase of Palmer.

    On May 23, 1997, PCC, PCW and Palmer entered the Merger Agreement. The Merger Agreement provided, among other things, for the merger of PCW with and into Palmer with Palmer as the surviving corporation. In October, 1997, the Merger was consummated and Palmer changed its name to "Price Communications Wireless, Inc." Pursuant to the Merger Agreement, PCC acquired each issued and outstanding share of common stock of Palmer for a purchase price of $17.50 per share in cash and purchased outstanding options and rights under employee and direct stock purchase plans for an aggregate price of $486.4 million. In addition, as a result of the Merger, PCW assumed all outstanding indebtedness of Palmer of approximately $378.0 million. As a result, the aggregate purchase price for Palmer (including transaction fees and expenses) was approximately $880.0 million. PCW refinanced all of the Palmer Existing Indebtedness concurrently with the consummation of the Merger.

    In October 1997, the Fort Myers Sale, which covered approximately 382,000 Pops for $168.0 million was consummated, and generated proceeds to the Company of approximately $166.0 million. The proceeds of the Fort Myers Sale were used to fund a portion of the acquisition of Palmer. Accordingly, no gain or loss was recognized on the Fort Myers Sale.

    On October 21, 1997, PCC and PCW entered the "Georgia Sale Agreement" which provided for the sale by PCW, for $25 million, of substantially all of the assets of the non-wireline cellular telephone system serving Georgia-1, including the FCC licenses to operate Georgia-1. The sale of the assets of Georgia-1 was consummated on December 30, 1997 for $24.2 million. A portion of the proceeds from the Georgia Sale were used to retire a portion of the debt used to fund the acquisition of Palmer. Accordingly, no gain or loss was recognized on the Georgia-1 Sale.

    In order to fund the Acquisition and pay related fees and expenses, in July 1997, PCW issued $175.0 million aggregate principal amount of the 11 3/4% PCW Notes and entered into a syndicated senior loan facility providing for term loan borrowings in the aggregate principal amount of $325.0 million and revolving loan borrowings of $200.0 million. On October 6, 1997, PCW borrowed all term loans available thereunder and approximately $120.0 million of revolving loans. The Credit Facility was retired on June 16, 1998 with the net proceeds from the PCW Offering.

    The acquisition of Palmer was also funded in part through a $44.0 million equity contribution from PCC which was in the form of cash and common stock of Palmer. An additional amount of the purchase price for the Acquisition was raised out of the proceeds from the issuance and sale for $80.0 million of units consisting of $153.4 million principal amount at maturity of the 13 1/2% Holdings Notes and Warrants.

The Company intends to use a portion of the net proceeds of the Offering to redeem the 13 1/2% Holding Notes. See "Use of Proceeds."

    The Company is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. As of March 31, 1998, the Company provided cellular telephone service to 326,721 subscribers in Georgia, Alabama, Florida and South Carolina in a total of 16 licensed service areas, composed of eight MSA's and eight RSA's with an aggregate estimated population of 3.3 million. The Company sells its cellular telephone service as well as a full line of cellular products and accessories principally through its network of retail stores. The Company markets all of its products and services under the nationally-recognized service mark CELLULARONE-Registered Trademark-.

MARKET OWNERSHIP

    The following is a summary of the Company's ownership interest in the cellular telephone system in each licensed service area to which the Company provided service at March 31, 1998 and December 31, 1997.

                                                                                           MARCH 31,    DECEMBER 31,
CELLULAR SERVICE AREA                                                                        1998           1997
----------------------------------------------------------------------------------------  -----------  ---------------
Albany, GA..............................................................................        86.5%          86.5%
Augusta, GA.............................................................................       100.0          100.0
Columbus, GA............................................................................        85.2           85.2
Macon, GA...............................................................................        99.2           99.2
Savannah, GA............................................................................        98.5           98.5
Georgia-1 RSA...........................................................................         N/A          100.0
Georgia-6 RSA...........................................................................        96.3           96.3
Georgia-7 RSA...........................................................................       100.0          100.0
Georgia-8 RSA...........................................................................       100.0          100.0
Georgia-9 RSA...........................................................................       100.0          100.0
Georgia-10 RSA..........................................................................       100.0          100.0
Georgia-12 RSA..........................................................................       100.0          100.0
Georgia-13 RSA..........................................................................        86.5            N/A
Alabama-8 RSA...........................................................................       100.0          100.0
Dothan, AL..............................................................................        94.6           94.6
Montgomery, AL..........................................................................        92.8           92.8
Fort Myers, FL..........................................................................         N/A           99.0
Panama City, FL.........................................................................        78.4           77.9

    On February 1, 1997, one of the Company's majority-owned subsidiaries acquired the assets of and the license to operate the non-wireline cellular telephone system serving Georgia RSA Market No. 383, otherwise known as Georgia-13 RSA, for a total purchase price of $31.5 million, subject to certain adjustments.

    On October 6, 1997, as part of the Acquisition of Palmer by the Company, the Fort Myers MSA was sold for approximately $168.0 million.

    On December 30, 1997, the Company sold the assets of and license to operate the non-wireline cellular telephone system serving Georgia RSA Market No. 371, otherwise known as Georgia-1 RSA for a total price of $24.2 million, subject to certain adjustments.

RESULTS OF OPERATIONS

    The following table sets forth for the Company, for the periods indicated, the percentage which certain amounts bear to total revenue.

                                                COMPANY      PALMER                                     PALMER
                                              -----------  -----------      COMPANY      -------------------------------------
                                                                        ---------------
                                                                         MAY 29, 1997
                                                 THREE MONTHS ENDED
                                                                          (INCEPTION)      NINE MONTHS         YEAR ENDED
                                                     MARCH 31,              THROUGH           ENDED           DECEMBER 31,
                                              ------------------------   DECEMBER 31,     SEPTEMBER 30,   --------------------
                                                 1998         1997           1997             1997          1996       1995
                                              -----------  -----------  ---------------  ---------------  ---------  ---------
REVENUE:
  Service...................................        94.0%        94.5%          94.6%            94.6%         94.6%      92.2%
  Equipment sales and installation..........         6.0          5.5            5.4              5.4           5.4        7.8
                                              -----------       -----          -----            -----     ---------  ---------
    Total Revenue...........................       100.0        100.0          100.0            100.0         100.0      100.0
OPERATING EXPENSES:
  Engineering, technical and other direct:
  Engineering and technical(1)..............         8.4          7.9            7.2              8.0           7.9        7.6
  Other direct costs of services(2).........         7.2          8.7            6.5              8.4          10.1        9.7
  Cost of equipment(3)......................        12.7         13.0           12.0             11.4          11.2       13.5
SELLING, GENERAL AND ADMINISTRATIVE:
  Selling and marketing(4)..................         9.8          8.6            8.9              8.4           8.6        8.7
  Customer service(5).......................         6.7          6.7            6.2              6.3           5.9        6.0
  General and administrative(6).............        10.6         14.6           14.2             14.2          14.9       14.9
  Depreciation and amortization.............        27.5         18.5           25.3             18.0          15.7       14.3
                                              -----------       -----          -----            -----     ---------  ---------
  Total Operating Expenses:.................        82.9         78.0           80.3             74.7          74.3       74.7
                                              -----------       -----          -----            -----     ---------  ---------
Operating income............................        17.1%        22.0%          19.7%            25.3%         25.7%      25.3%
                                              -----------       -----          -----            -----     ---------  ---------

EBITDA......................................        44.6%        40.5%          45.0%            43.3%         41.4%      39.6%

------------------------

(1) Consists of costs of cellular telephone network, including inter-trunk costs, span-line costs, cell site repairs and maintenance, cell site utilities, cell site rent, engineers' salaries and benefits and other operational costs.

(2) Consists of net costs of subscriber roaming, costs of long distance, costs of interconnection with wireline telephone companies and other costs of services.

(3) Consists primarily of the costs of the cellular telephones and accessories sold.

(4) Consists primarily of salaries and benefits of sales and marketing personnel, employee and agent commissions, and advertising and promotional expenses.

(5) Consists primarily of salaries and benefits of customer service personnel and costs of printing and mailing billings generated in-house.

(6) Includes salaries and benefits of general and administrative personnel and other overhead expenses.

QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997

    REVENUE. Service revenues totaled $40.7 million for the first quarter of 1998, a decrease of 3.6% from $42.2 million for the first quarter of 1997. The decrease is primarily attributable to service revenues of the cellular telephone systems sold in the Fort Myers Sale and the Georgia Sale which totaled $7.4 million in the first quarter of 1997. This was partially offset by an increase in the average number of subscribers to

314,068 in the first quarter 1998 from 295,320 in 1997. The average number of subscribers attributable to the Fort Myers Sale and Georgia Sale was 37,362 in the first quarter of 1997.

    Average monthly revenue per subscriber decreased 9.5% to $43.18 for the first quarter of 1998 from $47.70 for the first quarter of 1997. This is in part due to the trend, common in the cellular telephone industry, where, on average, new subscribers are using less airtime than existing subscribers. Therefore, service revenues generally do not increase proportionately with the increase in subscribers. In addition, the decline reflects more competitive rate plans introduced into the Company's markets.

    Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased by 5.2% to $2.6 million for the first quarter of 1998 compared to $2.5 million for the first quarter of 1997. The increase is partially due to a 3.3% increase in gross subscriber activations in the first quarter of 1998 compared to 1997. As a percentage of revenue, equipment sales and installation revenue increased to 6.0% in the first quarter of 1998 from 5.5% in the first quarter of 1997.

    OPERATING EXPENSES. Engineering and technical expenses increased by 3.0% to $3.6 million for the first quarter of 1998 from $3.5 million in the first quarter of 1997, due primarily to the increase in subscribers. As a percentage of revenue, engineering and technical expenses increased to 8.4% for the first quarter of 1998 from 7.9% for the first quarter of 1997 primarily because centralized engineering is being spread over a smaller number of markets than last year, a result of the Fort Myers Sale and Georgia Sale. Engineering and technical expenses attributable to the cellular telephone systems sold in the Fort Myers Sale and Georgia Sale totaled $0.4 million for the first quarter of 1997.

    Other direct costs of service decreased to $3.1 million for the first quarter of 1998 from $3.9 million for the first quarter of 1997 reflecting the decrease in interconnection costs as a result of the Company's renegotiation of interconnection agreements with the local exchange carriers ("LECs") in most of the Company's markets. As a percentage of revenue, these costs of service declined to 7.2% from 8.7%, reflecting improved interconnection agreements with LECs, as well as efficiencies gained from the growing subscriber base. Other direct costs of service attributable to the cellular telephone systems sold in the Fort Myers Sale and Georgia Sale totaled $1.2 million for the first quarter of 1997.

    The cost of equipment decreased 5.4% to $5.5 million for the first quarter of 1998 from $5.8 million for the first quarter of 1997, due primarily to reductions of equipment costs by manufacturers. Equipment sales resulted in losses of $2.9 million in 1998 versus $3.3 million in 1997 primarily as a result of reduced equipment costs and slightly better retail margins. The Company sells equipment below its costs in an effort to address market competition and improve market share. Cost of equipment attributable to the cellular telephone systems sold in the Fort Myers Sale and Georgia Sale totaled $0.9 million for the first quarter of 1997.

    Selling, general and administrative expenses decreased 12.3% to $11.7 million in the first quarter of 1998 from $13.4 million in the first quarter of 1997. These expenses are comprised of (i) sales and marketing costs, (ii) customer service costs and (iii) general and administrative expenses.

    Sales and marketing costs increased 10.5% to $4.2 million for the first quarter of 1998 from $3.8 million for the same period in 1997. This increase is primarily due to the 3.3% increase in gross subscriber activations and the costs to acquire them, including advertising and commissions. As a percentage of total revenue, sales and marketing costs increased to 9.8% for the first quarter of 1998 compared to 8.6% for the first quarter of 1997. The Company's cost to add a gross subscriber, including loss on telephone sales, decreased to $223 for the first quarter of 1998 from $235 for the first quarter of 1997. This decrease in cost to add a net subscriber was caused primarily by decreased losses from the Company's sales of cellular telephones. Sales and marketing expenses attributable to the cellular telephone systems sold in the Fort Myers Sale and Georgia Sale totaled $0.4 million for the first quarter of 1997.

    Customer service costs decreased 3.3% to $2.9 million for the first quarter of 1998 from $3.0 million for the first quarter of 1997. As a percentage of revenue, customer service costs remained flat at 6.7% for the first quarter of both 1998 and 1997. Customer service expenses attributable to the cellular telephone systems sold in the Fort Myers Sale and Georgia Sale totaled $0.3 million for the first quarter of 1997.

    General and administrative expenditures decreased 29.2% to $4.6 million for the first quarter of 1998 from $6.5 million for the first quarter of 1997, due primarily to expense savings and reorganization efforts. General and administrative expenses decreased as a percentage of revenue to 10.6% in the first quarter of 1998 from 14.6% in the first quarter of 1997. As the Company continues to add more subscribers, and generates associated revenue, general and administrative expenses should decrease as a percentage of total revenues. There can be no assurance, however, that this forward-looking statement will not differ materially from actual results due to unforeseen general and administrative expenses and other factors. General and administrative expenses attributable to the cellular telephone systems sold in the Fort Myers Sale and Georgia Sale totaled $0.6 million for the first quarter of 1997.

    Depreciation and amortization increased 44.0% to $11.9 million for the first quarter of 1998 from $8.3 million for the first quarter of 1997. This increase was primarily due to the depreciation and amortization associated with the new carrying value of assets as a result of the "push down" of the purchase price of the Acquisition to the Company. As a percentage of revenue, depreciation and amortization increased to 27.6% for the first quarter of 1998 compared to 18.5% for the first quarter of 1997. Depreciation and amortization attributable to the cellular telephone systems sold in the Fort Myers Sale and Georgia Sale totaled $0.7 million for the first quarter of 1997.

    Operating income decreased 24.7% to $7.4 million in the first quarter of 1998, from $9.8 million for the first quarter of 1997. This decrease in operating results is attributable primarily to the increase in depreciation and amortization expense.

    NET INTEREST EXPENSE, INCOME TAXES AND NET INCOME. Net interest expense increased 119.6% to $17.3 million for the first quarter of 1998 from $7.9 million in the first quarter of 1997 primarily due to rate increases and additional borrowings incurred as a result of the Acquisition.

    Income tax benefit was $3.8 million in the first quarter of 1998 representing utilization of the net operating losses carried back against previous earnings. Income tax expense was $0.5 million in the first quarter of 1997 based on earnings.

    Net loss for the first quarter of 1998 was $6.6 million compared to net income of $1.2 million for the first quarter of 1997. The decrease in net income is primarily attributable to increases in interest expense and depreciation and amortization partially offset by the income tax benefit.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUE. Service revenues totaled $175.5 million for 1997, an increase of 16.1% over $151.1 million for 1996. This increase was due to a 29.8% increase in the average number of subscribers to 313,042 for 1997 versus 241,255 for 1996. The increase in subscribers is the result of internal growth, which the Company attributes primarily to its strong sales and marketing efforts, and the recent acquisitions. In addition to the subscriber base growth, service revenues also increased because of a 35.3% increase in outcollect roaming revenues.

    Average monthly revenue per subscriber decreased 10.5% to $46.72 for 1997 from $52.20 for 1996. This is due to a common trend in the cellular telephone industry, where on average, new customers use less airtime than existing subscribers. Therefore, service revenues generally do not increase proportionately with the increase in subscribers. In addition, the decline reflects more competitive rate plans introduced into the Company's markets.

    Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased to $10.0 million for 1997 from $8.6 million for 1996. As a percentage of total cellular revenue, equipment sales and installation revenue remained flat at 5.4% for both 1997 and 1996, reflecting the increased recurring revenue base as well as lower cellular equipment prices charged to customers.

    OPERATING EXPENSES. Engineering and technical expenses increased by 16.0% to $14.6 million for 1997 from $12.6 million in 1996, due primarily to the increase in subscribers and in cell site locations. As a percentage of revenue, engineering and technical expenses remained flat at 7.9% for both 1997 and 1996. This reflects the increased fixed costs associated with additional cell sites constructed. As revenue grows the Company expects engineering and technical expenses to decrease as a percentage of revenue due to its large component of fixed costs. There can be no assurance, however, that this forward-looking statement will not differ materially from actual results due to unforeseen engineering and technical expenses.

    Other direct costs of services declined to $14.7 million for 1997 from $16.1 million in 1996. As a percentage of revenue, other direct costs of service decreased to 7.9% in 1997 from 10.1% in 1996, reflecting the decrease in interconnection costs as a result of the Company's renegotiation of interconnection agreements with the LECs in most of the Company's markets, offset somewhat by more competitive roaming rates for Company's customer roaming in adjacent areas.

    The cost of equipment increased 19.1% to $21.4 million for 1997 from $17.9 million for 1996, due primarily to the increase in gross subscriber activations. Equipment sales resulted in losses of $11.4 million in 1997 versus $9.3 million in 1996. The Company sells equipment below its costs in an effort to address market competition and improve market share. The Company sold more telephones below cost in 1997 than in 1996.

    Selling, general and administrative expenses increased 14.8% to $53.8 million in 1997 from $46.9 million in 1996. These expenses are comprised of (i) sales and marketing costs, (ii) customer service costs and (iii) general and administrative expenses.

    Sales and marketing costs increased 15.5% to $15.8 million for 1997 from $13.7 million for 1996. This increase is primarily due to a 13.5% increase in gross subscriber activations and the costs to acquire them and higher advertising costs in response to market competition. As a percentage of total revenue, sales and marketing costs decreased to 8.5% for 1997 compared to 8.6% for 1996. The Company's cost to add a net subscriber, including loss on telephone sales, increased to $469 for 1997 from $407 for 1996 due primarily to increased losses from the Company's sales of cellular telephones and an increase in commissions

    Customer service costs increased 23.6% to $11.7 million for 1997 from $9.4 million for 1996. As a percentage of revenue, customer service costs increased to 6.3% for 1997 from 5.9% for 1996. The increase was due primarily to an increase in license and maintenance costs for the Company's billing systems.

    General and administrative expenditures increased 10.8% to $26.3 million for 1997 from $23.8 million for 1996. General and administrative expenses decreased as a percentage of total revenue to 14.2% in 1997 from 14.9% in 1996. As the Company continues to add more subscribers, and generates associated revenue, general and administrative expenses should continue to decrease as a percentage of total revenues. There can be no assurance, however, that this forward-looking statement will not differ materially from actual results due to unforeseen general and administrative expenses and other factors.

    Depreciation and amortization increased 46.1% to $36.6 million for 1997 from $25.0 million for 1996. This increase was primarily due to the depreciation and amortization associated with the new carrying value of assets as a result of the "push down" of the purchase price of the Acquisition to the Company, recent acquisitions and additional capital expenditures. As a percentage of revenue, depreciation and amortization increased to 19.7% from 15.7% for 1997 compared to 1996.

    Operating income increased 7.9% to $44.4 million in 1997, from $41.2 million for 1996. This improvement in operating results is attributable primarily to increases in revenue which exceeded increases in operating expenses.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUE. Service revenues totaled $151.1 million for 1996, an increase of $54.4 million or 56.3% over $96.7 million for 1995. This increase was primarily due to a 69.7% increase in the average number of subscribers to 241,255 in 1996 from 142,147 in 1995. The increase in subscribers is the result of internal growth, which the Company attributes primarily to its strong sales and marketing efforts, and recent acquisitions. The GTE Acquisition accounted for 41,163 subscribers at December 31, 1996. Service revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $24.6 million for 1996 as compared to $2.0 million for the one month ended December 31, 1995.

    Average monthly revenue per subscriber decreased to $52.20 for 1996 from $56.68 for 1995. This decrease occurred because, on average, new subscribers use less airtime and generate less revenue per subscriber than existing subscribers as is customary in the cellular telephone industry. Therefore, airtime usage and service revenue did not increase in proportion to the increase in subscribers. In addition, the Company entered into revised roaming agreements with certain of its neighboring carriers. These agreements provide for reciprocal lower roaming rates per minute of use, resulting in lower roaming revenue for the Company, but offset by lower direct costs of services when the Company's subscribers were roaming on these neighboring systems.

    Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased to $8.6 million for 1996 from $8.2 million for 1995, a 4.9% increase, primarily due to the increase in gross subscriber activations, partially offset by lower cellular phone prices. While equipment sales and installation revenue increased slightly for 1996 from 1995, it decreased as a percentage of total cellular revenue to 5.4% for 1996 from 7.8% for 1995, reflecting the increased recurring annual revenue base as well as lower cellular equipment prices charged to customers. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.0 million for 1996 as compared to $0.1 million for the one month ended December 31. 1995.

    OPERATING EXPENSES. Engineering and technical expenses increased by 57.5% to $12.6 million for 1996 from $8.0 million for 1995, due primarily to the 32.0% increase in the number of subscribers. As a percentage of revenue, engineering and technical expenses increased to 7.9% 1996 from 7.6% for 1995 due to additional costs incurred for the recent acquisitions and recurring costs associated with the Company's system development and expansion. Such development is done for the purpose of increasing capacity and improving coverage. Engineering and technical expenses attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $2.8 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

    Other direct costs of services increased 58.3% to $16.1 million for 1996 from $10.2 million for 1995. As a percentage of revenue, other direct costs of services increased to 10.1% for 1996 from 9.7% for 1995. This increase in other direct costs of services as a percentage of revenue was due primarily to the Company subsidizing more roaming costs for competitive reasons. Other direct costs of service attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.6 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

    Cost of equipment increased 26.8% to $17.9 million for 1996 from $14.1 million for 1995, due primarily to the increase in gross subscriber activations for the same period. Equipment sales resulted in losses of $9.3 million in 1996 versus $5.9 million in 1995. The Company sells equipment below its costs in an effort to address market competition and improve market share. The Company sold more telephones below cost in 1996 than in 1995. The cost of equipment attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $3.1 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

    Selling, general and administrative expenses increased 51.3% to $46.9 million in 1996 from $31.0 million in 1995. These expenses are comprised of (i) sales and marketing costs, (ii) customer service costs and (iii) general and administrative expenses.

    Sales and marketing costs increased 50.2% to $13.7 million for 1996 from $9.1 million for 1995. This increase is primarily due to the 28.1% increase in gross subscriber activations and the resulting increase in costs to acquire them. As a percentage of total revenue, sales and marketing costs remained relatively flat at 8.6% for 1996 and 8.7% for 1995. The Company's cost to add a net subscriber, including losses on telephone sales, increased to $407 in 1996 from $276 in 1995. This increase in cost to add a net subscriber was caused primarily by additional advertising and fixed marketing overhead associated with the systems acquired in the GTE Acquisition, which are not yet generating the offsetting gains in net subscribers. In addition, there were increased losses from the Company's sales of cellular telephones. Sales and marketing costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $2.8 million in 1996 as compared to $0.2 million for the one month ended December 31, 1995.

    Customer service costs increased 49.9% to $9.4 million for 1996 from $6.3 million for 1995. As a percentage of revenue, customer service costs remained relatively flat at 5.9% and 6.0% for 1996 and 1995, respectively. Customer service costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.9 million in 1996 as compared to $0.2 million in for the one month ended December 31, 1995.

    General and administrative expenses increased 52.5% to $23.8 million for 1996 from $15.6 million for 1995 and remained flat as a percentage of revenue at 14.9% for 1996 and 1995. As the Company continues to add more subscribers and generate associated revenue, general and administrative expenses should decrease as a percentage of total revenues. There can be no assurance, however, that this forward-looking statement will not differ materially from actual results due to unforeseen general and administrative expenses and other factors. The general and administrative costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $3.4 million for 1996 as compared to $0.4 million for the one month ended December 31, 1995.

    Depreciation and amortization increased 66.7% to $25.0 million for 1996 from $15.0 million for 1995. This increase is primarily due to the depreciation and amortization associated with recent acquisitions and additional capital expenditures. Depreciation and amortization attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $6.2 million for 1996 as compared to $0.5 million for the one month ended December 31, 1995.

    Operating income for 1996 increased 54.9% to $41.2 million, an increase of $14.6 million over operating income for 1995. This improvement in operating results is attributable primarily to increases in revenue which exceeded increases in operating expenses. Operating income attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $3.8 million for 1996 as compared to $0.2 million for the one month ended December 31, 1995.

NET INTEREST EXPENSE, INCOME TAXES, AND NET INCOME

    Net interest expense increased 48.3% to $46.7 million for 1997 from $31.5 million for 1996 primarily due to rate increases and additional borrowings incurred as a result of the recent Merger. For 1996, net interest expense increased 48.3% to $31.5 million from $21.2 million for 1995 due primarily to debt incurred for acquisitions and amortization of deferred financing fees related to the Predecessor credit agreement.

    Income tax benefit was $976,000 in 1997 compared to income tax expense of $2.7 million in 1996 and 1995. The $2.7 million income tax expense in 1995 was a non-recurring deferred income tax charge related to the difference between the financial statement and income tax return based on certain assets and liabilities of Palmer Cellular Partnership. See Note 6 to the Company's Consolidated Financial Statements.

    Net loss for 1997 was $2.8 million compared to net income in 1996 of $4.7 million. The loss was due to increased interest and amortization incurred as a result of the Merger. Net income for 1996 was $4.7 million, compared to net income of $1.0 million for 1995. The increase in net income is primarily attributable to increases in revenue which exceeded increases in operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's long-term capital requirements consist of funds for capital expenditures, acquisitions and debt service. Historically, the Company has met its capital requirements primarily through equity contributions, bank debt, and, to a lesser extent, operating cash flow.

    In the year ended December 31, 1997 the Company spent approximately $55.3 million on capital expenditures of which $3.5 million related to properties which were sold and approximately $6 million in capital expenditures related to purchases of equipment for cell sites to be completed in 1998. The Company expects to spend approximately $16 million and $18 million for capital expenditures for the years ended December 31, 1998 and 1999, respectively. The Company expects to use net cash provided by operating activities to fund such capital expenditures.

    PCW used the net proceeds of the PCW Offering to retire outstanding indebtedness under the Credit Facility, including accrued interest. As a result, the Company has no ability to borrow funds under the Credit Facility. The Company currently does not intend to enter into a new credit facility.

    In July 1997, PCW issued $175 million of the 11 3/4% PCW Notes with interest payable semi-annually commencing January 15, 1998. The 11 3/4% PCW Notes contain covenants that restrict the payment of dividends, incurrence of debt and sale of assets. See "Description of the 11 3/4% PCW Notes."

    In August 1997 Holdings issued 153,400 units, consisting of Notes and Warrants, in exchange for $80 million. The 13 1/2% Holdings Notes accrete at a rate of 13.5% compounded semi-annually, to an aggregate principal amount of approximately $153.4 million by August 1, 2002. Cash interest will not commence to accrue on the 13 1/2% Holdings Notes prior to August 2, 2002. Commencing on February 1, 2003, cash interest on the 13 1/2% Holdings Notes will be payable at a rate of 13.5% per annum, payable semi-annually. The 13 1/2% Holdings Notes are redeemable at the option of Holdings, in whole or in part, at any time after August 1, 1998 in cash at the redemption price as defined, plus accrued and unpaid interest, if any, thereon to the redemption date; provided that the trading price of the PCC Shares shall equal or exceed certain levels. The
13 1/2% Holdings Notes mature on August 1, 2007 and contain covenants that restrict payment of dividends, incurrence of debt and sale of assets. The Company intends to use a portion of the net proceeds of the Offering to redeem the 13 1/2% Holdings Notes. See "Use of Proceeds" and "Description of 13 1/2% Holdings Notes."

    In June 1998, PCW issued $525 million aggregate principal amount of the PCW Secured Notes with interest payable semi-annually on June 15 and December 15 of each year. The PCW Secured Notes contain certain covenants that restrict the payment of dividends, incurrence of debt and sale of assets. See "Description of the PCW Secured Notes."

    On a pro forma basis, after giving effect to the Offering and PCW Offering, in each case, including the application of the net proceeds therefrom, and the Acquisition and related financing, the Company's ratio of EBITDA to cash interest expense (excluding non-cash interest related to the the Notes and amortization of deferred debt financing costs) would have been 1.00 to 1.00 for the year ended December 31, 1997 and 1.14 to 1.00 for the three months ended March 31, 1998.

ACCOUNTING POLICIES

    For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telephone service. However, in several of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' share of income or losses in those markets are reflected in the consolidated financial statements as "minority interest share of (income) loss", except for losses in excess of their capital accounts and cash call provisions which are not eliminated in consolidation. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). From 1992 through March 31, 1998, the Company had controlling interests in each of its subsidiaries and partnerships.

YEAR 2000 IMPACT

    The Company has studied the impact of the year 2000 on its operational and financial systems, and has developed estimates of costs of implementing changes or upgrades where necessary. Preliminary estimates indicate that these costs will be less than $2 million. However, the Company is unable to predict all of the implications of the year 2000 issue as it relates to its suppliers and other entities. It is anticipated that a substantial portion of the costs will be incurred in the next two years and will be expensed as incurred.

INFLATION

    The Company believes that inflation affects its business no more than it generally affects other similar businesses.

                            BUSINESS OF THE COMPANY

GENERAL

    The Company is currently engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1998, the Company provided cellular telephone service to 326,721 subscribers in Georgia, Alabama, Florida and South Carolina in a total of 16 licensed service areas composed of eight MSAs and eight RSAs, with an aggregate estimated population of 3.3 million. The Company sells its cellular telephone service as well as a full line of cellular products and accessories, including pagers, principally through its network of retail stores. The Company markets all of its products and services under the nationally recognized service mark CELLULARONE-Registered Trademark-.

    The Company has developed its business through the acquisition and integration of cellular telephone systems, clustering multiple systems in order to provide broad areas of uninterrupted service and achieve certain economies of scale, including centralized marketing and administrative functions as well as multi-system capital expenditures. The Company devotes considerable attention to engineering, maintenance and improvement of its cellular telephone systems in an effort to deliver high-quality service to its subscribers and to implement new technologies as soon as economically practicable. Through its participation in the NACN, the Company is able to offer ten-digit dialing access to its subscribers when they travel outside the Company's service areas, providing them with convenient roaming access throughout large areas of the United States, Canada, Mexico and Puerto Rico served by other NACN participants. By marketing its products and services under the CELLULARONE-Registered Trademark- name, the Company also enjoys the benefits of association with a nationally recognized service mark.

MARKETS AND SYSTEMS

    The Company's cellular telephone systems serve contiguous licensed service areas in Georgia, Alabama and South Carolina. The Company also has a cellular service area in Panama City, Florida. The following table sets forth as of March 31, 1998, with respect to each service area in which the Company owns a cellular telephone system, the estimated population, the Company's beneficial ownership percentage, the Net Pops and the date of initial operation of such system by Palmer or a predecessor operator.

                                                      ESTIMATED         OWNERSHIP                    DATE SYSTEM
CELLULAR SERVICE AREA (1)                          POPULATION (2)      PERCENTAGE      NET POPS      OPERATIONAL
------------------------------------------------  -----------------  ---------------  ----------  -----------------
Albany, GA......................................         118,527             86.5%       102,526           4/88
Augusta, GA.....................................         439,116            100.0        439,116           4/87
Columbus, GA....................................         254,150             85.2        216,518          11/88
Macon, GA.......................................         313,686             99.2        311,234          12/88
Savannah, GA....................................         283,978             98.5        279,718           3/88
Georgia-6 RSA...................................         199,516             96.3        192,134           4/93
Georgia-7 RSA...................................         134,376            100.0        134,376          10/91
Georgia-8 RSA...................................         157,451            100.0        157,451          10/91
Georgia-9 RSA...................................         119,410            100.0        119,410           9/92
Georgia-10 RSA..................................         149,699            100.0        149,699          10/91
Georgia-12 RSA..................................         211,799            100.0        211,799          10/91
Georgia-13 RSA..................................         147,392             86.5        127,494          10/90
Dothan, AL......................................         136,160             94.6        128,807           2/89
Montgomery, AL..................................         318,371             92.8        295,430           8/88
Alabama-8, RSA..................................         171,993            100.0        171,993           7/93
                                                  -----------------                   ----------
Subtotal........................................       3,155,624                       3,037,705
                                                  -----------------                   ----------
Panama City, FL.................................         146,018             78.4        114,493           9/88
                                                  -----------------                   ----------
Total...........................................       3,301,642                       3,152,198
                                                  -----------------                   ----------
                                                  -----------------                   ----------

------------------------
(1) Does not include the Alabama-5 RSA and South Carolina-7 RSA where the Company has IOA. IOA is granted for an area to a license holder in an adjacent area when there are no license holders in such area. The Company has no subscribers in the South Carolina-7 RSA, but instead provides roaming access to its own subscribers and others when they travel in this service area, utilizing its existing cell sites. Construction permits were granted to Permittees for the Alabama-5 RSA and South Carolina-7 RSA. The Permittees are required to complete construction of their respective RSA within 18 months. After completing construction, a Permittee may give the Company thirty days prior written notice, at which point the Company would be required to sell all of its subscribers of its other systems who reside within the boundaries of the markets to the Permittee at cost.

(2) Based on population estimates for 1996 from the Fall 1997 edition of the DLJ Pop Book.

GEORGIA/ALABAMA

    In 1988, the Company acquired controlling interests in the licenses to operate cellular telephone systems in the four MSAs (Montgomery and Dothan, Alabama and Columbus and Albany, Georgia) that make up the core of its Georgia/Alabama cluster. Since 1989, the Company has continued to increase its presence in this market by acquiring additional cellular service areas. The Augusta, Georgia MSA includes Aiken County in South Carolina. In the aggregate, these markets (excluding the Alabama-5 RSA and South Carolina-7 RSA where the Company has only an IOA) now cover a contiguous service area of approximately 38,000 square miles that includes Montgomery, the state capital of Alabama, prominent resort destinations in Jekyll Island, St. Simons Island and Sea Island, Georgia, and over 710 miles of interstate highway, including most of I-95 from Savannah, Georgia to Jacksonville, Florida. The Company collects substantial roaming revenue from cellular telephone subscribers from other systems traveling in these markets from nearby population centers such as Atlanta and Birmingham, as well as from vacation and business traffic in the southeastern United States. Due in part to the favorable labor environment, moderate weather and relatively low cost of land, during the last several years there has been an influx of new manufacturing plants in this market. As of March 31, 1998 the Company utilized 207 cell sites in this cluster (including three cell sites in Alabama-5 RSA).

PANAMA CITY

    The Company acquired control of the non-wireline cellular license for the Panama City, Florida market in 1991. The Company collects substantial roaming revenue in this market from subscribers from other systems who visit Panama City, a popular spring and summer vacation destination. As of March 31, 1998, the Company utilized 13 cell sites in this market.

OPERATIONS

    GENERAL

    The Company has concentrated its efforts on creating an integrated network of cellular telephone systems in the southeastern United States, principally to date in Georgia, Alabama, Florida and South Carolina. At March 31, 1998, the Company provided cellular telephone service to 326,721 subscribers in a total of 16 licensed service areas composed of eight MSAs and eight RSAs. The Company also participates in the NACN, a nationwide consortium of nonwireline cellular telephone companies, with the goal of providing seamless regional and national cellular telephone service to its subscribers. Participation in the NACN allows ten-digit dialing access to the Company's subscribers when they travel outside the Company's service areas, providing them with convenient call delivery throughout large areas of the United States, Canada, Mexico and Puerto Rico served by other NACN participants.

    The following table sets forth information, at the dates indicated after giving effect to the Acquisition, regarding the Company's subscribers, penetration rate, cost to add a net subscriber, cost to add a gross subscriber, average monthly churn rate and average monthly service revenue per subscriber.

                                                      THREE
                                                     MONTHS
                                                      ENDED                    YEAR ENDED DECEMBER 31,
                                                    MARCH 31,   -----------------------------------------------------
                                                      1998        1997       1996       1995       1994       1993
                                                   -----------  ---------  ---------  ---------  ---------  ---------
Subscribers at end of period(1)..................     326,721     309,606    243,204    187,870     99,626     54,382
Penetration at end of period(2)..................        9.90%       9.40%      7.73%      6.41%      4.54%      3.57%
Cost to add a gross subscriber(3)................   $     223   $     220  $     216  $     183  $     178  $     156
Cost to add a net subscriber(3)..................   $     440   $     461  $     436  $     275  $     247  $     198
Average monthly churn(4).........................        1.75%       1.88%      1.89%      1.51%      1.54%      1.32%
Average monthly service revenue per
  subscriber(5)..................................   $   43.18   $   46.24  $   50.23  $   53.80  $   56.54  $   56.70

------------------------
(1) Each billable telephone number in service represents one subscriber. Amounts at December 31, 1993 include 2,576 subscribers in the Alabama-7 RSA where the Company had interim operating authority through July 1994.

(2) Determined by dividing the aggregate number of subscribers by the estimated population.

(3) Determined for the periods, by dividing (i) all costs of sales and marketing, including salaries, commissions and employee benefits and all expenses incurred by sales and marketing personnel, agent commissions, credit reference expenses, losses on cellular telephone sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges for such period including fees paid for use of the CELLULARONE-Registered Trademark- service mark, by (ii) the gross or net, as applicable, subscribers added during such period.

(4) Determined for the periods by dividing total subscribers discontinuing service by the average number of subscribers for such period, and divided by the number of months in the relevant period.

(5) Determined for the periods by dividing the (i) sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by (ii) the average number of subscribers for such period, divided by the number of months in the relevant period.

SUBSCRIBERS AND SYSTEM USAGE

    The Company's subscribers have increased from 17,148 at January 1, 1992 to 326,721 at March 31, 1998. Reductions in the cost of cellular telephone services and equipment at the retail level have led to an increase in cellular telephone usage by general consumers for non-business purposes. As a result, the Company believes that there is an opportunity for significant growth in each of its existing service areas. The Company will continue to broaden its subscriber base for basic cellular telephone services as well as to increase its offering of customized services. The sale of custom calling features typically results in increased usage of cellular telephones by subscribers, thereby further enhancing revenues. In 1997, cellular telephone service revenues represented 94.6% of the Company's total revenues, with equipment sales and installation representing the balance. For the quarter ended March 31, 1998, cellular telephone service revenues represented 94.0% of the Company's total revenues.

MARKETING

    The Company's marketing strategy is designed to generate continued net subscriber growth by focusing on subscribers who are likely to generate lower than average deactivations and delinquent accounts, while simultaneously maintaining a low cost of adding net subscribers. Management has implemented its marketing strategy by training and compensating its sales force in a manner designed to stress the importance of high penetration levels and minimum costs per net subscriber addition. The Company's sales staff has a two-tier structure. A retail sales force handles walk-in traffic, and a targeted sales staff solicits certain industries and government subscribers. The Company believes its use of an internal sales force keeps marketing costs low, both because commissions are lower and because subscriber retention is higher than if it used independent agents. The Company believes its cost to add a net subscriber will continue to be among the lowest in the cellular telephone industry, principally because of its in-house direct sales and marketing staff.

    The Company also maintains an after-sale telemarketing program implemented through its sales force and a telemarketing service specializing in cellular customer services. This program not only enhances customer loyalty, but also increases add-on sales and customer referrals. The telemarketing program allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    The Company's sales force works principally out of retail stores in which the Company offers its cellular products and services. As of March 31, 1998, the Company maintained 34 retail stores and 4 offices. Retail stores, which range in size up to 11,000 square feet are fully equipped to handle customer service and the sale of cellular services, telephones and accessories. Eight of the newer and larger stores are promoted by the Company as "Superstores," seven of which are located in the Company's Georgia/ Alabama service areas, and one in the Panama City, Florida service area. Each Superstore has an authorized warranty repair center and provides cellular telephone installation and maintenance services. Most of the Company's larger markets currently have at least one Superstore. In addition, to enhance convenience for its customers, the Company has begun to open smaller stores in locations such as shopping malls. The Company's stores provide subscriber-friendly retail environments--extended hours, a large selection of phones and accessories, an expert sales staff, and convenient locations--which make the sales process quick and easy for the subscriber.

    The Company markets all of its products and services under the name CELLULARONE-Registered Trademark-. The national advertising campaign conducted by Cellular One Group enhances the Company's advertising exposure at a fraction of what could be achieved by the Company alone. The Company also obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside the Company's service areas and with potential new subscribers moving into the Company's service areas. In addition, travelers who subscribe to CELLULARONE-Registered Trademark- service in other markets may be more likely to use the Company's service when they travel in the Company's service areas. Cellular telephones of non-wireline subscribers are either programmed to select the non-wireline carrier (such as the Company) when roaming, unless the non-wireline carrier in the roaming area is not yet operational, or the subscriber dials a special code or has a cellular telephone equipped with an "A/B" (non-wireline/wireline) switch and selects the wireline carrier.

    Through its membership in NACN and other special networking arrangements, the Company provides extended regional and national service to its subscribers, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes. This service distinguishes the Company's call delivery features from those of many of its competitors.

PRODUCTS AND SERVICES

    In addition to providing high-quality cellular telephone service in each of its markets, the Company also offers various custom-calling features such as voicemail, call forwarding, call waiting, three-way conference calling and no answer and busy transfer. Several rate plans are presented to prospective subscribers so that they may choose the plan that will best fit their expected calling needs. Generally, these rate plans include a high user plan, a medium user plan, a basic plan and an economy plan. Most rate plans combine a fixed monthly access fee, per minute usage charges and additional charges for custom-calling features in a package that offers value to the subscriber while enhancing airtime use and revenues for the Company. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and service pricing is maintained to ensure the

Company's competitiveness. As appropriate, revisions to pricing of service plans and equipment are made to meet the demands of the local marketplace. In addition, the Company has recently added paging as an accessory to its offered services.

    The following table sets forth a breakdown of the Company's revenues after giving effect to the Fort Myers and Georgia-1 Sales from the sale of its services and equipment for the periods indicated.

                                             COMPANY                                       PALMER
                                   ----------------------------  ----------------------------------------------------------
                                   THREE MONTHS    OCTOBER 1,     NINE MONTHS
                                       ENDED      1997 THROUGH       ENDED            FOR THE YEAR ENDED DECEMBER 31,
                                     MARCH 31,    DECEMBER 31,   SEPTEMBER 30,  -------------------------------------------
                                       1998           1997           1997          1996       1995       1994       1993
                                   -------------  -------------  -------------  ----------  ---------  ---------  ---------

                                                                        (IN THOUSANDS)
Service revenue:
  Access and usage(1)............    $  31,853      $  31,786     $    89,339   $  105,006  $  61,607  $  37,063  $  20,324
  Roaming(2).....................        5,505          5,691          14,447       13,099     11,157      5,844      3,075
  Long distance(3)...............        2,155          2,014           5,949        6,632      3,634      2,218      1,309
  Other(4).......................        1,171            891           2,061        2,596      2,585      2,745      1,230
                                   -------------  -------------  -------------  ----------  ---------  ---------  ---------
      Total service revenue......       40,684         40,382         111,796      127,333     78,983     47,870     25,938
Equipment sales and installation
  (5)............................        2,591          2,308           6,242        7,027      6,830      6,381      5,238
                                   -------------  -------------  -------------  ----------  ---------  ---------  ---------
      Total......................    $  43,275      $  42,690     $   118,038   $  134,360  $  85,813  $  54,251  $  31,176
                                   -------------  -------------  -------------  ----------  ---------  ---------  ---------
                                   -------------  -------------  -------------  ----------  ---------  ---------  ---------

------------------------
(1) Access and usage revenues include monthly access fees for providing service and usage fees based on per minute usage rates.

(2) Roaming revenues are fees charged for providing services to subscribers of other systems when such subscribers or "roamers" place or receive a telephone call within one of the Company's service areas.

(3) Long distance revenue is derived from long distance telephone calls placed by the Company's subscribers.

(4) Other revenue includes, among other things, connect fees charged to subscribers for initial activation on the cellular telephone system and fees for feature services such as voicemail, call forwarding and call waiting.

(5) Equipment sales and installation revenue includes revenue derived from the sale of cellular telephones and fees for the installation of such telephones.

    Reciprocal roaming agreements between each of the Company's cellular telephone systems and the cellular telephone systems of other operators allow their respective subscribers to place calls in most cellular service areas throughout the country. Roamers are charged usage fees which are generally higher than a given cellular telephone system's regular usage fees, thereby resulting in a higher profit margin on roaming revenue. Roaming revenue is a substantial source of incremental revenue for the Company. For 1997, roaming revenues accounted for 13.2% of the Company's service revenues and 12.5% of the Company's total revenue. For the quarter ended March 31, 1998, roaming revenues accounted for 13.5% of the Company's service revenues and 12.2% of the Company's total revenue. This level of roaming revenue is due in part to the fact that the Company's market in Panama City, Florida is a regional shopping and vacation destination and a number of the Company's cellular telephone systems in the Georgia and Alabama market are located along major interstate travel corridors.

    In order to develop the market for cellular telephone service, the Company provides retail distribution of cellular telephones and maintains inventories of cellular telephones. The Company negotiates volume discounts for the purchase of cellular telephones and, in many cases, passes such discounts on to its customers. The Company believes that earning an operating profit on the sale of cellular telephones is of secondary importance to offering cellular telephones at competitive prices to potential subscribers. To respond to competition and to enhance subscriber growth, Palmer has historically sold cellular telephones below cost.

    The Company is currently developing several new services which it believes will provide additional revenue sources. Packet-switching technology uses the intervals between voice traffic on cellular channels to send packets of data instead of tying up dedicated cellular channels, allowing data to be transmitted more quickly and efficiently. The packets of information, which may be transmitted using several different channels, are subsequently reassembled and directed to the correct party at the receiving end. It is expected that the development of this technology will make it possible for cellular carriers to offer a broad range of cost-effective wireless data services, including facsimile and electronic mail transmissions, point-of-sale credit authorizations, package tracking, remote meter reading, alarm monitoring and communications between laptop computer units and local area computer networks or other computer databases. During 1997 Palmer began the use of microcells. Microcells are low powered transmitters, typically constructed on a pole or the roof of a building, which provide reduced radius service within a specific area, such as large office buildings, underground facilities or areas shielded by topographical obstructions. Microcell service could be used, for instance, to provide wireless service within an office environment that was also integrated with wireless service to the home.

CUSTOMER SERVICE

    The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains a local staff, including a market manager, customer service representatives, technical and engineering staff, sales representatives and installation and repair facilities. Each cellular service area handles its own customer-related functions such as customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to better service customers, schedule installations and repairs and monitor the technical quality of the cellular service areas.

    In addition, subscribers are able to report cellular telephone service or account problems to the Company 24 hours a day. Through the use of sophisticated monitoring equipment, technicians at the Company's headquarters are able to monitor the technical performance of its service areas.

    To ensure high-quality customer service, the Cellular One Group authorizes a third-party marketing research firm to perform customer satisfaction surveys of each of its licensees. Licensees must achieve a minimum customer satisfaction level in order to be permitted to continue using the CELLULARONE-Registered Trademark- service mark. In 1997, the Company was awarded the #1 MSA in certain categories in CELLULARONE-Registered Trademark-'s National Customer Satisfaction Survey. The Company has held number one rankings in certain categories in five out of the last six years. The Company believes it has achieved this first place ranking through effective implementation of its direct sales and customer service support strategy.

    The Company has implemented a new software package to combat cellular telephone service fraud. This new software system can detect counterfeit cellular telephones while they are being operated and enables the Company to terminate service to the fraudulent user of the counterfeit cellular telephone. The Company also helps protect itself from fraud with pre-call customer validation and subscriber profiles specifically designed to combat the fraudulent use of subscriber accounts.

NETWORKS

    The Company strives to provide its subscribers with virtually seamless coverage throughout its cellular service market areas, thereby permitting subscribers to travel freely within this region and have their calls and custom calling features, such as voicemail, call waiting and call forwarding, follow them automatically without having to notify callers of their location or to rely on special access codes. The Company has been able to offer virtually seamless coverage by implementing a switch interconnection plan to mobile telephone switching offices ("MTSO") located in adjoining markets. The Company's equipment is built by

NORTEL, formerly Northern Telecom, Inc. ("NTI"), and interconnection between MTSOs has been achieved using NTI's internal software and hardware.

    Through its participation in NACN since 1992 and other special networking arrangements, the Company has pursued its goal of offering seamless regional and national cellular service to its subscribers. NACN is the largest wireless telephone network system in the world--linking non-wireline cellular operators throughout the United States and Canada. Membership in NACN has aided the Company in integrating its cellular telephone systems within its region and has permitted the Company to offer cellular telephone service to its subscribers throughout a large portion of the United States, Canada, Mexico and Puerto Rico. NACN has provided the Company with a number of distinct advantages: (i) lower costs for roaming verification; (ii) increased roaming revenue; (iii) more efficient roaming service; and (iv) integration of Palmer's markets with over 4,600 cities in more than 40 states in the United States, Canada, Mexico and Puerto Rico.

SYSTEM DEVELOPMENT AND EXPANSION

    The Company develops its service areas by adding channels to existing cell sites and by building new cell sites. Such development is done for the purpose of increasing capacity and improving coverage in direct response to projected subscriber demand. Projected subscriber demand is calculated for each cellular service area on a cell by cell basis. These projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. In calculating projected subscriber demand, the Company builds into its design assumptions a maximum call "blockage" rate of 2.0% (percentage of calls that are not connected on first attempt at peak usage time during the day).

    The following table sets forth, by market, at the dates indicated, the number of the Company's operational cell sites (including cell sites where the Company has interim operating authority).

                                                                                               AT DECEMBER 31,
                                                                    AT MARCH 31,    -------------------------------------
                                                                        1998           1997         1996         1995
                                                                   ---------------     -----        -----        -----
Georgia/Alabama..................................................           207            207          181          121
Panama City, FL..................................................            13             12           11            9
                                                                            ---            ---          ---          ---
Total............................................................           220            219          192          130
                                                                            ---            ---          ---          ---
                                                                            ---            ---          ---          ---

                                                                      1994         1993
                                                                      -----        -----
Georgia/Alabama..................................................          70           39
Panama City, FL..................................................           7            7
                                                                           --           --
Total............................................................          77           46
                                                                           --           --
                                                                           --           --

    The Company estimates that in 1997 the capacity of its existing cellular telephone systems increased 30%. During 1997, the Company spent $55.3 million of which $3.5 million related to properties which were sold and approximately $6.0 million related to purchases of equipment for cell sites to be completed in 1998 and, based on projected growth in subscriber demand, expects to spend approximately $16 million in 1998 in order to build out its cellular service areas, install an additional microwave network and implement certain digital radio technology. The Company constructed 27 new cell sites in 1997 and increased capacity in many of its other systems and plans to construct 30 additional cell sites with respect to its existing cellular systems during 1998 to meet projected subscriber demand and improve the quality of service. Cell site expansion is expected to enable the Company to continue to add subscribers, enhance use of its cellular telephone systems by existing subscribers, increase services used by subscribers of other cellular telephone systems due to the larger geographic area covered by the cellular telephone network and further enhance the overall efficiency of the network. The Company believes that the increased cellular telephone coverage will have a positive effect on market penetration and subscriber usage.

    Microwave networks enable the Company to connect switching equipment and cell sites without making use of local landline telephone carriers, thereby reducing or eliminating fees paid to landline carriers. During 1996, the Company spent $1.0 million to build additional microwave connections. In addition, in 1996 the Company spent $2.6 million to build a fiber optic network between Dothan, Alabama and Panama City, Florida. The installation of this network resulted in savings to the Company from a reduction in fees paid to telephone companies for landline charges, as well as giving the Company the ability to lease out a significant portion of capacity.

DIGITAL CELLULAR TECHNOLOGY

    Over the next decade, it is expected that cellular telephones will gradually convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as Los Angeles, New York and Chicago. As carriers reach limited capacity levels, certain calls may be unable to be completed, especially during peak hours. Digital technology increases system capacity and offers other advantages over analog technology, including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The exact timing and overall costs of such conversion from analog to digital are not yet known.

    The Company began offering TDMA standard digital service, one of three standards for digital service, during 1997. This digital network allows the Company to offer advanced cellular features and services such as caller-ID, short message paging and extended battery life. The Company is adding digital channels to the network incrementally based on the relative demand for digital and analog channels. Where cell sites are at full capacity, analog channels are being removed and redeployed to expand capacity elsewhere within the network and replaced in such cell sites by digital channels. The implementation of digital cellular technology over a period of several years will involve modest incremental expenditures for switch software and possible significant cost reductions as a result of reduced purchases of radio channels and a reduced requirement to split existing cells. However, the extent of any implementation of digital radio channels and the amount of any cost savings ultimately to be derived therefrom will depend primarily on subscriber demand. In the ordinary course of business, equipment upgrades at the cell sites have involved purchasing dual mode radios capable of using both analog and digital technology.

    The benefits of digital radio channels can only be achieved if subscribers purchase cellular telephones that are capable of transmitting and receiving digital signals. Currently, such telephones are more costly than analog telephones. The widespread use of digital cellular telephones is likely to occur only over a substantial period of time and there can be no assurance that this technology will replace analog cellular telephones. In addition, since most of the Company's existing subscribers currently have cellular telephones that exclusively utilize analog technology, it will be necessary to continue to support, and if necessary increase, the number of analog radio channels within the network for many years.

ACQUISITIONS

    The Company will continue to evaluate expansion through acquisitions of both
(i) contiguous cellular properties and other strategically located RSAs and small to mid-sized MSAs and (ii) minority interests in its existing cellular properties. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, geographic proximity to existing service areas, traffic patterns, cell site coverage and required capital expenditures.

    Palmer entered the cellular telephone business in 1987, when it constructed a cellular telephone system for the Fort Myers, Florida MSA. Palmer acquired control of this system in March 1988 and rapidly expanded its cellular telephone holdings, acquiring control of the non-wireline cellular licenses for the Columbus and Albany, Georgia and Dothan and Montgomery, Alabama MSAs in 1988.

    In 1991, Palmer acquired control of the non-wireline cellular license for the Panama City, Florida MSA. In 1992 and 1993, Palmer acquired two non-wireline cellular licenses for RSAs contiguous to Palmer's MSAs in Georgia and Alabama: the Georgia-9 RSA in June 1992 and the Alabama-8 RSA in April 1993. The Georgia-9 RSA acquisition added the geographic territory between the Columbus, Macon and Albany, Georgia MSAs to Palmer's service area coverage. The Alabama-8 RSA expanded Palmer's service areas around three MSAs served by Palmer, covering a substantial portion of the geographic territory between the Montgomery, Alabama, Columbus, Georgia and Dothan, Alabama MSAs and the Georgia-9 RSA. In 1993, Palmer also increased its majority position in its MSAs in Albany, Georgia and in Dothan and Montgomery, Alabama, through the purchase of certain minority interests for an aggregate purchase price of $2.9 million.

    During 1994, Palmer continued to acquire minority interests in six of its MSAs for an aggregate purchase price of $3.1 million. Also, on October 31, 1994, Palmer acquired the cellular telephone systems of Southeast Georgia Cellular Limited Partnership ("SGC") and Georgia 12 Cellular Limited Partnership ("Georgia 12" and together with SGC, the "Georgia Partnerships") for an aggregate purchase price of $91.7 million (the "Georgia Acquisition"). The assets acquired by Palmer from SGC included the non-wireline cellular telephone systems for the Georgia-7 RSA, Georgia-8 RSA and Georgia-10 RSA. The assets acquired by Palmer from Georgia 12 included the non-wireline cellular telephone system located in the Georgia-12 RSA. The cellular telephone systems in the acquired RSAs serve a geographic territory in southeast Georgia that is adjacent to Palmer's Georgia-9 RSA and Macon, Georgia MSA.

    In December 1995, Palmer acquired interests in cellular telephone systems by purchasing Georgia Metronet, Inc. ("GMI") and Augusta Metronet, Inc. ("AMI" and together with GMI, the "GTE Companies") for an aggregate purchase price of $158.4 million (the "GTE Acquisition"). The assets acquired by Palmer in the GTE Acquisition included the non-wireline cellular telephone system located in the Savannah MSA and Augusta MSA, respectively. The cellular telephone systems in the newly-acquired MSAs serve a geographic territory in eastern Georgia and a portion of South Carolina that is adjacent to Palmer's existing markets in the Georgia-8 RSA and Georgia-12 RSA. In addition, Palmer also acquired the interim operating authority to provide cellular service to the southern portions of the South Carolina-7 RSA, which serves a geographic territory that is adjacent to Palmer's existing markets in the Georgia-8 RSA as well as the Savannah, and Augusta, Georgia MSAs. In addition, during 1995, Palmer acquired additional minority interests in six of its MSAs for an aggregate purchase price of $2.0 million.

    On June 20, 1996, Palmer acquired the cellular telephone system of Georgia-1 for an aggregate purchase price of $31.6 million. The cellular telephone system in the acquired RSA serves a geographic territory of northwest Georgia between Chattanooga and Atlanta. Georgia-1 was sold in October 1997 in connection with the Acquisition.

    On July 5, 1996, two of Palmer's majority-owned subsidiaries acquired the cellular telephone system of Horizon Cellular Telephone Company of Spalding, L.P. ("Horizon") for an aggregate purchase price of $36.0 million. The assets acquired by Palmer from Horizon include the cellular telephone system in the Georgia-6 RSA. The cellular telephone system in the acquired RSA serves a geographic territory of west central Georgia adjacent to Palmer's Macon and Columbus, Georgia MSAs.

    On January 31, 1997, a majority-owned subsidiary of Palmer acquired the cellular telephone system serving the Georgia-13 RSA from Mobile Communications Systems L.P. for a total purchase price of $31.5 million. The cellular telephone system in the acquired RSA serves a geographic territory of southwest Georgia adjacent to Palmer's Albany, Georgia and Dothan, Alabama MSAs.

COMPETITION

    The cellular telephone service industry in the United States is highly competitive. Cellular telephone systems compete principally on the basis of services and enhancements offered, the technical quality of the cellular system, customer service, coverage capacity and price of service and equipment. Currently, the Company's primary competition in each of its service areas is the other cellular licensee--the wireline carrier. The table below lists the wireline competitor in each of the Company's existing service areas:

MARKET                                                        WIRELINE COMPETITOR
-----------------------------------------------  ---------------------------------------------
Albany, GA.....................................  ALLTEL
Augusta, GA....................................  ALLTEL
Columbus, GA...................................  Public Service Cellular
Macon, GA......................................  BellSouth
Savannah, GA...................................  ALLTEL
Georgia-6 RSA..................................  BellSouth and Intercel (1)
Georgia-7 RSA..................................  Cellular Plus (2) and BellSouth (1)
Georgia-8 RSA..................................  ALLTEL
Georgia-9 RSA..................................  ALLTEL and Public Service Cellular (1)
Georgia-10 RSA.................................  Cellular Plus (2) and ALLTEL (1)
Georgia-12 RSA.................................  ALLTEL
Georgia-13 RSA.................................  ALLTEL
Dothan, AL.....................................  BellSouth
Montgomery, AL.................................  ALLTEL
Alabama-8 RSA..................................  ALLTEL
Panama City, FL................................  360 DEG. Communications Company (2)

------------------------

(1) The wireline service area has been subdivided into two service areas by the purchasers of the authorization for the RSA.

(2) Currently under contract to be acquired by ALLTEL.

    The Company also faces limited competition from and may in the future face increased competition from broadband PCS. Broadband PCS involves a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS subscribers communicate using digital radio handsets.

    The FCC allocated 120 MHZ of spectrum for licensed broadband PCS. The allocations for licensed PCS services are split into six blocks of frequencies-- blocks "A" and "B" being two 30 MHZ allocations for each of the 51 Major Trading Areas ("MTAs") throughout the United States; block "C" being one 30 MHZ allocation in each of 493 Basic Trading Areas ("BTAs") in the United States; and blocks "D," "E" and "F" being three 10 MHZ allocations in each of the BTAs. The FCC has concluded the auction of all broadband PCS frequency blocks.

    The Company also faces competition from other existing communications technologies such as conventional mobile telephone service, SMR and ESMR systems and paging services.

    In addition, the FCC has licensed operators to provide mobile satellite service in which transmissions from mobile units to satellites would augment or replace transmissions to land-based stations. Although such a system is designed primarily to serve remote areas and is subject to transmission delays inherent in satellite communications, a mobile satellite system could augment or replace communications with segments of land-based cellular systems. Based on current technologies, however, satellite transmission services are not expected to be competitively priced with cellular telephone services.

    In order to grow and compete effectively in the wireless market, the Company plans to follow a strategy of increasing its bundled minute offerings. By increasing the number of minutes a customer can use for one flat rate, subscribers perceive greater value in their cellular service and become less usage sensitive, i.e., they can increase their cellular phone usage without seeing large corresponding increases in their cellular bill. These factors translate into more satisfied customers, greater customer usage and lower churn among existing subscribers. The perceived greater value also increases the number of potential customers in the marketplace. The Company believes that this strategy will enable it to increase its share of the wireless market.

SERVICE MARKS

    CELLULARONE-Registered Trademark- is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, Inc., together with Cellular One Development, Inc., a subsidiary of AT&T and Vanguard Cellular Systems, Inc. The Company uses the CELLULARONE-Registered Trademark- service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group. In 1997, the Company paid $303,000 in licensing and advertising fees under these agreements. See "Risk Factors--Reliance on Use of Third-Party Service Mark."

DESCRIPTION OF CELLULAR ONE AGREEMENTS

    The Company is currently party to sixteen license agreements with Cellular One Group, which cover separate cellular telephone system areas. The terms of each agreement (each, a "Cellular One Agreement" and collectively, the "Cellular One Agreements") are substantially identical. Pursuant to each Cellular One Agreement, Cellular One Group has granted a license to use the "CELLULARONE-Registered Trademark-" mark (the "Mark") in its FCC-licensed territory (the "Licensed Territory") to promote its cellular telephone service. Cellular One Group has agreed not to license such Mark in connection with cellular telephone service to any other cellular telephone service provider in such territory during the term of the agreement. Cellular One Group may, however, license the Mark to other persons in such territory in connection with cellular telephone equipment and other products and services other than the type licensed by the Company.

    In connection with each Cellular One Agreement, the Company has agreed to pay an annual licensing fee equal to $0.02 per person in the Licensed Territory based on the total population of the market, subject to a minimum payment of $3,000, and, in certain circumstances, will pay an annual advertising fee not in excess of $0.05 per person in the Licensed Territory.

    Each Cellular One Agreement has a term of five years and is renewable, subject to the conditions described herein, at the option of the Company for three additional five-year terms subject to provision of advanced written notice by the Company. In connection with any renewal, the Company must execute Cellular One Group's then-current form of license renewal agreement, which form may contain provisions materially different than those in the Cellular One Agreement.

    Cellular One Group may terminate the Cellular One Agreements at any time without written notice to the Company upon certain events, including bankruptcy, insolvency and dissolution of the Company.

    In addition, Cellular One Group may terminate the Cellular One Agreements at any time, without giving the Company an opportunity to cure the event giving rise to Cellular One Group's right of termination subject to delivery of written notice (i) if the Company, while on probation pursuant to a Cellular One Agreement, fails to achieve 85% customer satisfaction (or such higher percentage established by Cellular One Group) for a prescribed amount of time, (ii) if the Company fails to achieve 65% customer satisfaction in any survey other than an initial customer satisfaction survey by Cellular One

Group, (iii) if any principal stockholder or officer of the Company is convicted of a felony, fraud or other crime that Cellular One Group believes is reasonably likely to have an adverse effect on the Mark, (iv) if a threat or danger to public health or safety results from the operation of the Company's cellular telephone business, (v) if the Company violates certain undertakings in the Cellular One Agreement, including limitations on assignment and confidentiality restrictions, (vi) if the Company knowingly submits false reports or information to Cellular One Group or any other entity conducting a customer satisfaction survey or (vii) if the Company contests in any proceeding the validity or registration of, or Cellular One Group's ownership of, the Mark. The Company's customer satisfaction ratings have consistently far exceeded the minimum requirements of such Agreements.

    Finally, after notice of a default to the Company, Cellular One Group may terminate the Cellular One Agreements if the Company does not cure the default within a specified period of time because it (i) fails to pay any amounts thereunder when due or fails to submit information required to be provided pursuant to the Cellular One Agreement when due or makes a false statement in connection therewith, (ii) fails to operate its business in conformity with FCC directives, technical industry standards and other standards specified from time to time by Cellular One Group, (iii) misuses, makes unauthorized use of or materially impairs the goodwill of the Mark, (iv) engages in any business under a name that is confusingly similar to the Mark, or (v) permits a continued violation of any law or regulation applicable to it, in each case subject to a thirty-day cure period.

    The Cellular One Agreements are terminable by the Company at any time subject to 120 days' written notice.

    The Company has agreed to indemnify Cellular One Group and its employees and affiliates, including its constituent partners, against all claims arising from the operation of its cellular phone business and the costs, including attorneys fees, of defending against them.

REGULATION

    As a provider of cellular telephone services, the Company is subject to extensive regulation by the federal government.

    The licensing, construction, operation, acquisition and transfer of cellular telephone systems in the United States are regulated by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules governing the construction and operation of cellular telephone systems and licensing and technical standards for the provision of cellular telephone service ("FCC Rules"). For cellular licensing purposes, the United States is divided into MSAs and RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal blocks designated as Block A and Block B. Block A licenses were initially reserved for non-wireline companies, such as the Company, while Block B licenses were initially reserved for entities affiliated with a local wireline telephone company. Under current FCC Rules, a Block A or Block B license may be transferred with FCC approval without restriction as to wireline affiliation, but generally, no entity may own any substantial interest in both systems in any one MSA or RSA. The FCC may prohibit or impose conditions on sales or transfers of licenses.

    Initial operating licenses are generally granted for terms of up to 10 years, renewable upon application to the FCC. Licenses may be revoked and license renewal applications denied for cause after appropriate notice and hearing. The Company's cellular licenses expire in the following years with respect to the following number of service areas: 1998 (three); 2000 (two); 2001
(four); 2002 (two); 2006 (one); and 2007 (four). The FCC has issued a decision confirming that current licensees will be granted a renewal expectancy if they have complied with their obligations under the Communications Act during their license terms and provided substantial public service. A potential challenger will bear a heavy burden to demonstrate that a license should not be renewed if the licensee's performance merits a renewal expectancy. The Company believes that the licenses controlled by the Company will be renewed in a timely manner. However, in the event that a license is not renewed, the Company would no longer have the right to operate in the relevant service area. A non-renewal of licenses that are currently pending would have a material adverse effect on the Company's result of operations.

    Under FCC rules, each cellular licensee was given the exclusive right to construct one of two cellular telephone systems within the licensee's MSA or RSA during the initial five-year period of its authorization. At the end of such five-year period, other persons are permitted to apply to serve areas within the licensed market that are not served by the licensee and current FCC Rules provide that competing applications for these "unserved areas" are to be resolved through the auction process. The Company has no material unserved areas in any of its cellular telephone systems that have been licensed for more than five years.

    The Company also regularly applies for FCC authority to use additional frequencies, to modify the technical parameters of existing licenses, to expand its service territory and to provide new services. The Communications Act requires prior FCC approval for acquisitions by the Company of other cellular telephone systems licensed by the FCC and transfers by the Company of a controlling interest in any of its licenses or construction permits, or any rights thereunder. Although there can be no assurance that any future requests for approval or applications filed by the Company will be approved or acted upon in a timely manner by the FCC, based upon its experience to date, the Company has no reason to believe such requests or applications would not be approved or granted in due course.

    The Communications Act prohibits the holding of a common carrier license (such as the Company's cellular licenses) by a corporation of which more than 20% of the capital stock is owned directly or beneficially by aliens. Where a corporation such as the Company controls another entity that holds an FCC license, such corporation may not have more than 25% of its capital stock owned directly or beneficially by aliens, in each case, if the FCC finds that the public interest would be served by such prohibitions. Failure to comply with these requirements may result in the FCC issuing an order to the Company requiring divestiture of alien ownership to bring the Company into compliance with the Communications Act. In addition, fines or a denial of renewal, or revocation of the license are possible.

    From time to time, legislation which could potentially affect the Company, either beneficially or adversely, may be proposed by federal and state legislators. On February 8, 1996, the Telecommunications Act of 1996 (the "Telecom Act") was signed into law, revising the Communications Act to eliminate unnecessary regulation and to increase competition among providers of communications services. The Company cannot predict the future impact of this or other legislation on its operations.

    The major provisions of the Telecom Act potentially affecting the Company are as follows:

    INTERCONNECTION. The Telecom Act requires state public utilities commissions and/or the FCC to implement policies that mandate cost-based reciprocal compensation between cellular carriers and LECs for interconnection services.

    On August 8, 1996, the FCC released its First Report and Order in the matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996 ("FCC Order") establishing the rules for the costing and provisioning of interconnection services and the offering of unbundled network elements by incumbent local exchange carriers. The FCC Order established procedures for the Company's renegotiation of interconnection agreements with the incumbent local exchange carrier in each of the Company's markets. LECs and state regulators filed appeals of the FCC Order, which were consolidated in the US Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). The Eighth Circuit in 1996 and 1997 vacated and stayed the effective date of pricing and other portions of the rules established in the FCC Order. In 1998, the United States Supreme Court agreed to hear an appeal of the Eighth Circuit's decisions and a decision of the Court is expected later this year.

    The Company has renegotiated certain interconnection agreements with LECs in most of the Company's markets. These negotiations have resulted in a substantial decrease in interconnection expenses incurred by the Company.

    FACILITIES SITING FOR PERSONAL WIRELESS SERVICES. The siting and construction of cellular transmitter towers, antennas and equipment shelters are often subject to state or local zoning, land use and other regulation.

Such regulation may require zoning, environmental and building permit approvals or other state or local certification.

    The Telecom Act provides that state and local authority over the placement, construction and modification of personal wireless services (including cellular and other commercial mobile radio services and unlicensed wireless services) shall not prohibit or have the effect of prohibiting personal wireless services or unreasonably discriminate among providers of functionally equivalent services. In addition, local authorities must act on requests made for siting in a reasonable period of time and any decision to deny must be in writing and supported by substantial evidence. Appeals of zoning decisions that fail to comply with the provisions of the Telecom Act can be made on an expedited basis to a court of competent jurisdiction, which can be either federal district or state court. The Company anticipates that, as a result of the Telecom Act, it will more readily receive local zoning approval for proposed cellular base stations. In addition, the Telecom Act codified the Presidential memorandum on the use of federal lands for siting wireless facilities by requiring the President or his designee to establish procedures whereby federal agencies will make available their properties, rights of ways and other easements at a fair and reasonable price for service dependent upon federal spectrum.

    Environmental effect of radio frequency emissions. The Telecom Act provides that state and local authorities cannot regulate personal wireless facilities based on the environmental effects of radio frequency emissions if those facilities comply with the federal standard.

    UNIVERSAL SERVICE. The Telecom Act also provides that all communications carriers providing interstate communications services, including cellular carriers, must contribute to the federal universal service support mechanisms being established by the FCC. Carrier payments to the universal service fund are based on end-user interstate telecommunications revenues multiplied by a universal service contribution percentage proposed by the fund administrator and adopted by the FCC. Certain of the universal service costs may be passed through to customers. The FCC first implemented this provision of the Telecom Act in a "Report and Order" released May 8, 1997 in the matter of "Federal-State Joint Board on Universal Service," which also provides that any cellular carrier is potentially eligible to receive universal service support.

    The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of cellular service.

EMPLOYEES

    At March 31, 1998, the Company had 582 full-time employees, none of whom is represented by a labor organization. Management considers its relations with employees to be good.

PROPERTIES

    For each market served by the Company's operations, the Company maintains at least one sales or administrative office and operates a number of cell transmitter and antenna sites. As of March 31, 1998, the Company had approximately 33 leases for retail stores used in conjunction with its operations and 3 leases for administrative offices and owned one retail store. The Company also had approximately 145 leases to accommodate cell transmitters and antennas as of March 31, 1998.

LEGAL PROCEEDINGS

    The Company is not currently involved in any pending legal proceedings likely to have a material adverse impact on the Company.

    In May 1998, a complaint in respect of a class action lawsuit was filed in Lee County, Florida against the Company and Cellular One, Inc. alleging certain causes of action in connection with the Company's practice of "rounding up" its billing to the nearest minute. The Company believes that such practice is customary among cellular service providers. Although the Company believes that its position will prevail, it does not believe that such lawsuit, if determined adversely to the Company, would have a material adverse effect on its business, financial condition or results of operations.

                  BUSINESS OF PRICE COMMUNICATIONS CORPORATION

    PCC has historically been a nationwide communications company owning and then disposing of a number of television, radio, newspaper, cellular telephone and other communications and related properties. PCC's business strategy is to acquire communications properties at prices PCC considers attractive, finance such properties on terms satisfactory to PCC, manage such properties in accordance with its operating strategy and dispose of them if and when PCC determines such dispositions to be in its best interests. Prior to 1997 PCC owned a number of television, radio, newspaper and other media and related properties which were disposed of pursuant to PCC's long-standing policy of buying and selling media properties at times deemed advantageous by PCC's Board of Directors. On October 6, 1997, PCW acquired Palmer in the Acquisition.

    PCC is currently engaged through PCW in the construction, development, management and operation of cellular telephone systems in the southeastern United States.

    PCC was organized in New York in 1979 and began active operations in 1981. Its principal executive offices are located at 45 Rockefeller Plaza, New York, New York 10020, and its telephone number is (212) 757-5600.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the director and executive officers of PCC, of Holdings and of PCW.

NAME                                                       AGE                             OFFICE
-----------------------------------------------------      ---      -----------------------------------------------------

Robert Price.........................................          65   Director, President, Chief Executive Officer and
                                                                    Treasurer of PCC, Director of Holdings

Kim I. Pressman......................................          41   Executive Vice President, Secretary and Chief
                                                                    Financial Officer of PCC and Holdings

William J. Ryan......................................          66   Chairman of the Board of PCW (1)

M. Wayne Wisehart....................................          52   President and Chief Executive Officer of PCW (1)

Jeffrey L. Green.....................................          36   Vice President--Finance and Chief Financial Officer
                                                                    of PCW

Victor M. Landau.....................................          58   Vice President--Technical Operations of PCW(1)

K. Patrick Meehan....................................          40   Vice President-General Counsel and Secretary of PCW

------------------------

(1) The positions of Messrs. Ryan, Wisehart and Landau were effective April 1, 1998. Prior to their promotions to such positions, Mr. Ryan served as President and Chief Executive Officer of PCW, Mr. Wisehart served as Executive Vice President, Treasurer and Chief Financial Officer of PCW and Mr. Landau served as Director of Property Management/Site Acquisitions of PCW.

EXECUTIVE OFFICERS

    The following is a biographical summary of the experience of the executive officers and directors of the PCC, and the executive officers of PCW named above (each of whom served as an executive officer and director of Palmer prior to its acquisition by PCW).

    ROBERT PRICE has served concurrently as a Director and the Chief Executive Officer, President and Treasurer of PCC since 1979, and has been a Director of Holdings and PCW since 1997. Mr. Price was a Director of PriCellular from 1990 until June 1998. Mr. Price was the President and Assistant Treasurer of PriCellular from 1990 until May 1997 and served as Chairman of PriCellular from May 1997 until June 1998. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. He has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. In the early sixties, Mr. Price served as President and Director of Atlantic States Industries, a corporation owning weekly newspapers and four radio stations. After leaving public office, Mr. Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of The Council on Foreign Relations. Mr. Price serves as the Representative of the Majority Leader and President Pro Tem of the New York Senate and as a member of the Board of Directors of the Municipal Assistance Corporation for The City of New York and as a Member of the Board of Trustees of the City University of New York. Mr. Price is also a Director and President of TLM Corporation.

    KIM I. PRESSMAN, a Certified Public Accountant, is a graduate of Indiana University and holds an M.B.A. from New York University. Before assuming her present office as Executive Vice President and Secretary of PCC in October 1994 (in which she served until August 1997 and again from December 1997 to the present), and as Chief Financial Officer of PCC in May 1998, Ms. Pressman was Vice President and Treasurer of PCC from November 1987 to December 1989, and Senior Vice President of PCC from January 1990 to September 1994. She was also Secretary of PCC from July 1989 to February 1990. Ms. Pressman was Vice President--Broadcasting and Vice President, Controller, and Assistant Treasurer of PCC from 1984 to October 1987. Prior to joining PCC in 1984, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting of Dun & Bradstreet Company, a large group owner of broadcasting stations. Ms. Pressman is a Director, Executive Vice President and Secretary of PriCellular Corporation. Ms. Pressman has served as Executive Vice President, Secretary and Chief Financial Officer of Holdings since May 4, 1998.

    WILLIAM J. RYAN, Chairman of the Board of PCW since April 1, 1998, served as Chief Executive Officer and President of Palmer from 1984 until its acquisition by PCW on October 6, 1997, and served in such capacities with PCW until April 1, 1998. Mr. Ryan was Chief Operating Officer and President of Palmer from 1982 to 1984. Mr. Ryan has over 40 years of communications and telecommunications experience. He joined Palmer in 1970 following that company's acquisition of certain radio and cable properties which Mr. Ryan had partially owned and operated since 1955. In his capacity as Chief Executive Officer, Mr. Ryan has successfully led the Company through 18 acquisitions of cellular telephone systems. Mr. Ryan is a director of the Cellular Telecommunications Industry Association, the founding chairman of Cable Television Advertising Bureau, Inc. and a former president of the Florida Cable Association, the Florida Broadcasters Association and the Southern Cable Association.

    M. WAYNE WISEHART, President and Chief Executive Officer of PCW since April 1, 1998, served as Chief Financial Officer of Palmer from 1982 until its acquisition by PCW on October 6, 1997, and served in such capacity with PCW until April 1, 1998. He was promoted to Treasurer of Palmer in 1983 and to Vice President in 1987. Mr. Wisehart has over 21 years of communications and telecommunications experience. In his capacity as Chief Financial Officer of Palmer, he was instrumental in the financial management and direction of the Company. Prior to joining Palmer, Mr. Wisehart served as Treasurer of the Des Moines Register & Tribune Company of Des Moines, Iowa, for approximately five years. He began his career in 1972 with Peat, Marwick, Mitchell & Co. in St. Louis, Missouri, where he became a Certified Public Accountant. Mr. Wisehart then served as a tax specialist for three years with General Dynamics Corporation in St. Louis, Missouri.

    JEFFREY L. GREEN has been with PCW and its predecessor, Palmer since 1995. Before assuming his current office as Vice President--Finance, and Chief Financial Officer in March 1998, Mr. Green served as the Director of Corporate Planning. While at the Company he has been extensively involved in strategic planning, investor relations and company acquisitions. Prior to joining PCW, Mr. Green spent five years with Forsch/Evanite Fiber Corporation, a leveraged buyout firm, and six years at Arthur Andersen & Company, a national public accounting firm. Mr. Green is a Certified Public Accountant and is a graduate of Miami University.

    VICTOR M. LANDAU has been with PCW and its predecessor, Palmer since 1984. Before assuming his current role as Vice President--Technical Operations in April 1998, Mr. Landau was the Director of Property Management/Site Acquisitions from 1993 to 1998. From 1987 to 1993, Mr. Landau worked as the Technical Operations Broadcast Division. Prior to joining the Company, Mr. Landau worked as the Chief Engineer for the Collins Radio division of Rockwell International from 1973-1975, and as a radio engineering consultant for E.H. Munn from 1977-1984. Mr. Landau attended Jacksonville University and the Milwaukee School of Engineering.

    K. PATRICK MEEHAN served as General Counsel and Assistant Secretary of Palmer Communications, Inc. ("PCI"), from 1991 to March of 1995 when PCI was acquired by Palmer. He continued in the same capacities with Palmer until its acquisition by PCW on October 6, 1997. Mr. Meehan currently serves as Vice President--General Counsel and Secretary of PCW. As an attorney with the law firm of Leibowitz & Spencer in Miami, Florida, from 1985 to May 1991, Mr. Meehan represented clients before the FCC and handled corporate transactions involving broadcast, paging and cellular telephone companies. He is a 1985 graduate of the Columbus School of Law and The Institute for Communications Law Studies at The Catholic University of America in Washington, D.C. Mr. Meehan is a member of the Florida Bar, the District of Columbia Bar and the American Bar Association.

DIRECTOR COMPENSATION

    Directors of Holdings are not paid fees.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information concerning the compensation paid to the executive officers of PCW for the three years ended December 31, 1997.

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                     ---------------
                                                        ANNUAL COMPENSATION            SECURITIES
                                                -----------------------------------    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR      SALARY($)    BONUS($)      OPTION (3)      COMPENSATION($)
----------------------------------------------  ---------  -----------  -----------  ---------------  -----------------
William J. Ryan, Chairman of the Board (1)....       1997     370,769      212,500        195,313            30,991(4)
                                                     1996     339,731       34,000              0            31,422
                                                     1995     331,651      119,880        130,000(9)         55,356

M. Wayne Wisehart, President and Chief
  Executive Officer of PCW(2).................       1997     186,635       57,000        146,406            18,873(5)
                                                     1996     152,211       15,250              0            23,559
                                                     1995     145,256       34,800         75,000(9)         33,417

Jeffrey L. Green, Vice President--Finance and
  Chief Financial Officer.....................       1997      91,692       55,750         39,063             7,490(6)
                                                     1996      78,848       11,250              0             8,381
                                                     1995      64,327            0         10,000(9)         51,019

Victor M. Landau, Vice President--Technical
  Operations..................................       1997      77,033       41,120         19,531             7,931(7)
                                                     1996      73,365        8,400              0             8,220
                                                     1995      69,824       11,375              0             7,919

K. Patrick Meehan, Vice President--General
  Counsel and Secretary.......................       1997     147,115       54,500         58,594             9,237(8)
                                                     1996     124,423       12,500              0            19,386
                                                     1995     109,936       26,400         65,000(9)         15,108

Jim Fredrickson, Vice
  President--Engineering......................       1997     113,462       91,125         97,656             6,092(10)
                                                     1996      99,438       10,248              0             7,200
                                                     1995      85,115       14,400         50,000(9)          7,173

Steve Carlson, Vice President--Operations.....       1997     112,788      104,812         78,125             7,966(11)
                                                     1996      94,615       18,910              0             7,930
                                                     1995      82,105       21,780         40,000(9)          8,038

------------------------
(1) Prior to his promotion to such position effective April 1, 1998 Mr. Ryan served as President and Chief Executive Officer of PCW.

(2) Prior to his promotion to such position effective April 1, 1998, Mr. Wisehart served as Executive Vice President, Treasurer and Chief Financial Officer of PCW.

(3) Gives effect to five-for-four stock splits of the Company's Common Stock in the form of stock dividends, paid on December 23, 1997, April 1, 1998 and April 30, 1998.

(4) Includes the following: auto allowance of $6,943 (including insurance and license), financial services of $3,755, tax services of $1,975 and club dues of $5,291.

(5) Includes the following: auto allowance of $6,774 (including insurance and license), financial services of $1,375, club dues of $6,106 and medical reimbursements of $4,619.

(6) Includes the following: auto allowance of $6,404 (including insurance and license) and medical re-imbursements of $1,086.

(7) Includes the following: auto allowance of $7,931 (including insurance and license).

(8) Includes the following: auto allowance of $7,042 (including insurance and license), tax services of $275, medical re-imbursements of $1,283 and club dues of $637.

(9) These options were granted by Palmer.

(10) Includes the following: auto allowance of $6,092.

(11) Includes the following: auto allowance of $7,966 (including insurance).

STOCK OPTIONS

    The following table reflects the number of options for shares of PCC's Common Stock subject to options granted under PCC's 1992 Long Term Incentive Plan (the "LTIP") during the year ended December 31, 1997 to the named executive officers of PCW.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZED VALUE AT
                                     NUMBER OF      % OF TOTAL                                     ASSUMED ANNUAL RATES OF STOCK
                                    SECURITIES        OPTIONS                                       PRICE APPRECIATED FOR OPTION
                                    UNDERLYING      GRANTED TO                                                TERM(3)
                                      OPTIONS      EMPLOYEES IN     EXERCISE                       ------------------------------
NAME                               GRANTED(1)(2)    FISCAL YEAR     PRICE(2)     EXPIRATION DATE         5%              10%
---------------------------------  -------------  ---------------  -----------  -----------------  ---------------  -------------
William J. Ryan (4)..............      195,313           12.7%          $4.67           10/09           $573,622      $1,453,671
M. Wayne Wisehart................      146,406            9.5%           4.67           10/09            429,985       1,089,667
Jeffrey L. Green.................       39,063            2.5%           4.67           10/09            114,725         290,737
Victor M. Landau.................       19,531            1.3%           5.37           12/09             66,959         167,154
K. Patrick Meehan................       58,594            3.8%           4.67           10/09            172,087         436,102
Jim Fredrickson..................       97,656            6.4%           4.67           10/09            286,810         726,832
Steve Carlson....................       78,125            5.1%           4.67           10/09            229,448         581,467

------------------------------

(1) Upon the occurrence of a "change in control" of PCC, as defined in the LTIP, PCC's Stock Option and Compensation Committee may, in its discretion, provide for the purchase of any then outstanding options by PCC or a designated subsidiary for an amount of cash equal to the excess of (i) the product of the "change in control price" (as defined below) and the number of shares of the PCC Common Stock subject to the options over (ii) the aggregate exercise price of such options. The change in control price means the higher of (i) the higher price per share of the PCC Common Stock paid in any transaction related to a change in control of PCC and (ii) the highest "fair market value" as defined in the LTIP, of the PCC Common Stock at any time during the 60-day period preceding the change in control.

(2) Number of options and exercise price give effect to five-for-four stock splits, in the form of stock dividends, paid on December 23, 1997, April 1, 1998 and April 30, 1998.

(3) In order to realize these potential values, the closing price of the PCC Common Stock on October 7, 2009 would have to be $7.61 and $12.11 per share and on December 4, 2009 would have to be $8.80 and $13.93 per share, respectively.

(4) Mr. Ryan's options terminated unexercised on April 1, 1998. See "--Employment Agreements."

    The following table reflects the number of stock options held by the named executive officers of the Company on December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                               SHARES OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL YEAR     IN-THE- MONEY OPTIONS AT
                                   SHARES                             END(1)                 FISCAL YEAR END
                                 ACQUIRED ON     VALUE      --------------------------  --------------------------
                                 EXERCISE(1)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                 -----------  ------------  -----------  -------------  -----------  -------------
William J. Ryan (2)............      --            --           --            195,313       --           $154,204
M. Wayne Wisehart..............      --            --           --            146,406       --            118,589
Jeffrey L. Green...............      --            --           --             39,065       --             31,641
Victor M. Landau...............      --            --           --             19,531       --              2,148
K. Patrick Meehan..............                                                58,596                      47,461
Jim Fredrickson................      --            --           --             97,656       --             79,097
Steve Carlson..................      --            --           --             78,125       --             63,278

------------------------------

(1) Numbers of shares gives effect to five-for-four stock splits, in the form of stock dividends, paid on December 23, 1997, April 1, 1998 and April 30, 1998.

(2) Mr. Ryan's options terminated unexercised on April 1, 1998. See "--Employment Agreements."

EMPLOYMENT AGREEMENTS

    In 1997, PCW entered into an employment agreement with Mr. Ryan (the "Ryan Agreement") for a term ending on December 31, 1999. The base salary rate per annum under the Ryan Agreement for 1997 was $500,000, plus an annual bonus based upon PCW's financial performance commencing in 1998. In connection with Mr. Ryan's desire to serve as Chairman of the Board of the Company commencing effective April 1, 1998, Mr. Ryan and PCW agreed that (i) Mr. Ryan will serve as Chairman of the Board until December 31, 1998; (ii) in lieu of the other compensation and benefits under the Ryan Agreement, Mr. Ryan received on April 1, 1998 a single lump sum payment of $875,000 and will participate in the Company's Bonus Plan for 1998; and (iii) all options for the Company's Common Stock held by Mr. Ryan be terminated.

    In 1997, PCW entered into an employment agreement with Mr. Wisehart (the "Wisehart Agreement") for an initial term ending on December 31, 1999. The Wisehart Agreement has an automatic one-year renewal on each anniversary date thereof. The base salary rate per annum under the Wisehart Agreement for 1997 was $300,000, plus an annual bonus based upon PCW's financial performance. Pursuant to the Wisehart Agreement, when William J. Ryan ceased to be President of PCW upon his promotion to Chairman of the Board of PCW, Mr. Wisehart assumed the position of President for an annual base salary of $500,000, plus an annual bonus based on PCW's financial performance. The Wisehart Agreement specifies that if Mr. Wisehart is terminated by PCW other than for Cause (as defined therein), disability or death or if Mr. Wisehart terminates the agreement for Good Reason (as defined therein), PCW will pay to Mr. Wisehart the full base salary and benefits which would otherwise have been paid to Mr. Wisehart, as well as a pro-rated bonus, for two years after the date of termination (to be paid at the time such payments are due).

    In 1997, PCW entered into an employment agreement with Mr. Green (the "Green Agreement") for an initial term ending on December 31, 1998. The Green Agreement has an automatic one-year renewal on each anniversary date thereof. The base salary rate per annum under the Green Agreement for 1997 was $113,000. A separate agreement also provides for an annual bonus based on PCW's financial performance. The Green Agreement specifies that if Mr. Green is terminated by PCW other than for Cause (as defined therein), disability or death or if Mr. Green terminates the agreement for Good Reason (as defined therein), PCW will pay to Mr. Green the full base salary and benefits which would otherwise have been paid to Mr. Green, as well as pro-rated bonus, through the first anniversary of the date of termination (to be paid at the time such payments are due).

    Jim Fredrickson was terminated as of May 1, 1998 and Steve Carlson was terminated as of April 15, 1998. Pursuant to their employment agreements, each of Mr. Fredrickson and Mr. Carlson is entitled to severance payments, including regular salary over the twelve months subsequent to their respective terminations.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires directors and executive officers of PCC to file with the Commission initial reports of ownership and reports of changes in ownership of securities of PCC. Directors and executive officers are required by Commission regulation to furnish PCC with copies of all Section 16(a) forms that they file. To PCC's knowledge, based solely on review of the copies of such reports furnished to PCC and written representations that no other reports were required, all Section 16(a) filing requirements applicable to directors and executive officers were timely satisfied during the fiscal year ended December 31, 1997.

                             PRINCIPAL STOCKHOLDERS

    All of Holdings' issued and outstanding capital stock is owned indirectly by PCC.

                   DESCRIPTION OF THE 13 1/2% HOLDINGS NOTES

    The Company issued the 13 1/2% Notes on August 11, 1997 pursuant to an indenture (the "13 1/2% Holdings Indenture") as part of an offering of Units consisting of the 13 1/2% Holdings Notes and warrants to purchase PCC Shares. The 13 1/2% Holdings Notes are senior obligations of Holdings and rank PARI PASSU in right of payment with all existing and future senior Indebtedness of Holdings and rank senior in right of payment to all future subordinated Indebtedness of Holdings.

    The issue price of the 13 1/2% Holdings Notes represents a yield to maturity of 13 1/2% from August 7, 1997. The 13 1/2% Holdings Notes accrete at a rate of 13 1/2%, compounded semiannually, to an aggregate principal amount at maturity of approximately $153.4 million by August 1, 2002. Cash interest will not commence to accrue on the 13 1/2% Holdings Notes prior to August 2, 2002. Commencing on February 1, 2003, cash interest on the 13 1/2% Notes will be payable, at a rate of 13 1/2% per annum, semi-annually in arrears on each February 1 and August 1. The 13 1/2% Holdings Notes are redeemable at the option of Holdings, in whole or in part, at any time on or after August 1, 2002 in cash at the redemption prices set forth below, plus accrued and unpaid interest, if any, thereon to the redemption date:

                                REDEMPTION
YEAR                                                              PRICE
-------------------------------------------------------------  -----------
2002.........................................................     106.750%
2003.........................................................     104.500%
2004.........................................................     102.250%
2005 and thereafter..........................................     100.000%

    On or after August 1, 1998, the Company has the right to redeem all or any part of the 13 1/2% Holdings Notes in cash at 120.000% of the Accreted Value (as defined in the 13 1/2% Holdings Indenture) thereof, including accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) if redeemed during the 12-month period beginning August 1 of the years indicated below; provided that redemptions may be made only if the closing price of PCC Shares equals or exceeds the prices set forth below for ten consecutive trading days prior to the redemption date in each period:

                                    PCC
                                                                     STOCK
YEAR                                                                 PRICE
-----------------------------------------------------------------  ---------
1998.............................................................  $    7.68
1999.............................................................  $   10.24
2000.............................................................  $   12.80
2001.............................................................  $   15.36

    The 13 1/2% Holdings Notes are unconditionally guaranteed (the "13 1/2% Holdings Guarantee") by Price Communications Cellular, Inc. ("PCCI"), Holdings' direct parent and the direct wholly owned subsidiary of PCC. The 13 1/2% Holdings Guarantee is secured by a lien on and security interest in all of the issued and outstanding capital stock of Holdings. PCCI is required to own 100% of the common stock of Holdings.

    Upon the occurrence of a Change of Control (as defined) each holder of the 13 1/2% Holdings Notes will have the right, subject to certain limitations, to require the Company to repurchase such holder's 13 1/2% Holdings Notes at 101% of the Accreted Value (as defined) thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date.

    The 13 1/2% Holdings Indenture contains covenants which are substantially similar to those in the Indenture relating to the Notes and which impose certain limitations on the ability of the Company and its subsidiaries to, among other things, incur Indebtedness (as defined), make Restricted Payments (as defined), effect certain Asset Sales (as defined), enter into certain transactions with Related Persons (as defined), and merge or consolidate with any other person or transfer all or substantially all of their properties and assets.

                      DESCRIPTION OF THE 11 3/4% PCW NOTES

    PCW issued the 11 3/4% PCW Notes on July 10, 1997 pursuant to an indenture (the "11 3/4% PCW Indenture"). The 11 3/4% PCW Notes are general unsecured obligations of PCW and subordinated in right of payment to all existing and future senior Indebtedness of PCW and rank PARI PASSU in right of payment to all future senior subordinated Indebtedness of PCW and rank senior to all subordinated indebtedness of PCW.

    Commencing on January 15, 1998, cash interest on the 11 3/4% PCW Notes became payable, at a rate of 11 3/4% per annum, semi-annually in arrears on each January 15 and July 15. The 11 3/4% PCW Notes are redeemable at the option of Holdings, in whole or in part, at any time on or after July 15, 2002 in cash at the redemption prices set forth below, plus accrued and unpaid interest, if any, thereon to the redemption date:

                                REDEMPTION
YEAR                                                              PRICE
-------------------------------------------------------------  -----------
2002.........................................................     105.875%
2003.........................................................     104.406%
2004.........................................................     102.938%
2005.........................................................     101.469%
2006 and thereafter..........................................     100.000%

    The 11 3/4% PCW Indenture contains covenants which are substantially similar to those in the Indenture relating to the Notes and which impose certain limitations on the ability of PCW and its subsidiaries to, among other things, incur Indebtedness (as defined), make Restricted Payments (as defined), effect certain Asset Sales (as defined), enter into certain transactions with Related Persons (as defined), and merge or consolidate with any other person or transfer all or substantially all of their properties and assets.

    On November 14, 1997, in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated July 10, 1997, among the Company and other signatories thereto, the Company offered to exchange registered $1,000 principal amount of 11 3/4% Series B Senior Subordinated Notes due 2007 (the "Series B 11 3/4% PCW Notes") for each $1,000 principal amount of the issued and outstanding 11 3/4% PCW Notes. The terms of the Series B 11 3/4% PCW Notes are identical in all respect to the original 11 3/4% PCW Notes, except that the offer of the Series B 11 3/4% PCW Notes were registered under the Securities Act of 1933, as amended.

                  DESCRIPTION OF THE SENIOR SECURED PCW NOTES

    PCW issued the Secured PCW Notes on June 16, 1998 pursuant to an indenture (the "Secured PCW Indenture"). The Secured PCW Notes are senior obligations of PCW and rank (i) senior in right of payment to all subordinated Indebtedness of PCW and (ii) effectively senior in right of payment to all unsecured Indebtedness of PCW to the extent of the value of the Collateral (as defined in the Secured PCW Indenture) available for the payment of the Secured PCW Notes.

    Commencing December 15, 1998, cash interest on the Secured PCW Notes will be payable, at 9 1/8% per annum, semi-annually in arrears on each June 15 and December 15.

    The Secured PCW Notes are guaranteed by certain of PCW's subsidiaries and are secured by (a) the capital stock of such subsidiaries owned by PCW or any of such subsidiaries and certain other assets of such subsidiaries as can be perfected by the filing of a UCC-1 financing statement with filing offices in the relevant jurisdictions and (b) certain cash collateral and eligible investments from time to time pledged by PCW or such subsidiaries.

    The Secured PCW Notes are redeemable at the option of PCW, at any time on or after June 15, 2002 in cash at the redemption prices set forth below, plus accrued and unpaid interest, if any, thereon to the redemption date:

                                          REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2002.............................................................................    104.56250%
2003.............................................................................    102.28125%
2004 and thereafter..............................................................    100.00000%

    The Secured PCW Indenture contains covenants which impose certain limitations on the ability of PCW and its subsidiaries to, among other things, incur Indebtedness (as defined), make Restricted Payments (as defined), effect certain Asset Sales (as defined), enter into certain transactions with Related Persons (as defined), and merge or consolidate with any other person or transfer all or substantially all of their properties and assets.

    The PCW Offering has not been registered under the Securities Act. However, PCW is under an obligation to use its reasonable best efforts to cause a registration statement to be declared effective with respect to an offer to exchange the Secured PCW Notes within 150 days of the original issuance of the Secured PCW Notes. If (i) such registration statement has not been declared effective within such 150-day period, (ii) PCW has not consummated the exchange offer within 180 days after the original issuance of the Secured PCW Notes or
(iii) a Shelf Registration Statement (as defined) is filed and declared effective but thereafter ceases to be effective without being succeeded by an additional Registration Statement filed and declared effective, then in such case, PCW will be required to pay liquidated damages to the holders of the Secured PCW Notes.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes will be issued under an Indenture, dated as of            , 1998
(the "Indenture"), by and between Holdings and Bank of Montreal Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of those documents. Unless the context otherwise requires, all references to "Holdings" in this section refer to Price Communications Cellular Holdings, Inc. only and not its subsidiaries. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

    The Notes will be general obligations of Holdings ranking senior to all subordinated Indebtedness of Holdings and PARI PASSU in right of payment to all other existing and future senior unsecured Indebtedness of Holdings. As of March 31, 1998, on a PRO FORMA basis after giving effect to the Offering and the PCW Offering, in each case, including the application of the net proceeds therefrom. Holdings, on a consolidated basis, would have had outstanding approximately $850.0 million of Indebtedness. Holdings is a holding company and, therefore, the Notes will be effectively subordinated to all liabilities (including trade payables) of Holdings' subsidiaries (including the PCW Notes). At March 31, 1998, on a PRO FORMA basis as described above, Holdings' subsidiaries would have had outstanding approximately $700.0 million of Indebtedness, including Indebtedness under the PCW Notes, and $362.7 million of deferred taxes and other liabilities. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on August 15, 2008. Each Note will bear interest
initially at the rate of       % per annum from the date of issuance, or from
the most recent date to which interest has been paid or provided for, and will be payable semiannually on February 15 and August 15 of each year, commencing on February 15, 1999 (each an "Interest Payment Date"), to holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date (each a "Regular Record Date"). The interest rate on the Notes will be permanently reduced by 0.50% once cash interest begins to accrue on the Notes. Cash interest will begin to accrue on the Notes on February 15, 2003; PROVIDED that at any time prior to February 15, 2003, the Company may make an election on any interest payment date to commence the accrual of cash interest from and after such interest payment date, in which case, cash interest will be payable on each interest payment date thereafter. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. There can be no assurances that the Company will not make an election to pay cash interest and thereby permanently reduce the interest rate shortly after consummation of this Offering.

    The Indenture will not contain provisions which would afford Holders of the Notes protection in the event of a decline in Holdings' credit quality resulting from highly leveraged or other similar transactions involving Holdings.

    Subject to the covenants described below, the Company may issue additional notes under the Indenture having the same terms in all respects as the Notes (or in all respects except for the payment of interest on the Notes (i) scheduled and paid prior to the date of issuance of such notes or (ii) payable on the first Interst Payment Date following such date of issuance). The Notes offered hereby and any such additional notes would be treated as a single class for all purposes under the Indenture.

    Principal of, premium, if any, and interest on the Notes will be payable, and, subject to the following provisions, the Notes may be presented for registration of transfer or exchange, at the office or agency of Holdings maintained for such purpose, which office or agency shall be maintained in the Borough of

Manhattan, The City of New York. At the option of Holdings, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of Holdings. No service charge will be made for any registration of transfer or exchange of Notes, but Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by Holdings, Holdings' office or agency will be the corporate trust office of the Trustee
presently located at                                         .

    Because Holdings conducts its operations through its subsidiaries, Holdings' ability to meet its cash obligations is dependent upon the ability of its subsidiaries to make cash distributions to Holdings. Furthermore, any right of Holdings to receive the assets of any of its subsidiaries upon any such subsidiary's liquidation (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors), except to the extent that Holdings is itself recognized as a creditor of such subsidiary, in which case the claims of Holdings would still be subordinate to any indebtedness of such subsidiary senior in right of payment to that held by Holdings. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of the creditors of Holdings or a marshalling of assets or liabilities of Holdings, Holders of the Notes may receive ratably less than other such creditors or interest holders.

SINKING FUND

    There will be no sinking fund payments for the Notes.

RANKING

    The Notes will be general obligations of Holdings ranking senior to all subordinated indebtedness of Holdings and PARI PASSU in right of payment to all other existing and future senior unsecured Indebtedness of Holdings. The Notes will be effectively subordinated to all liabilities of Holdings' subsidiaries. As of March 31, 1998 on, a PRO FORMA basis after giving effect to the Offering and the PCW Offering, in each case, including the application of the net proceeds therefrom, Holdings, on a consolidated basis, would have had outstanding approximately $850.0 million of Indebtedness. At March 31, 1998, on a pro forma basis as described above, Holdings' subsidiaries would have had outstanding approximately $700.0 million of Indebtedness, including Indebtedness under the PCW Notes and $362.7 million of deferred taxes and other liabilities.

NEGATIVE PLEDGE

    Holdings will not be permitted to pledge the stock of PCW or the stock of any Restricted Subsidiary that owns common stock of PCW except pursuant to the Credit Facility. Holdings will be required to own, directly or indirectly, 100% of the common stock of PCW.

REDEMPTION

    Except as described under "Mandatory Exchange" below, Holdings will not have the right to redeem any Notes prior to August 15, 2003. On or after August 15, 2003, Holdings will have the right to redeem all or any part of the Notes in cash at the redemption prices (expressed as a percentage of the aggregate principal amount thereof) set forth below, in each case including accrued and unpaid interest, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record

Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) if redeemed during the 12-month period beginning August 15 of the years indicated below:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2003........................................................................               %
2004........................................................................               %
2005........................................................................               %
2006 and thereafter.........................................................        100.000%

    In the case of a partial redemption, the Trustee shall select the Notes or portion thereof for redemption on a PRO RATA basis or in such other manner as it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    Subject to the following, notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the date fixed for redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date fixed for redemption, interest will cease to accrue on the portions of the Notes called for redemption.

MANDATORY EXCHANGE

    In the event the Trading Price equals or exceeds 115% of the Exchange Price for 10 out of 15 consecutive Trading Days, each outstanding Note will be mandatorily exchanged on the fifth Trading Day (the "Exchange Date") immediately succeeding such 10th Trading Day (unless the Company shall have elected on or prior to the second Trading Day immediately succeeding such 10th Trading Day to permanently terminate the mandatory exchange provisions of the Notes) into
PCC Shares (subject to adjustment for certain events) per $1,000 principal
amount of Notes (initially equivalent to a price of $    per share (the
"Exchange Price")).

    Subject to the following paragraph, on and after the Exchange Date, interest will cease to accrue on the Notes. Each holder will be obligated to surrender its Notes at the specified office of the Exchange Agent and PCC will be obligated to issue the PCC Shares exchangeable therefor. Such exchange will be effected through the facilities of The Depository Trust Company ("DTC"), with each Holder being deemed to have automatically tendered its Notes for exchange on the Exchange Date in accordance with applicable DTC procedures. Each Holder's automatic exchange will be subject to the delivery of the PCC Shares to the Paying Agent prior to the Exchange Date.

    Exchange of the Notes into the PCC Shares shall be subject to compliance with any reporting requirements or approvals established by the Commission as may be amended, supplemented or superseded from time to time. In the event that the mandatory exchange of Notes into PCC Shares on the Exchange Date is prohibited by law, the Company shall give notice thereof to the Trustee and the Paying Agent and the Notes shall remain outstanding and the exchange shall not occur until the first Trading Day thereafter when both (i) such exchange is no longer prohibited by applicable law and (ii) the Trading Price equalled or exceeded 115% of the Exchange Price for 10 out of the 15 consecutive Trading Days immediately preceding such Trading Day.

GENERAL

    The Exchange Price will be subject to adjustment in certain events, including: (i) dividends (and other distributions) payable on any class of PCC's capital stock in PCC Shares, (ii) the issuance to all holders of PCC Shares of rights, options or warrants, or negotiable obligations, debentures or securities convertible into PCC Shares or exercisable or exchangeable therefor, in each case, entitling them to subscribe for or purchase or exchange for PCC Shares at less than the current market price per PCC Share (as determined pursuant to the Indenture), (iii) subdivisions, combinations and reclassifications of PCC Shares, (iv) dividends or distributions to all holders of Common Stock (as defined in the Indenture) of any shares of Capital Stock of PCC (other than shares of Common Stock of any class) or capital stock of PCC's subsidiaries or evidence of indebtedness of Holdings or assets (including cash and securities, but excluding those dividends, rights, options, warrants and distributions referred to above) and (v) mergers, consolidations, reorganizations or spin-offs. Adjustments of the Exchange Price will be determined as provided in the Indenture so as to entitle any Holder to receive upon exchange of any Note the same number of PCC Shares which would have been receivable in respect of such Note in the absence of the events described above. No adjustments to the Exchange Price will be required to be made until cumulative adjustments amount to 1% or more of the Exchange Price as last adjusted and any adjustment below 1% will be carried forward.

    In the event that PCC shall distribute rights, options or warrants (other than those referred to in (ii) in the preceding paragraph) ("Rights") pro rata to holders of PCC Shares, so long as any such Rights have not expired or been redeemed, the Holder of any Note surrendered for exchange will be entitled to receive upon exchange, in addition to the Exchange Shares, a number of Rights to be determined as follows: (i) if such exchange occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of PCC Shares equal to the number of Exchange Shares is entitled at the time of such exchange in accordance with the terms and provisions of and applicable to the Rights, and (ii) if such exchange occurs after such Distribution Date, the same number of Rights to which a holder of the number of shares of PCC Shares into which such Note was exchangeable immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the Rights. The Exchange Price will not be subject to adjustments on account of any declaration, distribution or exercise of such Rights.

    On exchange of a Note, a Holder will not receive any cash payment representing an accrued discount or premium payment. PCC's delivery to such Holder of the Exchange Shares (or cash adjustment, as described below) into which the Note is exchangeable will be deemed to satisfy Holdings' obligation to pay the principal amount and any accrued discount or premium attributable to the period from the Issue Date to the date of exchange.

    Fractional PCC Shares are not to be issued upon exchange, but, in lieu thereof, PCC will pay a cash adjustment based upon the market price of the PCC Shares.

    Bank of Montreal Trust Company will act as paying and exchange agents (the "Exchange Agent") for the Notes. PCC will notify the Exchange Agent of all the exchange price adjustments made as described above and a copy of such calculation shall be maintained at the exchange agent's office.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL.

    The Indenture will provide that in the event that a Change of Control has occurred, each Holder will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by Holdings (the "Change of Control Offer"), to require Holdings to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such Holder's Notes, on a date (the "Change of

Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with any accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 20 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Holdings shall purchase all Notes properly tendered in response to the Change of Control Offer.

    On or before the Change of Control Purchase Date, Holdings will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by Holdings. The Paying Agent promptly will deliver to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with any accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by Holdings to the Holder thereof. Holdings will announce publicly the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of Holdings or its Parent, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between Holdings and the Underwriters and is not the result of any intention on the part of Holdings or its Parent or their management to discourage the acquisition of Holdings or its Parent.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws and Holdings may modify a Change of Control Offer to the extent necessary to effect such compliance.

LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS

    The Indenture will provide that after the Issue Date Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, create, incur, assume, guarantee or otherwise directly or indirectly become liable for (including as a result of an acquisition), or otherwise become responsible for, contingently or otherwise (individually or collectively, to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness. Neither the accrual of interest (including the issuance of "pay in kind" securities or similar instruments in respect of such accrued interest) pursuant to the terms of Indebtedness Incurred in compliance with this covenant, nor the accretion of original issue discount, nor the mere extension of the maturity of any Indebtedness shall be deemed to be an Incurrence of Indebtedness.

    Notwithstanding the foregoing, if there exists no Default or Event of Default immediately prior and subsequent thereto, (x) Holdings may incur Indebtedness if Holdings' Annualized Operating Cash Flow Ratio, after giving effect to the Incurrence of such Indebtedness, would have been less than 8.5 to 1 and (y) any Restricted Subsidiary may incur Indebtedness if such Restricted Subsidiary's Annualized Operating Cash Flow Ratio, after giving effect to the Incurrence of such Indebtedness, would have been less than 8.0 to 1.

    In addition, if there exists no Default or Event of Default immediately prior and subsequent thereto, the foregoing limitations will not apply to the Incurrence of (i) Indebtedness by Holdings or any of its Restricted Subsidiaries constituting Existing Indebtedness, reduced by repayments of and permanent reductions in commitments in satisfaction of the Net Cash Proceeds application requirement set forth under "Limitation on Asset Sales and Sales of Subsidiary Stock" below and by repayments and permanent

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reductions in amounts outstanding pursuant to scheduled amortizations and mandatory prepayments in accordance with the terms thereof, (ii) Indebtedness, in an aggregate principal amount not in excess of $525,000,000, permitted under the Credit Facility, reduced by (a) repayments of and permanent reductions in commitments in satisfaction of the Net Cash Proceeds application requirement set forth in the "Limitation on Asset Sales of Subsidiary Stock" covenant and (b) an amount equal to the sum of (A) the outstanding principal amount of the PCW Secured Notes and (B) the aggregate amount of Indebtedness Incurred pursuant to clause (x) below to refinance the PCW Secured Notes or the Credit Facility so long as such amounts Incurred pursuant to clause (x) remain outstanding; provided that, if there exists a Default or an Event of Default immediately prior or subsequent thereto, Holdings and its Restricted Subsidiaries may Incur Indebtedness pursuant to this clause (ii) so long as the proceeds from such Incurrence are not used, directly or indirectly, to pay any amounts owing in respect of any Indebtedness, including, without limitation, principal, interest and commitment fees, other than with respect to the Notes, (iii) Indebtedness of Holdings evidenced by the Notes, (iv) (A) Permitted Acquisition Indebtedness of Holdings or PCW that satisfies the provisions of clause (x) of the definition thereof or (B) Permitted Acquisition Indebtedness of any Restricted Subsidiary that satisfies the provisions of clause (y) of the definition thereof, (v) Indebtedness between Holdings and any Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings; PROVIDED, HOWEVER, that, in the case of Indebtedness of Holdings, such obligations shall be unsecured and subordinated in all respects to the Holders' rights pursuant to the Notes, and the date of any event that causes a Restricted Subsidiary no longer to be a Restricted Subsidiary shall be an Incurrence Date with respect to such Indebtedness, (vi) Capitalized Lease Obligations and Purchase Money Indebtedness in an aggregate amount or aggregate principal amount, as the case may be, outstanding at any time not to exceed in the aggregate $15,000,000; PROVIDED, HOWEVER, that in the case of Purchase Money Indebtedness, such Indebtedness shall not constitute less than 75% nor more than 100% of the cost (determined in accordance with GAAP) to Holdings or such Restricted Subsidiary of the property purchased or leased with the proceeds thereof, (vii) Indebtedness of Holdings or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Holdings or its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Holdings to the extent none of the foregoing results in the obligation to repay an obligation for money borrowed by any Person and are limited in aggregate amount to no greater than 10% of the fair market value of such business, assets or Restricted Subsidiary so disposed of, (viii) Indebtedness of Holdings or any Restricted Subsidiary under standby letters of credit or reimbursement obligations with respect thereto issued in the ordinary course of business and consistent with industry practices limited in aggregate amount to $5,000,000 at any one time outstanding, (ix) Indebtedness of Holdings or any Restricted Subsidiary (other than Indebtedness permitted by the first paragraph hereof or clauses (i) through (viii) or (x) hereof) not to exceed $100,000,000 at any one time outstanding and (ix) Refinancing Indebtedness Incurred to extend, renew, replace or refund Indebtedness permitted under the first paragraph hereof or clauses (i) (as so reduced in amount), (ii) (as so reduced in amount), (iii), (iv) and (x) of this paragraph.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described above or is entitled to be incurred pursuant to the second paragraph of the covenant described above, Holdings shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with the covenant described above and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the second paragraph above. In addition, Holdings may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the second paragraph hereof, provided that Holdings would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the second paragraph hereof, as the case may be, at such time of reclassification.

    Indebtedness of any Person that is not a Restricted Subsidiary of Holdings (or that is a Non-Recourse Restricted Subsidiary designated to be a Restricted Subsidiary, but no longer a Non-Recourse Restricted

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Subsidiary), which Indebtedness is outstanding at the time such Person becomes such a Restricted Subsidiary of Holdings or is merged with or into or consolidated with Holdings or a Restricted Subsidiary of Holdings shall be deemed to have been Incurred, as the case may be, at the time such Person becomes such a Restricted Subsidiary of Holdings, or is merged with or into or consolidated with Holdings or a Restricted Subsidiary of Holdings.

LIMITATION ON RESTRICTED PAYMENTS

    The Indenture will provide that after the Issue Date Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, immediately prior or after giving effect thereto (a) a Default or an Event of Default would exist, (b) Holdings's Annualized Operating Cash Flow Ratio for the Reference Period would exceed 8.5 to 1, or (c) the aggregate amount of all Restricted Payments made by Holdings and its Restricted Subsidiaries, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor, as determined in good faith by the Board of Directors) from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum of (i) the amount determined by subtracting (x) 2.0 times the aggregate Consolidated Interest Expense of Holdings for the period (taken as one accounting period) from the Issue Date to the last day of the last full fiscal quarter prior to the date of the proposed Restricted Payment (the "Computation Period") from (y) Operating Cash Flow of Holdings for the Computation Period, plus (ii) the aggregate Net Proceeds received by Holdings from the sale (other than to a Subsidiary of Holdings) of its Qualified Capital Stock after the Issue Date and on or prior to the date of such Restricted Payment, PLUS (iii) to the extent not otherwise included in clauses (i) or (ii), above, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayment of loans or advances, or other transfers of assets, in each case to Holdings or any Wholly Owned Restricted Subsidiary of Holdings from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Holdings and any Restricted Subsidiary in such Unrestricted Subsidiary.

    Notwithstanding the foregoing paragraph, the provisions set forth in clause
(b) or (c) of the immediately preceding paragraph will not prohibit (i) the use of an aggregate of $15,000,000 to be used for Restricted Payments not otherwise permitted by this "Limitation on Restricted Payments" covenant, and (ii) any dividend, distribution or other payment by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock, and notwithstanding the foregoing paragraph, the provisions set forth in clause
(a), (b) or (c) of the immediately preceding paragraph will not prohibit (x) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions, or (y) the redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness or Capital Stock of Holdings or its Restricted Subsidiaries either in exchange for or out of the Net Proceeds of the substantially concurrent Equity Offering (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Junior Indebtedness or Capital Stock of Holdings or its Restricted Subsidiaries and other than to a Subsidiary of Holdings) or sale of Junior Indebtedness (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness of Holdings or its Restricted Subsidiaries) of Holdings.

    In determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the first paragraph of this description of the "Limitations on Restricted Payments" covenant, 100% of the amounts expended under clauses (i), (ii), (x) and (y) of the immediately preceding paragraph shall be included as Restricted Payments from and after the Issue Date.

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
LIMITATION ON RESTRICTING SUBSIDIARY DIVIDENDS

    The Indenture will provide that Holdings will not, and will not permit any of its Restricted Subsidiaries to, with respect to securities issued directly thereby or with respect to which they are obligors, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to pay dividends or make other distributions on the Capital Stock of any Restricted Subsidiary of Holdings or pay or satisfy any obligation to Holdings or any of its Restricted Subsidiaries or otherwise transfer assets or make or pay loans or advances to Holdings or any of its Restricted Subsidiaries, except encumbrances and restrictions existing under (i) any Indebtedness permitted by the Indenture to be incurred by any Restricted Subsidiary, (ii) the indentures governing the Notes and the PCW Notes, (iii) any Existing Indebtedness, (iv) the Credit Facility, (v) any applicable law or any governmental or administrative regulation or order, (vi) Refinancing Indebtedness permitted under the Indenture, PROVIDED, HOWEVER, that the restrictions contained in the instruments governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the instruments governing the Indebtedness (in the good faith judgement of Holdings' Board of Directors) being refinanced immediately prior to such refinancing, (vii) restrictions with respect solely to a Restricted Subsidiary of Holdings imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, PROVIDED, HOWEVER, that such restrictions apply solely to the Capital Stock or assets (in the good faith judgement of Holdings' Board of Directors) being sold of such Restricted Subsidiary, (viii) restrictions contained in any agreement relating to the financing of the acquisition of a Person or property, business or assets after the Issue Date which are not applicable to any Person or property, business or assets other than the Person or property so acquired and which either (A) were not put in place in anticipation of or in connection with such acquisition or
(B) constituted Permitted Acquisition Indebtedness of a Person satisfying the provisions of clause (y) of the definition thereof or (ix) any agreement (other than those referred to in clause (viii)) of a Person acquired by Holdings or a Restricted Subsidiary of Holdings, which restrictions existed at the time of acquisition and were not put in place in anticipation of or in connection with such acquisition. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business, consistent with past practices nor (b) Permitted Liens, shall in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreement or assets, as the case may be.

LIMITATION ON TRANSACTIONS WITH RELATED PERSONS

    The Indenture will provide that, after the Issue Date, Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any contract, agreement, arrangement or transaction with any Related Person (each a "Related Person Transaction"), or any series of Related Person Transactions, except for transactions made in good faith, the terms of which are (i) fair and reasonable to Holdings or such Subsidiary, as the case may be, and (ii) are at least as favorable as the terms which could be obtained by Holdings or such Subsidiary, as the case may be in a comparable transaction made on an arm's length basis with Persons who are not Related Persons.

    Without limiting the foregoing, (a) any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $1,000,000 must first be approved by a majority of the Board of Directors of Holdings who are disinterested in the subject matter of the transaction pursuant to a Board Resolution and (b) with respect to any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $5,000,000, Holdings must first obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to Holdings or such Subsidiary, as the case may be.

    Notwithstanding the foregoing, the following shall not constitute Related Person Transactions: (i) reasonable and customary payments on behalf of directors, officers or employees of Holdings or any of its Restricted Subsidiaries, or in reimbursement of reasonable and customary payments or reasonable and

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
customary expenditures made or incurred by such Persons as directors, officers or employees, (ii) any contract, agreement, arrangement, or transaction solely between or among Holdings and any of its Restricted Subsidiaries or between or among Restricted Subsidiaries of Holdings, (iii) any Restricted Payment not prohibited by the "--Limitation on Restricted Payments" above, (iv) any loan or advance by Holdings or a Restricted Subsidiary to employees of Holdings or a Restricted Subsidiary in the ordinary course of business, in an aggregate amount at any one time outstanding not to exceed $500,000 and (v) any payment pursuant to a tax sharing agreement between Holdings and any other Person with which Holdings is required or permitted to file a consolidated tax return or with which Holdings is or could be part of a consolidated group for tax purposes, which payments are not in excess of the tax liabilities attributable solely to Holdings and Restricted Subsidiaries (as a consolidated group).

LIMITATION ON ASSET SALES AND SALES OF SUBSIDIARY STOCK

    The Indenture will provide that after the Issue Date Holdings will not, and will not permit any of its Restricted Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, businesses or assets, including by merger or consolidation, and including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of Holdings whether by Holdings or a Restricted Subsidiary (any such transaction an "Asset Sale"), unless

    (1) (a) within 360 days after the date of such Asset Sale, an amount equal to the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") is applied to the optional redemption of the Notes in accordance with the terms of the Indenture and other Indebtedness of Holdings ranking on a parity with the Notes from time to time outstanding with similar provisions requiring Holdings to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, PRO RATA in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding or to the repurchase of the Notes and such other Indebtedness pursuant to an irrevocable, unconditional offer (PRO RATA in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the "Asset Sale Offer") to repurchase such Indebtedness at a purchase price in cash (the "Asset Sale Offer Price") of 100% of the principal amount thereof (or accreted value in the case of Indebtedness issued with an original issue discount) plus, in each case, accrued interest to the date of payment, made within 330 days of such Asset Sale, or (b) within 330 days of such Asset Sale, the Asset Sale Offer Amount is
(i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in assets and property (other than notes, obligations or securities), which in the good faith reasonable judgment of the Board of Directors of Holdings are of a type used in a Related Business, or Capital Stock of a Person (which, if such Person becomes a Subsidiary of Holdings by virtue of such Asset Sale, shall initially be designated a Restricted Subsidiary) all or substantially all of whose assets and property (in the good faith reasonable judgment of the Board of Directors of Holdings) are of a type used in a Related Business (PROVIDED, HOWEVER, that, with respect to such Capital Stock, all of the requirements of the last proviso of clause (v) of the following paragraph shall have been satisfied), or (ii) used to retire permanently any Senior Indebtedness of Holdings or any Indebtedness of a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary);

    (2) with respect to any transaction or related series of transactions of securities, property or assets with an aggregate fair market value in excess of $1,000,000, at least 75% of the value of consideration for the assets disposed of in such Asset Sale (excluding (a) Senior Indebtedness (and any Refinancing Indebtedness issued to refinance any such Indebtedness) or Indebtedness of any Restricted Subsidiary assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date and permitted to have been Incurred pursuant to "--Limitation on Incurrence of Additional Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount), (b) Purchase Money Indebtedness secured exclusively by the assets subject to such Asset Sale which is assumed by a transferee and (c) marketable securities that are promptly converted into cash or Cash Equivalents) consists of cash or Cash Equivalents, PROVIDED, HOWEVER, that any cash or Cash Equivalents received within 12 months following any such Asset Sale upon conversion of any property or assets (other than in the form of cash or Cash Equivalents) received in consideration of such Asset Sale shall be applied promptly in the manner required of Net Cash Proceeds of any such Asset Sale as set forth above;

    (3) no Default or Event of Default shall occur or be continuing after giving effect to, on a PRO FORMA basis, such Asset Sale, unless such Asset Sale is in consideration solely of cash or Cash Equivalents and such consideration is applied immediately to the permanent reduction of the principal amount of Indebtedness outstanding pursuant to other Senior Indebtedness of Holdings or Indebtedness of any Restricted Subsidiary, and

    (4) the Board of Directors of Holdings determines in good faith that Holdings or such Restricted Subsidiary, as applicable, would receive fair market value in consideration of such Asset Sale.

    The Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1) (b) above exceeds $5,000,000 and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer, except as otherwise required by applicable law (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Holdings shall apply the Asset Sale Offer Amount, plus an amount equal to accrued interest, to the purchase of all Indebtedness properly tendered (on a PRO RATA basis as described above if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest).

    Notwithstanding the foregoing provisions of the second preceding paragraph:

        (i) Holdings and its Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

        (ii) Holdings and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with "--Limitation on Mergers, Sales or Consolidations";

       (iii) Holdings and its Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Holdings or such Restricted Subsidiary, as applicable;

        (iv) Holdings and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to Holdings or any of its Restricted Subsidiaries; and

        (v) Holdings and its Restricted Subsidiaries may, in the ordinary course of business (or, if otherwise than in the ordinary course of business, upon receipt of a favorable written opinion by an independent financial advisor of national reputation as to the fairness from a financial point of view to Holdings or such Restricted Subsidiary of the proposed transaction), exchange all or a portion of its property, businesses or assets for property, businesses or assets which are, or Capital Stock of a Person all or substantially all of whose assets are, of a type used in a Related Business (provided that such Person shall initially be designated a Restricted Subsidiary if such Person becomes a Subsidiary of Holdings by virtue of such Asset Sale), or a combination of any such property, businesses or assets, or Capital Stock of such a Person and cash or Cash Equivalents; PROVIDED, HOWEVER, that (a) there shall not exist immediately prior or subsequent thereto a Default or an Event of Default, (b) a majority of the independent directors of the Board of Directors of Holdings shall have approved a Board Resolution that such exchange is fair to Holdings or such Restricted Subsidiary, as the case may be,

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
    and (c) any cash or Cash Equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Cash Proceeds from an Asset Sale as set forth pursuant to the provisions of the immediately preceding paragraph of this covenant; and PROVIDED, FURTHER, that any Capital Stock of a Person received in an Asset Sale pursuant to this clause (v) shall be owned directly by Holdings or a Restricted Subsidiary and, when combined with the Capital Stock of such Person already owned by Holdings and its Restricted Subsidiaries, shall constitute a majority of the voting power and Capital Stock of such Person, unless (A) (I) Holdings has received a binding commitment from such Person (or the direct or indirect parent of such Person) that such Person (or the direct or indirect parent of such Person) will distribute to Holdings in cash an amount equal to Holdings's Annualized Operating Cash Flow (determined as of the date of such Asset Sale) attributable to the property, business or assets of Holdings and its Restricted Subsidiaries exchanged in connection with such Asset Sale during each consecutive 12-month period subsequent to such Asset Sale (unless and until Holdings shall have sold all of such Capital Stock, provided that the provisions of clause (B) below, if applicable, shall have been satisfied),
    (II) immediately after such Asset Sale the aggregate number of Net Pops of the Cellular Systems wireless communications systems in which Holdings or any of its Restricted Subsidiaries has ownership interests ("Company Systems") that are owned directly by a Person or Persons a majority of whose voting power and Capital Stock is owned directly or indirectly by Holdings is no less than 80% of the aggregate number of Net Pops of Company Systems immediately prior to such Asset Sale and (III) upon consummation of such Asset Sale, on a PRO FORMA basis, the ratio of such Person's Annualized Operating Cash Flow to the product of Consolidated Interest Expense for the Reference Period multiplied by four (but excluding from Consolidated Interest Expense all amounts that are not required to be paid in cash on a current basis) shall be at least 1.0 to 1, or (B) in the case of Capital Stock of a Person that is not a Subsidiary of Holdings owned by Holdings or a Restricted Subsidiary that is exchanged (the "Exchanged Capital Stock") for Capital Stock of another Person all or substantially all of whose assets are of a type used in a Related Business, either (i) the Exchanged Capital Stock shall not have been acquired prior to such Asset Sale in reliance upon clause (A) of this proviso or (ii) the requirements of subclauses (A) (I) (based on the original guaranteed cash flow) and (A) (III) shall be satisfied with respect to any Capital Stock acquired in consideration of the Exchanged Capital Stock.

    Restricted Payments that are made in compliance with, and are counted against amounts available to be made as Restricted Payments pursuant to clause
(c) of "--Limitation on Restricted Payments" above, without giving effect to clause (i) of the second paragraph thereof shall not be deemed to be Asset Sales.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

    Notwithstanding the foregoing, Holdings shall prohibit PCW from issuing any preferred or common stock.

LIMITATION ON LIENS

    The Indenture will provide that Holdings will not and will not permit any Restricted Subsidiary, directly or indirectly, to Incur or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired other than Permitted Liens unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

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
LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture will prohibit Holdings and its Restricted Subsidiaries from becoming "investment companies" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture will provide that Holdings will not consolidate with or merge with or into another Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries' assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) Holdings is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Holdings in connection with the Notes and the Indenture PROVIDED, HOWEVER, that in the case of a sale, lease, conveyance, transfer or other disposition of all or substantially all of the Holdings' and its Restricted Subsidiaries' assets, the provisions of this clause (i)(b) need not be met if all of the consideration in respect of such transaction is received by Holdings and its Restricted Subsidiaries (other than any Non-Recourse Restricted Subsidiary); (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) (A) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting surviving or transferee entity (or, in the case contemplated by the proviso to clause (i)(b), Holdings) would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annualized Operating Cash Flow Ratio provision set forth in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness" above or (B), if the requirement of clause (A) is not satisfied, (x) any Indebtedness of the resulting surviving or transferee entity (or, in the case contemplated by the proviso to clause (i)(b), Holdings) in excess of the amount of Holdings' Indebtedness immediately prior to such transaction is Permitted Acquisition Indebtedness and (y) the requirement of clause (A) is not satisfied solely due to the Incurrence of such Permitted Acquisition Indebtedness; and (iv) Holdings shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, if applicable, confirming compliance with the requirements of this covenant.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of Holdings in accordance with the foregoing, the successor corporation formed by such consolidation or into which Holdings is merged or to which such transfer is made, shall (other than as provided in the proviso to clause (i)(b) of the preceeding paragraph) succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Indenture with the same effect as if such successor corporation had been named therein as Holdings, and Holdings shall be released from the obligations under the Notes and the Indenture.

LIMITATION ON LINES OF BUSINESS

    The Indenture will provide that neither Holdings nor any of its Restricted Subsidiaries shall directly or indirectly engage in any line or lines of business activity other than that which, in the reasonable, good faith judgment of the Board of Directors of Holdings, is a Related Business.

RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    The Indenture will provide that Holdings will not sell, and will not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary of Holdings to any Person other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings, except for shares of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions ("Special Rights"); PROVIDED, HOWEVER, that, in the case of a Restricted Subsidiary that is a

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partnership or joint venture partnership (a "Restricted Partnership"), Holdings or any of its Restricted Subsidiaries may sell or such Restricted Partnership may issue or sell Capital Stock of such Restricted Partnership with Special Rights no more favorable than those held by Holdings or such Restricted Subsidiary in such Restricted Partnership.

REPORTS

    The Indenture will provide that whether or not Holdings is subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act, Holdings shall deliver to the Trustee and to each Holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Holdings were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Holdings's certified independent public accountants as such would be required in such reports to the Commission, and in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will define an Event of Default as (i) the failure by Holdings to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by Holdings to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, (iii) the failure by Holdings to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to Holdings by the Trustee or to Holdings and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of Holdings or any of its Significant Restricted Subsidiaries, (v) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Holdings or any Restricted Subsidiary of Holdings or the acceleration of the final stated maturity of any Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $15,000,000 or more at any time, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5,000,000, at any one time rendered against Holdings or any of its Restricted Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture will provide that if a default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above) relating to Holdings or any significant Restricted Subsidiary, then in every such case, unless the principal amount of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to Holdings (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare the aggregate principal amount and accrued interest thereon, if applicable, to be due and payable and the same
(i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facility and Holdings has guaranteed the repayment of principal and interest on the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility or five business days after receipt by Holdings and the representative of the holders of the Indebtedness under the Credit Facility of the Acceleration Notice, but only if such Event of Default is then continuing. If an Event of Default specified in clause (iv) above, relating to Holdings or any Significant Restricted Subsidiary

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occurs, the principal and accrued interest, if applicable, thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal amount of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

    The Indenture will provide that in the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the first paragraph under "--Events of Default and Remedies," the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in clause (v) (without any payment of any holders of any such Indebtedness) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

    The Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of the principal of or interest on any Note not yet cured, or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture will provide that Holdings may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that Holdings shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) Holdings's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and Holdings's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. Legal Tender, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the applicable Redemption Date of such principal or installment of principal of, premium, if any, or interest on such

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Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holdings has received from, or there has been published by the Internal Revenue Service, a ruling or
(B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance, and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant
Defeasance, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or such deposit) shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) Holdings shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Holdings with the intent of preferring the Holders of such Notes over any other creditors of Holdings or with the intent of defeating, hindering, delaying or defrauding any other creditors of Holdings or others; and (vii) Holdings shall have delivered to the Trustee an Officers' Certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENTS AND SUPPLEMENTS

    The Indenture will contain provisions permitting Holdings and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, Holdings and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; PROVIDED, HOWEVER, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price, or the Asset Sale Offer Price or alter the redemption provisions or the provisions of the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders isrequired for any such amendment, supplemental indenture or waiver provided for in the Indenture, or
(iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby. With the consent of Holders of two-thirds of the outstanding aggregate principal amount of the Notes, Holdings and the Trustee are permitted to change the Change of Control Purchase Date and the Asset Sale Offer Period.

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NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture will provide that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of Holdings or any successor entity shall have any personal liability in respect of the obligations of Holdings under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms to be contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "AFFILIATE" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director, or controlling stockholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

    "ANNUALIZED OPERATING CASH FLOW" on any date, means with respect to any Person the Operating Cash Flow for the Reference Period multiplied by four.

    "ANNUALIZED OPERATING CASH FLOW RATIO" on any date (the "Transaction Date") means, with respect to any Person and its Subsidiaries, the ratio of (i) consolidated Indebtedness of such Person and its Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness on such Transaction Date) divided by (ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all acquisitions or dispositions of businesses made by such Person and its Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such acquisition or disposition had occurred at the beginning of such Reference Period); provided that for purposes of such computation, in calculating Annualized Operating Cash Flow and consolidated Indebtedness, (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the Incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness or to acquire businesses) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period;
(c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; and (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period or thereafter and on or prior to the Transaction Date shall be deemed to be members of the consolidated group of such Person for the entire Reference Period. When the foregoing definition is used in connection with Holdings and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to Holdings and its Restricted Subsidiaries and when used in connection with any Restricted Subsidiary and its Subsidiaries shall be deemed to refer to such Restricted Subsidiary and its Subsidiaries that are Restricted Subsidiaries.

    "ASSET SALE" has the meaning set forth under "--Certain
Covenants--Limitation on Asset Sales and Sales of Subsidiary Stock" above.

    "ASSET SALE OFFER" has the meaning set forth under "--Certain
Covenants--Limitation on Asset Sales and Sales of Subsidiary Stock" above.

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    "ASSET SALE OFFER PERIOD" has the meaning set forth under "--Certain
Covenants--Limitation on Asset Sales and Sales of Subsidiary Stock" above.

    "ASSET SALE OFFER PRICE" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales and Sales of Subsidiary Stock" above.

    "BUSINESS DAY" means a day that is not a Legal Holiday.

    "CAPITAL STOCK" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into capital stock), warrants and options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

    "CAPITALIZED LEASE OBLIGATIONS" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

    "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, Inc. and in each case maturing within one year after the date of acquisition and
(iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "CELLULAR SYSTEM" has the meaning set forth in "--Certain Covenants -- Minimum Coverage Ratio" above.

    "CHANGE OF CONTROL" means (i) other than any transaction in which the resulting transferee Person need not assume the Notes as provided in the proviso to clause (i)(b) of "--Certain Covenants-- Limitation on Merger, Sale or Consolidation" above, any sale, transfer or other conveyance, whether direct or indirect, of a majority of the fair market value of the assets of Holdings or Parent, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the equity of the transferee, (ii) any person or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the equity of Holdings or Parent then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Holdings or Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Holdings or Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or Parent then in office.

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    "CHANGE OF CONTROL OFFER" has the meaning set forth under "--Certain
Covenants -- Repurchase of Notes at the Option of the Holder upon a Change of Control" above.

    "CHANGE OF CONTROL OFFER PERIOD" has the meaning set forth under "--Certain Covenants -- Repurchase of Notes at the Option of the Holder upon a Change in Control" above.

    "CHANGE OF CONTROL PURCHASE PRICE" has the meaning set forth under "--Certain Covenants -- Repurchase of Notes at the Option of the Holder upon a Change in Control" above.

    "CHANGE OF CONTROL PUT DATE" means the earlier of (a) the third Business Day prior to the Change of Control Purchase Date and (b) the third Business Day following the expiration of the Change of Control Offer.

    "COMPANY SYSTEMS" has the meaning set forth under "--Certain Covenants -- Limitation on Asset Sales and Sales of Subsidiary Stock" above.

    "COMPUTATION PERIOD" has the meaning set forth under "--Certain Covenants -- Limitation on Restricted Payments" above.

    "CONSOLIDATED INTEREST EXPENSE" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to the Capitalized Lease Obligations) of such Person and its consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable by such Person or any of its consolidated Subsidiaries in respect of Preferred Stock (other than by Restricted Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed. When the foregoing definition is used in connection with Holdings and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to Holdings and its Restricted Subsidiaries and when used in connection with any Restricted Subsidiary and its Subsidiaries shall be deemed to refer to such Restricted Subsidiary and its Subsidiaries that are Restricted Subsidiaries.

    "CONSOLIDATED NET INCOME" of any Person for any period means the net income (or loss) of such Person and its consolidated Subsidiaries for such period, determined (on a consolidated basis) in accordance with GAAP, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication) (i) all extraordinary gains and losses and gains and losses that are nonrecurring (including as a result of Asset Sales outside the ordinary course of business), (ii) the net income, if positive, of any Person, that is not a Subsidiary in which such Person or any of its Subsidiaries has an interest, except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person that both (x) are actually paid in cash to such Person or a Subsidiary of such Person during such period and (y) when taken together with all other dividends and distributions paid during such period in cash to such Person or a Subsidiary of such Person, are not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period, (iii) except as provided in the definition of "Annualized Operating Cash Flow Ratio," the net income (or loss) of any Subsidiary acquired in a pooling of interests transaction for any period prior to the date of such acquisition. When the foregoing definition is used in connection with Holdings and its Restricted

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Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to Holdings and its Restricted Subsidiaries and when used in connection with any Restricted Subsidiary and its Subsidiaries shall be deemed to refer to such Restricted Subsidiary and its Subsidiaries that are Restricted Subsidiaries.

    "COVENANT DEFEASANCE" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance" above.

    "CREDIT FACILITY" means, at any time of determination, any credit agreement or indenture designated by Holdings to be the "Credit Facility," together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring or adding Restricted Subsidiaries of Holdings as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders. There can only be one such credit facility or loan agreement designated to be the "Credit Facility" at any one time.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuation in currency values.

    "DEFAULT" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means any Senior Indebtedness designated by Holdings to be "Designated Senior Indebtedness."

    "DISQUALIFIED CAPITAL STOCK" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes; PROVIDED, HOWEVER, that Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or repurchased solely in consideration of Qualified Capital Stock of Holdings or Parent.

    "DLJ POP BOOK" means The Wireless Communications Industry survey published by Donaldson, Lufkin & Jenrette Securities Corporation.

    "EQUITY OFFERING" means with respect to any Person, the sale or offering of any Capital Stock of such Person that is not Disqualified Capital Stock.

    "EXCHANGE CAPITAL STOCK" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales and Sales of Subsidiary Stock" above.

    "EXCLUDED GROUP" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; PROVIDED, HOWEVER, that the voting power of the Capital Stock of Holdings or Parent "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the Capital Stock "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

    "EXCLUDED PERSON" means Robert Price, Parent (so long as not controlled by anyone other than Robert Price) and any Affiliate of any of the foregoing that is wholly owned by any of the foregoing.

    "Existing Indebtedness" means Indebtedness of Holdings and its Subsidiaries in existence and outstanding on the Issue Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or, if FASB ceases to exist, any successor thereto; PROVIDED, HOWEVER, that for purposes of determining compliance with covenants in the Indenture, "GAAP" means such generally accepted accounting principles as in effect as of the Issue Date.

    "Holder" means a Person in whose name a Note is registered. The Holder of a Note will be treated as the owner of such Note for all purposes.

    "Incur" has the meaning set forth under "--Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above.

    "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts, payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested in good faith and for which appropriate reserves have been established) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;
(b) all obligations of such Person under Interest Swap and Hedging Obligations;
(c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any Capital Stock; (d) all Disqualified Capital Stock of such Person and all Preferred Stock of such Person's Subsidiaries; and (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), or (d) or this clause (e), whether or not between or among the same parties; provided that the outstanding principal amount at any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date.

    "Interest Swap and Hedging Obligations" means any obligations of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

    "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or

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agreement, contingent or otherwise, to resell such property to such other
Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of Holdings of any Person to be an Unrestricted Subsidiary. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the fair market value of such Investment plus the fair market value of all additional Investments by Holdings or any of its Restricted Subsidiaries at the time any such Investment is made; provided that, for purposes of this sentence, the fair market value of net assets in excess of $5,000,000 shall be as determined by an independent appraiser of national reputation.

    "Issue Date" means the time and date of the first issuance of the Notes under the Indenture.

    "Junior Indebtedness" means Indebtedness of Holdings that (i) requires no payment of principal prior to or on the date on which all principal of and interest on the Notes is paid in full and (ii) is subordinate and junior in right of payment to the Notes in all respects.

    "Legal Defeasance" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance" above.

    "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

    "Maturity Date" means, when used with respect to any Note, the date specified on such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to the provisions of the Indenture regarding acceleration of Indebtedness or any Change of Control Offer, Proceeds Purchase Offer or Asset Sale Offer).

    "Moody's" means Moody's Investors Service, Inc.

    "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by Holdings and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash and Cash Equivalents of (A) any note or installment receivable at any time, or (B) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale), less the sum of (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of Holdings) of income, franchise, sales and other applicable taxes required to be paid by Holdings or any Restricted Subsidiary of Holdings in connection with such Asset Sale and (ii) the aggregate amount of cash so received which is used to retire any existing Indebtedness of Holdings ranking on a parity with the Notes or Indebtedness of its Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of Holdings or any of its Restricted Subsidiaries, as the case may be.

    "Net Pops"' of any Person with respect to any Cellular System means the Pops of the MSA or RSA served by such Cellular System multiplied by the direct and/or indirect percentage interest of such Person in the entity licensed or designated to receive an authorization by the Federal Communications Commission to construct or operate a Cellular System in that MSA or RSA.

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
    "Net Proceeds" means the aggregate net proceeds (including the fair market value of non-cash proceeds constituting equipment or other assets of a type generally used in a Related Business an amount reasonably determined by the Board of Directors of Holdings for amounts less than or equal to $5,000,000 and by a financial advisor or appraiser of national reputation for equal or greater amounts) received by a Person from the sale of Qualified Capital Stock (other than to a Subsidiary of such Person) after payment of out-of-pocket expenses, commissions and discounts incurred in connection therewith.

    "Non-Recourse Restricted Subsidiary" has the meaning specified in the definition of "Permitted Acquistion Indebtedness."

    "Obligation" means any principal, premium, interest (including interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against Holdings in a bankruptcy case under Federal bankruptcy law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable pursuant to the terms of the documentation governing any Indebtedness.

    "Operating Cash Flow" of any Person means (a), with respect to any period, the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its consolidated Subsidiaries,
(ii) depreciation, amortization and other non-cash charges of such Person and its consolidated Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, less (c) the amount of all cash payments made during such period by such Person and its Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period. When the foregoing definition is used in connection with Holdings and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to Holdings and its Restricted Subsidiaries and when used in connection with any Restricted Subsidiary and its Subsidiaries shall be deemed to refer to such Restricted Subsidiary and its Subsidiaries that are Restricted Subsidiaries.

    "Parent" shall mean PCC or any directly or indirectly wholly owned subsidiary of PCC that directly or indirectly wholly owns Holdings.

    "PCC" means Price Communications Corporation, a New York corporation, and its successors and assigns.

    "Permitted Acquisition Indebtedness" means, with respect to any Person, Indebtedness Incurred in connection with the acquisition of property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type generally used in a Related Business; provided that, in the case of Holdings or its Restricted Subsidiaries, as applicable, (x) (i) Holdings' or PCW's, as the case may be, Annualized Operating Cash Flow Ratio, after giving effect to such acquisition and such Incurrence on a pro forma basis, is no greater than such ratio prior to giving pro forma effect to such acquisition and such Incurrence, (ii) Holdings' or PCW's, as the case may be, consolidated Indebtedness, divided by the Net Pops of Holdings or PCW, as the case may be, and its Restricted Subsidiaries, in each case giving pro forma effect to the acquisition and such Incurrence, does not exceed $175, and (iii) after giving effect to such acquisition and such Incurrence the acquired property, businesses or assets or such Capital Stock is owned directly by Holdings or PCW, as the case may be, or a Wholly Owned Restricted Subsidiary thereof or (y) (i) under the terms of such Indebtedness and pursuant to applicable law, no recourse could be had for the payment of principal, interest or premium with respect to such Indebtedness or for any claim based thereon against Holdings or any Restricted Subsidiary of Holdings other than the obligor of such Indebtedness and its Subsidiaries or any of their property or assets other than the Capital Stock of such obligor or its Subsidiaries, (ii) the obligor of such Indebtedness shall have, immediately after giving effect to such acquisition and such Incurrence on a pro forma basis, a ratio of Annualized Operating Cash Flow

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as of the date of the acquisition to the product of Consolidated Interest
Expense for the Reference Period multiplied by four (but excluding from Consolidated Interest Expense all amounts that are not required to be paid in cash on a current basis) of at least 1.0 to 1 (iii) since the Issue Date no Permitted Investment (other than as permitted by clause (viii) of the definition of "Permitted Investment" below) shall have been made in such obligor or its Subsidiaries and (iv) immediately subsequent to the Incurrence of such Indebtedness, the obligor thereof shall be a Restricted Subsidiary and shall have been designated by Holdings (as evidenced by an Officers' Certificate delivered promptly to the Trustee) to be a "Non-Recourse Restricted Subsidiary."

    "Permitted Investment" means (i) Investments in Cash Equivalents; (ii) Investments in Holdings or a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary); (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary) or (B) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into Holdings or any of its Restricted Subsidiaries (other than a Non-Recourse Restricted Subsidiary) and the surviving Person is Holdings or a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary) or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or any of its Restricted Subsidiaries (other than a Non-Recourse Restricted Subsidiary); (iv) Investments in accounts and notes receivable acquired in the ordinary course of business;
(v) any securities received in connection with an Asset Sale (other than those of a Non-Recourse Restricted Subsidiary) and any investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Related Business, that complies with the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant; (vi) any guarantee issued by a Restricted Subsidiary in respect of Indebtedness of a Restricted Subsidiary Incurred in compliance with the Indenture; (vii) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of Holdings or a Restricted Subsidiary; (viii) Investments in Non-Recourse Restricted Subsidiaries with the proceeds of contributions irrevocably and unconditionally received without restriction by Holdings from Parent; and (ix) customary loans or advances made in the ordinary course of business to officers, directors or employees of Holdings or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses.

    "Permitted Lien" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Holdings in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business; PROVIDED, HOWEVER, that (i) the underlying obligations are not overdue for a period of more than 30 days, and (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Holdings in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature Incurred in the ordinary course of business;
(e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by Holdings or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security legislation; (h) Liens in favor of the Trustee arising under the Indenture; (i) Liens securing Permitted Acquisition Indebtedness, which either (A) were not Incurred or issued in anticipation of such acquisition or (B) secure Permitted Acquisition Indebtedness meeting the requirements set forth in clause (y) of the definition thereof; (j) Liens securing pari passu Indebtedness or

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Indebtedness of a Restricted Subsidiary that was incurred in accordance with the
"Limitation on Incurrence of Additional Indebtedness" covenant; (k) Liens securing Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into Holdings or a Restricted Subsidiary, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (1) Liens arising from Purchase Money Indebtedness permitted under the Indenture; (m) Liens securing Refinancing Indebtedness Incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness; and (n) Liens in favor of Holdings or a Wholly Owned Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary).

    "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

    "Pops" means, as of any date of determination, the greater of the estimate of the population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA") derived from (i) the most recent Donnelly Market Service and (ii) the most recent DLJ Pop Book; PROVIDED, HOWEVER, that (x) if such statistics are no longer printed in either the Donnelly Market Service or the DLJ Pop Book, or either such source is no longer published, the then currently published source of the two containing such information shall be used; (y) if such statistics are no longer printed in either such source, or both sources are no longer published, the statistics in the most recent Rand McNally Commercial Atlas shall be used; and (z) if such statistics are no longer printed in the Rand McNally Commercial Atlas or the Rand McNally Commercial Atlas is no longer published, another nationally recognized source of such information shall be used.

    "Preferred Stock" means Capital Stock, other than common stock of an issuer having no preferences or privileges as to the payment of dividends or the distribution of the issuer's assets over any other class of such issuer's Capital Stock.

    "Purchase Money Indebtedness" means Indebtedness of Holdings or its Restricted Subsidiaries Incurred in connection with the purchase of property or assets for the business of Holdings or its Restricted Subsidiaries, provided that the recourse of the lenders with respect to such Indebtedness is limited solely to the property or assets so purchased without further recourse to either Holdings or any of its Restricted Subsidiaries.

    "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

    "Record Date" means the Record Date specified on the Notes whether or not such Record Date is a Business Day.

    "Redemption Date" when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to the Indenture and the Note.

    "Redemption Price" when used with respect to any Note to be redeemed, means the redemption price for such redemption pursuant to Article 3 of the Indenture and Paragraph 5 in the form of Note, which shall include, without duplication, in each case, any accrued and unpaid interest to the Redemption Date.

    "Reference Period" with regard to any Person means the last full fiscal quarter of such Person for which financial information (which Holdings shall use its best efforts to compile in a timely manner) in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing") any Indebtedness or Disqualified Capital Stock in a principal

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
amount or, in the case of Disqualified Capital Stock, liquidation preference (or if such Indebtedness or Disqualified Capital Stock does not require cash payments prior to maturity or is otherwise issued at a discount, the original issue price of such Indebtedness or Disqualified Capital Stock), not to exceed the sum of (x) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing,
(y) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness and (z) all other customary fees and expenses of Holdings or such Restricted Subsidiary reasonably Incurred in connection with such refinancing; provided that (A) Refinancing Indebtedness issued by any Restricted Subsidiary of Holdings shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Restricted Subsidiary, (B) Refinancing Indebtedness shall (x) not have a Weighted Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installments of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal (or redemption payment) of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

    "Registrar" means the office or agency in the Borough of Manhattan, The City of New York, where the Notes may be presented for registration of transfer or for exchange.

    "Related Business" means any business directly related to the ownership, development, operation, and acquisition of wireless cellular communications systems.

    "Related Person" means, with respect to any Person, (i) any Affiliate of such Person or any spouse, immediate family member, or other relative who has the same principal residence of any Affiliate of such Person and (ii) any trust in which any Person described in clause (i) above, has a beneficial interest.

    "Related Person Transaction" has the meaning set forth under "--Certain Covenants -- Limitation on Transactions with Related Persons" above.

    "Restricted Partnership" has the meaning set forth under "--Certain Covenants -- Restriction on Sale and Issuance of Subsidiary Stock" above.

    "Restricted Payment" means, with respect to any Person, (i) any dividend or other distribution on shares of Capital Stock of such Person, its Parent, or any Subsidiary of such Person, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any shares of Capital Stock of such Person, its Parent, or any Subsidiary of such Person held by Persons other than such Person or any of its Restricted Subsidiaries (other than any Non-Recourse Restricted Subsidiary), (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any Indebtedness of Holdings (other than the scheduled repayment thereof at maturity and any mandatory redemption or mandatory repurchase thereof pursuant to the terms thereof) by such Person or a Subsidiary of such Person that is subordinate in right of payment to, or ranks PARI PASSU (other than the Notes) with, the Notes (other than in exchange for Refinancing Indebtedness permitted to be Incurred under the Indenture and except for any such defeasance, redemption, repurchase, other acquisition or payment in respect of Indebtedness held by any Restricted Subsidiary) and (iv) any Investment (other than a Permitted Investment); PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on shares of Capital Stock of Holdings or any Restricted Subsidiary solely in shares of Qualified Capital Stock, and
(ii) any dividend, distribution or other payment to Holdings, or any dividend to any of

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its Restricted Subsidiaries (other than any Non-Recourse Restricted Subsidiary), by any of its Subsidiaries, and (iii) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary (other than Non-Recourse Restricted Subsidiaries) held by Persons other than Holdings or any of its Restricted Subsidiaries.

    "Restricted Subsidiary" means any Subsidiary of Holdings which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately before and after giving effect to such designation, there would exist no Default or Event of Default and Holdings could incur at least $1.00 of Indebtedness pursuant to the Annualized Operating Cash Flow Ratio test of the "Limitation on Incurrence of Additional Indebtedness" covenant, on a pro forma basis taking into account such designation.

    "S&P" means Standard & Poor's Corporation.

    "Senior Indebtedness" means any Indebtedness of Holdings, including the Notes, other than Indebtedness of Holdings as to which the instrument creating or evidencing the same, or pursuant to which the same is outstanding, provides that such Indebtedness shall be subordinated or junior in right of payment to the Notes.

    "Significant Restricted Subsidiary" means one or more Restricted Subsidiaries having an aggregate net book value of assets in excess of 5% of the net book value of the assets of Holdings and its Restricted Subsidiaries on a consolidated basis.

    "Special Rights" has the meaning set forth under "--Certain Covenants -- Restriction on Sale and Issuance of Subsidiary Stock" above.

    "Stated Maturity" means the date fixed for the payment of any principal or premium pursuant to the Indenture and the Notes, including the Maturity Date, upon redemption, acceleration, Asset Sale Offer, Proceeds Purchase Offer, Change of Control Offer or otherwise.

    "Subsidiary" with respect to any Person, means (i) a corporation at least fifty percent of whose Capital Stock with voting power, under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or (iii) any Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

    "TIA" means the Trust Indenture Act of 1939, as amended from time to time.

    "Trading Day" means a Business Day other than a day on which trading on the American Stock Exchange (or such other nationally recognized exchange on which the PCC Shares are then traded) generally is not being conducted.

    "Trading Price" means, on any Trading Date, the highest price at which PCC Shares are quoted on the American Stock Exchange or such other nationally recognized exchange on which the PCC Shares are then traded.

    "Trustee" means Bank of Montreal Trust Company or any successor appointed pursuant to the terms of the Indenture.

    "Unrestricted Subsidiary" shall mean any Subsidiary of Holdings that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings, as provided below). The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary at or prior to the time it is so formed or acquired) to be an Unrestricted Subsidiary so long as (a) no Default or Event of Default is existing or will occur as a consequence thereof, (b) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on

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
any property or asset of, Holdings or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated and (c) such Subsidiary and each of its Subsidiaries has not at the time of designation, and does not, thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any property or assets of Holdings or any of its Restricted Subsidiaries (except that such Subsidiary and its Subsidiaries may guarantee the Notes); provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "Voting Stock" means Capital Stock of Holdings having generally the right to vote in the election of a majority of the directors of Holdings or having generally the right to vote with respect to the organizational matters of Holdings.

    "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of each such respective principal payment by (ii) the sum of all such principal payments.

    "Wholly Owned" means, with respect to a Subsidiary of Holdings, (i) a Subsidiary that is a corporation, of which not less than 99% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns not less than 99% of the Capital Stock of such entity.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Notes will initially be issued in the form of one or more registered notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository.

    The Depository has advised Holdings that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Underwriters with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, the owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by a Global Note to pledge such interest to Persons or entities that do not participate in the Depository's system or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture or such Global Note. Holdings understands that under existing industry practice, in the event Holdings requests any action of the Holders or a Person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participants would authorize Persons owning through such participants to take such action or would otherwise act upon the instruction of such Persons. Neither Holdings nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest of any Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, Holdings and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Holdings nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payment by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instruction and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) Holdings notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and Holdings is unable to locate a qualified successor within 90 days or (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture ("Certificated Securities"), then, upon surrender by the Depository of its Global Note, Certificated Securities will be issued to each Person that the Depository identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).

    Neither Holdings nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Notes are exchangeable for shares of PCC Shares. The authorized capital stock of PCC consists of 60,000,000 shares of PCC Shares, par value $0.01 per share, of which 11,027,276 are currently outstanding and held of record by holders other than PCC and 18,907,801 shares of preferred stock (the "Preferred Stock"), par value $0.01 per share, issuable in series, of which no shares are currently outstanding. The following is a summary of certain of the rights and privileges pertaining to PCC Shares. For a full description of PCC's capital stock, reference is made to PCC's Amended and Restated Certificate of Incorporation currently in effect, a copy of which is on file with the Commission.

COMMON STOCK

    VOTING RIGHTS

    The holders of PCC Shares are entitled to one vote per share at every meeting of the shareholders of PCC. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of PCC Shares can, if they choose to do so, elect the Board of Directors of PCC and determine most matters on which stockholders are entitled to vote.

    DIVIDEND RIGHTS

    Subject to the preferential rights of holders of outstanding shares of Preferred Stock, holders of PCC Shares are entitled to share ratably in any dividends that might be declared and paid by the Board of Directors of PCC out of funds legally available therefor.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of the affairs of PCC, voluntary or involuntary, the holders of the shares of PCC Shares are entitled to share ratably in the net assets of PCC legally available for distribution after payment of liabilities, subject to the rights of the holders of outstanding shares of Preferred Stock. Holders of PCC Shares have no conversion, redemption or preemptive rights.

PREFERRED STOCK

    PCC's Amended and Restated Certificate of Incorporation provides that the Board of Directors of PCC has the authority, without further action by the holders of the outstanding PCC Shares, to issue up to 18,907,801 shares of Preferred Stock from time to time in one or more series, and to fix the terms of any such series, including voting powers, designations, preferences and relative, participating, optional or other special rights. The Board of Directors of PCC has authorized the issuance of 728,133 shares of Series A Preferred Stock and 364,066 shares of Series B Preferred Stock. Each share of Series A and B Preferred Stock is entitled to receive 1% of the dividends and liquidation distributions payable with respect to a share of PCC Shares. Each share of Series A Preferred Stock is entitled to one vote per share and each share of Series B Preferred Stock is entitled to one vote per share.

SECTION 912 OF THE BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK

    PCC is a New York corporation and is subject to Section 912 of the Business Corporation Law of the State of New York. Section 912 prohibits a company from entering into a business combination (E.G., a merger, consolidation, sale of 10% or more of a company's assets, or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The applicability of this provision to PCC may discourage unsolicited takeover bids by third parties.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

UNITED STATES FEDERAL INCOME TAXATION

    This summary addresses certain material U.S. federal income tax consequences to holders who are initial holders of the Notes, who purchase the Notes at the issue price, and who will hold the Notes as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, administrative pronouncements, judicial decisions, and existing Treasury Regulations, all as currently in effect, any of which may be changed subsequent to the date of this Prospectus, thereby potentially affecting the tax consequences described herein. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (E.G., certain financial institutions, insurance companies, tax-exempt organizations, dealers in options or securities, or persons who hold positions other than the Note such that the Note is treated as being a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of exchangeable debt instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

    As used herein, the term "Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S.,
(ii) a corporation or other entity created or organized under the laws of the U.S. or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

PAYMENT OF INTEREST

    A Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest". "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. As a result of the Issuer's right to pay interest by issuing additional Notes in lieu of cash for the first five years, none of the interest payable over the entire term of the Note will be qualified stated interest. Instead, the Holders of Notes will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments, (or the issuance of additional Notes) attributable to such income and assuming for this purpose
an amount that will be payable at     %. However, the receipt of actual cash
interest payments or of additional Notes in lieu of such payments will not result in an additional income inclusion.

    Holders will generally include a constant amount of original discount in each annual accrual period. On any Interest payment Date on which the Issuer elects to exercise its option to pay in kind, the Note should be deemed to be reissued (solely for purposes of determining the amount of OID on the Note) with an issue price equal to the adjusted issue price on the
Note immediately prior thereto and a stated redemption price at maturity plus
the amount of interest which will accrue thereon at [    ] for the remaining
term of the Note. However, since there is no authority on point, the Internal Revenue Service (the "IRS") may assert a position that requires a Holder to include a greater amount in income immediately.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A Holder's tax basis for determining gain or loss on the sale or other disposition of a Note will generally equal the holder's initial investment in a Note, increased by the amount accrued OID includible in such holder's gross income and both (i) reduced by the amount of cash payments on the Notes, if any; and (ii) allocated proportionately among the original Notes and any additional notes received in lieu of cash interest payments. As a result, in general, a Holder's tax basis in the original Notes will remain equal to the Holder's initial investment in such Notes and the Holder's basis in any additional Notes received in lieu of cash interest will be approximately equal to the face amount of such additional Notes. Upon the sale, exchange including an exchange of a
Note into PCC Shares or retirement of a Note, a holder will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of the Note and the holder's tax basis in such Note. Gain or loss realized on the sale, exchange or retirement of a Note will generally be capital gain or loss.

TAX BASIS AND HOLDING PERIOD OF THE PCC SHARES

    Holders that receive PCC Shares upon exchange of a Note will have an initial tax basis equal to the fair market value of such PCC Shares on the date of such exchange. The holding period for such PCC Shares will begin on the day following the date of exchange.

    Dividends, if any, paid on the PCC Shares generally will be includible in the income of a Holder who has exchanged its Notes for PCC Shares as ordinary income to the extent of PCC's current or accumulated earnings and profits.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A Holder of a Unit may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid (or property delivered) to the Holder, unless such Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

    DUE TO THE COMPLEXITY OF THE RULES GOVERNING EXCHANGEABLE DEBT INSTRUMENTS SUCH AS THE NOTES, PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN NOTES, INCLUDING, IN PARTICULAR, THE EXTENT TO WHICH THEIR INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE GENERAL RESULTS OUTLINED ABOVE, AS WELL AS THE EFFECT OF THE TAX LAWS OF ANY LOCAL, STATE, OR FOREIGN TAXING JURISDICTION.

                                  UNDERWRITING

    Subject to the terms and conditions of an Underwriting Agreement by and among Holdings and the institutions named below (the "Underwriters") dated
      , 1998 (the "Underwriting Agreement"), the Underwriters have agreed to purchase from Holdings, severally and not jointly, and Holdings has agreed to sell to the Underwriters the principal amount of the Notes set forth opposite its name below.

                                                                                                      PRINCIPAL
                                                                                                      AMOUNT OF
NAME                                                                                                    NOTES
--------------------------------------------------------------------------------------------------  --------------
NatWest Capital Markets Limited...................................................................
Donaldson, Lufkin & Jenrette Securities Corporation...............................................
Bear, Stearns & Co. Inc. .........................................................................
NationsBanc Montgomery Securities LLC.............................................................
Wasserstein Perella Securities, Inc. .............................................................
                                                                                                    --------------
    Total.........................................................................................  $  150,000,000
                                                                                                    --------------
                                                                                                    --------------

    The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to certain conditions precedent, and that the Underwriters are severally committed to take and pay for all the Notes, if any are taken. Holdings has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of    % of the principal amount of the Notes. The Underwriters may
allow, and such dealers may reallow, a concession not to exceed    % of the
principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    Prior to the Offering, there has been no active market for the Notes. None of the Notes will be listed on any stock exchange or quotation system.

    The Underwriters represented and agreed that they have (i) not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of the Notes as applicable, to listing in accordance with Part IV of the Financial Services Act of 1986 (the "Financial Services Act"), except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995 or the Financial Services Act, (ii) complied and will comply with all applicable provisions of the Financial Services Act with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom, and (iii) only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by them in connection with the issue of the Notes other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

    In connection with the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes. Specifically, the Underwriters may, subject to legal and regulatory restrictions, bid for and purchase Notes in the open market to stabilize the price of the Notes. The Underwriters may also overallot the Offering, crediting a syndicate short position, and may bid for and purchase Notes in the open market to cover the syndicate short position. In addition, the Underwriters may bid for and purchase the Notes in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Notes above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may commence or end these activities at any time.

    In the ordinary course of its business, the Underwriters and certain of their affiliates have engaged, and may in the future engage, in investment banking or transactions of a financial nature with Holdings or PCC, including the provision of certain advisory services and the making of loans to Holdings or PCC and their affiliates for which they receive customary fees.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York. Certain legal matters in connection with the Notes offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedule of PCC, as of and for the years ending December 31, 1997, 1996 and 1995 incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements and schedule of Price Communications Cellular Holdings, Inc., as of December 31, 1997 and for the period May 29, 1997 through December 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows of Palmer Wireless, Inc. for the nine months ended September 30, 1997, included herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated balance sheet of Price Communications Cellular Holdings, Inc. and subsidiaries (a holding company whose sole investment represents Price Communications Wireless, Inc., formerly Palmer Wireless, Inc.) as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1996, have been included herein, and the consolidated balance sheet of Palmer Wireless, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1996, have been incorporated by reference herein, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 CERTAIN TERMS

    Interests in cellular markets that are licensed by the FCC are commonly measured on the basis of the population of the market served, with each person in the market area referred to as a "Pop." The number of Pops or Net Pops owned is not necessarily indicative of the number of subscribers or potential subscribers. As used in this Offering Memorandum, unless otherwise indicated, the term "Pops" means the estimate of the population of a MSA or RSA as derived from the most recent DLJ Pop Book or if such statistics are no longer printed in the DLJ Pop Book or the DLJ Pop Book is no longer published, the most recent Rand McNally Commercial Atlas or if such statistics are no longer printed in the Rand McNally Commercial Atlas or the Rand McNally Commercial Atlas is no longer published, such other nationally recognized source of such information. The term "Net Pops" means the Pops of the MSA or RSA served by such System multiplied by the direct and/or indirect percentage interest of such Person in the entity licensed or designated to receive an authorization by the Federal Communications Commission to construct or operate a System in that MSA or RSA. MSAs and RSAs are also referred to as "markets." The term "wireline" license refers to the license for any market initially awarded to a company or group that was affiliated with a local landline telephone carrier in the market, and the term "non-wireline" license refers to the license for any market that was initially awarded to a company, individual or group not affiliated with any landline carrier. The term "System" means an FCC-licensed cellular telephone system. The term "CTIA" means the Cellular Telecommunications Industry Association.

                         INDEX TO FINANCIAL STATEMENTS
                  PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

Auditors' Reports....................................................................        F-2
Consolidated Balance Sheets at December 31, 1997 and 1996............................        F-4
Consolidated Statements of Operations for the Years ended December 31, 1997, 1996 and
  1995...............................................................................        F-5
Consolidated Statements of Cash Flows for the Years ended December 31, 1997, 1996 and
  1995...............................................................................        F-6
Consolidated Statements of Stockholders' Equity for the Years ended December 31,
  1997, 1996 and 1995................................................................        F-8
Notes to Consolidated Financial Statements...........................................        F-9
Condensed Consolidated Balance Sheets at December 31, 1997 and March 31, 1998........       F-25
Condensed Consolidated Statements of Operations for the three months ended March 31,
  1997 and 1998......................................................................       F-26
Condensed Consolidated Statements of Stockholders' Equity............................       F-27
Condensed Consolidated Statements of Cash Flows for the three months ended March 31,
  1997 and 1998......................................................................       F-28
Notes to Condensed Consolidated Financial Statements.................................       F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Price Communications Cellular Holdings, Inc.:

    We have audited the accompanying consolidated balance sheet of Price Communications Cellular Holdings, Inc. (a Delaware corporation,) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period May 29, 1997 through December 31, 1997 (post acquisition basis). We have also audited the accompanying consolidated statements of operations, stockholder's equity, and cash flows of Price Communications Wireless, Inc. (a Delaware Corporation, formerly Palmer Wireless, Inc.) and subsidiaries for the nine month period ended September 30, 1997 (pre-acquisition basis). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Price Communications Cellular Holdings, Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the periods May 29, 1997 to December 31, 1997 (post-acquisition basis) and the results of operations and cash flows of Price Communications Wireless, Inc. and subsidiaries for the period January 1, 1997 to September 30, 1997 (pre-acquisition basis) in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

New York, New York
March 17, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Price
Communications Cellular Holdings, Inc.:

    We have audited the accompanying consolidated balance sheet of Price Communications Cellular Holdings, Inc. and subsidiaries (a holding company whose sole investment represents Price Communications Wireless, Inc., formerly Palmer Wireless, Inc.) as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Price Communications Cellular Holdings, Inc. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /S/ KPMG PEAT MARWICK LLP
                                           KPMG Peat Marwick LLP

Des Moines, Iowa
January 30, 1997

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                ($ IN THOUSANDS)

                                                                                        PREDECESSOR     COMPANY
                                                                                       DECEMBER 31,   DECEMBER 31,
                                                                                           1996           1997
                                                                                       -------------  ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................    $   1,698     $   27,926
  Trade accounts receivable, net of allowance for doubtful accounts of $1,791 in 1996
    and $818 in 1997                                                                        18,784         15,940
  Receivable from other cellular carriers............................................        1,706          3,902
  Prepaid expenses and deposits......................................................        2,313            902
  Inventory..........................................................................        5,106          1,280
  Deferred income taxes..............................................................          830          5,402
                                                                                       -------------  ------------
    Total current assets.............................................................       30,437         55,352
Property and equipment:
  Land and improvements..............................................................        5,238          6,438
  Buildings and improvements.........................................................        7,685          8,561
  Equipment, communication systems, and furnishings..................................      166,735        140,381
                                                                                       -------------  ------------
                                                                                           179,658        155,380
  Less accumulated depreciation and amortization.....................................       47,220          4,239
                                                                                       -------------  ------------
    Net property and equipment.......................................................      132,438        151,141
Licenses and goodwill, net of accumulated amortization of $30,188 in 1996 and $6,016
  in 1997............................................................................      375,808        918,488
Other intangible assets and other assets, at cost less accumulated amortization of
  $7,311 in 1996 and $818 in 1997....................................................       11,259         19,498
                                                                                       -------------  ------------
    Total assets.....................................................................    $ 549,942     $1,144,479
                                                                                       -------------  ------------
                                                                                       -------------  ------------
                               LIABILITIES AND EQUITY
Current liabilities:
  Current installments of long-term debt.............................................    $   5,296     $    2,812
  Notes payable......................................................................        1,366             --
  Payable to Price Communications Corporation........................................           --          2,328
  Accounts payable...................................................................       10,394         13,059
  Accrued interest payable...........................................................        2,341         11,361
  Accrued salaries and employee benefits.............................................        2,432          2,324
  Other accrued liabilities..........................................................        3,626         16,031
  Deferred revenue...................................................................        3,929          3,755
  Customer deposits..................................................................          757            602
                                                                                       -------------  ------------
    Total current liabilities........................................................       30,141         52,272
Long-term debt, excluding current installments.......................................      337,000        690,300
Accrued income taxes--long term......................................................           --         50,491
Deferred income taxes................................................................       11,500        308,901
Minority interests...................................................................        6,371          7,352
Commitments and contingencies........................................................           --             --
Stockholders' equity
  Preferred stock par value $.01 per share; 10,000,000 shares authorized; none
    issued...........................................................................           --             --
  Class A Common Stock par value $.01 per share; 73,000,000 shares authorized in
    1996; 11,119,681 shares issued in 1996 including shares in treasury and Class B
    Common Stock par value $.01 per share; 18,000,000 shares authorized in 1996;
    17,293,578 shares issued in 1996.................................................          284             --
  Class A Common Stock par value $.01 per share; 3,000 shares authorized in 1997; 100
    shares issued in 1997............................................................           --             --
  Additional paid-in capital.........................................................      166,975         44,015
  Retained earnings (accumulated deficit)............................................        6,535         (8,852)
                                                                                       -------------  ------------
                                                                                           173,794         35,163
  Less Class A Common stock in treasury at cost--600,000 shares in 1996..............        8,864             --
                                                                                       -------------  ------------
    Total stockholders' equity.......................................................      164,930         35,163
                                                                                       -------------  ------------
    Total liabilities and stockholders' equity.......................................    $ 549,942     $1,144,479
                                                                                       -------------  ------------
                                                                                       -------------  ------------

          See accompanying notes to consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                ($ IN THOUSANDS)

                                                                PREDECESSOR
                                                 ------------------------------------------
                                                                                                   COMPANY
                                                   FOR THE YEAR ENDED                        --------------------
                                                      DECEMBER 31,          FOR THE NINE        FOR THE PERIOD
                                                 ----------------------     MONTHS ENDED     MAY 29, 1997 THROUGH
                                                    1995        1996     SEPTEMBER 30, 1997  DECEMBER 31, 1997(A)
                                                 ----------  ----------  ------------------  --------------------
Revenue:
  Service......................................  $   96,686  $  151,119     $    134,123          $   41,365
  Equipment sales and installation.............       8,220       8,624            7,613               2,348
                                                 ----------  ----------         --------             -------
    Total revenue..............................     104,906     159,743          141,736              43,713
                                                 ----------  ----------         --------             -------
Operating expenses:
  Engineering, technical and other direct......      18,184      28,717           23,301               5,978
  Cost of equipment............................      14,146      17,944           16,112               5,259
  Selling, general and administrative..........      30,990      46,892           41,014              12,805
  Depreciation and amortization................      15,004      25,013           25,498              11,055
                                                 ----------  ----------         --------             -------
    Total operating expenses...................      78,324     118,566          105,925              35,097
    Operating income...........................      26,582      41,177           35,811               8,616
                                                 ----------  ----------         --------             -------
Other income (expense):
  Interest income..............................         211          62               30               2,195
  Interest expense.............................     (21,424)    (31,524)         (24,497)            (24,393)
                                                 ----------  ----------         --------             -------
    Interest expense, net......................     (21,213)    (31,462)         (24,467)            (22,198)
  Other (expense) income, net..................        (687)       (429)             208                  15
                                                 ----------  ----------         --------             -------
    Total other expense........................     (21,900)    (31,891)         (24,259)            (22,183)
                                                 ----------  ----------         --------             -------
    Income (loss) before minority interest
      share of income and income taxes.........       4,682       9,286           11,552             (13,567)
Minority interest share of income..............       1,078       1,880            1,310                 414
                                                 ----------  ----------         --------             -------
    Income (loss) before income tax expense
      (benefit)................................       3,604       7,406           10,242             (13,981)
Income tax expense (benefit)...................       2,650       2,724            4,153              (5,129)
                                                 ----------  ----------         --------             -------
    Net income (loss)..........................  $      954  $    4,682     $      6,089          $   (8,852)
                                                 ----------  ----------         --------             -------
                                                 ----------  ----------         --------             -------

------------------------

(a) Includes results of operations only for the period October 1, 1997 through December 31, 1997 (see Note 1).

          See accompanying notes to consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                ($ IN THOUSANDS)

                                                                        PREDECESSOR                   COMPANY
                                                            -----------------------------------  -----------------
                                                                                                  FOR THE PERIOD
                                                             FOR THE YEAR ENDED   FOR THE NINE     MAY 29, 1997
                                                                DECEMBER 31,      MONTHS ENDED        THROUGH
                                                            --------------------  SEPTEMBER 30,    DECEMBER 31,
                                                              1995       1996         1997             1997
                                                            ---------  ---------  -------------  -----------------
Cash flows from operating activities:
  Net income (loss).......................................  $     954  $   4,682    $   6,089        $  (8,852)
                                                            ---------  ---------  -------------  -----------------
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization.........................     15,004     25,013       25,498           11,055
    Minority interest share of income.....................      1,078      1,880        1,310              414
    Deferred income taxes.................................      2,650      1,855        3,939           (2,454)
    Interest deferred and added to long-term debt.........        607        355           --            4,400
    Payment of deferred interest..........................         --     (1,080)      (1,514)              --
    Changes in current assets and liabilities:
    (Increase) decrease in trade accounts receivable......     (2,741)    (1,561)         473              124
    Decrease (increase) in inventory......................      4,076     (2,595)       2,800              458
    Increase (decrease) in accounts payable...............      2,623       (841)      (1,390)           3,598
    (Decrease) increase in accrued interest payable.......        (14)      (167)        (374)           9,394
    Increase (decrease) in accrued salaries and employee
      benefits............................................        241        165          251             (341)
    Increase (decrease) in other accrued liabilities......        583       (507)       2,049           (4,529)
    Increase (decrease) in deferred revenue...............        658        912            4           (1,046)
    (Decrease) increase in customer deposits..............        (53)       134          (94)              15
    (Decrease) increase in accrued income tax-long-term...         --         --           --           (2,675)
    Other.................................................      1,994      1,885         (250)           1,752
                                                            ---------  ---------  -------------  -----------------
      Total adjustments...................................     26,706     25,448       32,702           20,165
                                                            ---------  ---------  -------------  -----------------
      Net cash provided by operating activities...........     27,660     30,130       38,791           11,313
                                                            ---------  ---------  -------------  -----------------
Cash flows from investing activities:
    Capital expenditures..................................    (36,564)   (41,445)     (40,757)         (14,499)
    Increase in other intangible assets and other
      assets..............................................       (310)    (2,180)        (778)              --
    Proceeds from sales of property and equipment.........         38          5          201               --
    Acquisition of Predecessor net assets.................         --         --           --         (497,856)
    Purchase of cellular systems..........................   (158,397)   (67,588)     (31,469)              --
    Proceeds from sales of cellular systems...............         --         --           --          193,799
    Collection of purchase price adjustment...............         --      2,452           --               --
    Purchases of minority interests.......................     (1,543)    (1,854)        (956)            (794)
    Distributions to minority interests...................         --         --           --           (1,680)
                                                            ---------  ---------  -------------  -----------------
    Net cash used in investing activities.................   (196,776)  (110,610)     (73,759)        (321,030)
                                                            ---------  ---------  -------------  -----------------
                                                            ---------  ---------  -------------  -----------------
Cash flows from financing activities:
    Advance from Price Communications Corporation.........         --         --           --            2,328
    Payment on advances from Palmer Communications
      Incorporated........................................     (1,650)        --           --               --
    Increase (decrease) in short term notes payable.......         --      1,366       (1,366)              --
    Repayment of long-term debt...........................    (65,125)  (108,319)      (3,782)        (385,000)
    Proceeds from long-term debt..........................    171,000    100,000       41,000          695,712
    Payment of debt issuance costs........................     (4,803)        --           --          (19,412)
    Public offering proceeds, net.........................     71,144     95,000           --               --
    Issuance of common stock..............................         --         --           --           44,015
    Proceeds from stock options exercised.................        285         95          999               --
    Payment of deferred offering costs....................     (1,297)      (826)          --               --
    Purchase of treasury stock............................         --     (8,864)          --               --
    Proceeds from sales under stock purchase plans........         --        290           --               --
                                                            ---------  ---------  -------------  -----------------
      Net cash provided by financing activities...........    169,554     78,742       36,851          337,643
                                                            ---------  ---------  -------------  -----------------
      Net (decrease) increase in cash and cash
        equivalents.......................................        438     (1,738)       1,883           27,926
Cash and cash equivalents at the beginning of period......      2,998      3,436        1,698               --
                                                            ---------  ---------  -------------  -----------------
Cash and cash equivalents at the end of period............  $   3,436  $   1,698    $   3,581        $  27,926
                                                            ---------  ---------  -------------  -----------------
                                                            ---------  ---------  -------------  -----------------

          See accompanying notes to consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

      SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

    During 1995, the Predecessor committed to purchase certain minority interests in 1996. This commitment totaling $451 was accrued in 1995 and paid in 1996.

    During 1996, the Predecessor increased the purchase obligations related to the final purchase price adjustment for the controlling interest in a non-wireline cellular telephone system purchased in 1991. This increase amounted to $899 and resulted in an increase in licenses.

    Acquisitions of non-wireline cellular telephone systems in 1995, 1996 and 1997:

                                                                                        PREDECESSOR
                                                                         -----------------------------------------
                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,          FOR THE NINE
                                                                         ---------------------     MONTHS ENDED
                                                                            1995       1996     SEPTEMBER 30, 1997
                                                                         ----------  ---------  ------------------
Cash payment...........................................................  $  158,397  $  67,588      $   31,469
                                                                         ----------  ---------         -------
                                                                         ----------  ---------         -------
Allocated to:
  Fixed assets.........................................................  $   22,846  $   5,678      $    3,197
  Licenses and goodwill................................................     136,940     61,433          27,738
  Deferred income taxes................................................      (6,165)        --              --
  Current assets and liabilities, net..................................       4,776        477             534
                                                                         ----------  ---------         -------
                                                                         $  158,397  $  67,588      $   31,469
                                                                         ----------  ---------         -------
                                                                         ----------  ---------         -------

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                     PREDECESSOR
                                                       ----------------------------------------       COMPANY
                                                                                                 -----------------
                                                        FOR THE YEAR ENDED                        FOR THE PERIOD
                                                           DECEMBER 31,         FOR THE NINE       MAY 29, 1997
                                                       --------------------     MONTHS ENDED          THROUGH
                                                         1995       1996     SEPTEMBER 30, 1997  DECEMBER 31, 1997
                                                       ---------  ---------  ------------------  -----------------
Income taxes paid (received), net....................  $      --  $   1,591      $     (736)         $     (40)
                                                       ---------  ---------         -------             ------
                                                       ---------  ---------         -------             ------
Interest paid........................................  $  18,435  $  29,733      $   25,102          $   9,924
                                                       ---------  ---------         -------             ------
                                                       ---------  ---------         -------             ------

    See accompanying notes to consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                ($ IN THOUSANDS)

                                                                                          PREDECESSOR
                                                                                     ----------------------
                                                                  COMMON STOCK            COMMON STOCK
                                                                    CLASS A                 CLASS B          ADDITIONAL
                                                             ----------------------  ----------------------    PAID-IN
                                                              SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL
                                                             ---------  -----------  ---------  -----------  -----------
Balances at December 31, 1994..............................    706,422   $       7   17,293,578  $     173    $   4,902
Partnership loss before business combination...............         --          --          --          --       (1,066)
Public offering, net of issuance costs of $8,114...........  5,369,350          54          --          --       68,345
Exercise of stock options..................................     20,000          --          --          --          285
Net income.................................................         --          --          --          --           --
                                                             ---------  -----------  ---------       -----   -----------
Balances at December 31, 1995..............................  6,095,772          61   17,293,578        173       72,466
Public offering, net of issuance costs of $5,826...........  5,000,000          50          --          --       94,124
Exercise of stock options..................................      6,666          --          --          --           95
Employee and non-employee director stock purchase plans....     17,243          --          --          --          290
Treasury shares purchased..................................         --          --          --          --           --
Net income.................................................         --          --          --          --           --
                                                             ---------  -----------  ---------       -----   -----------
Balances at December 31, 1996..............................  11,119,681        111   17,293,578        173      166,975
Exercise of stock options..................................     70,000           1          --          --          998
Net income.................................................         --          --          --          --           --
                                                             ---------  -----------  ---------       -----   -----------
Balances at September 30, 1997.............................  11,189,681  $     112   17,293,578  $     173    $ 167,973
                                                             ---------  -----------  ---------       -----   -----------
                                                             ---------  -----------  ---------       -----   -----------

                                                                                   TREASURY STOCK        TOTAL
                                                                     RETAINED   --------------------  STOCKHOLDERS'
                                                                     EARNINGS    SHARES     AMOUNT       EQUITY
                                                                     ---------  ---------  ---------  ------------
Balances at December 31, 1994......................................  $    (167)        --  $      --   $    4,915
Partnership loss before business combination.......................         --         --         --       (1,066)
Public offering, net of issuance costs of $8,114...................         --         --         --       68,399
Exercise of stock options..........................................         --         --         --          285
Net income.........................................................      2,020         --         --        2,020
                                                                     ---------  ---------  ---------  ------------
Balances at December 31, 1995......................................      1,853         --         --       74,553
Public offering, net of issuance costs of $5,826...................         --         --         --       94,174
Exercise of stock options..........................................         --         --         --           95
Employee and non-employee director stock purchase plans............         --         --         --          290
Treasury shares purchased..........................................         --    600,000     (8,864)      (8,864)
Net income.........................................................      4,682         --         --        4,682
                                                                     ---------  ---------  ---------  ------------
Balances at December 31, 1996......................................      6,535    600,000     (8,864)     164,930
Exercise of stock options..........................................         --         --         --          999
Net income.........................................................      6,089         --         --        6,089
                                                                     ---------  ---------  ---------  ------------
Balances at September 30, 1997.....................................  $  12,624    600,000  $  (8,864)  $  172,018
                                                                     ---------  ---------  ---------  ------------
                                                                     ---------  ---------  ---------  ------------

                                                                 COMPANY
                                                         ------------------------
                                                               COMMON STOCK
                                                                 CLASS A           ADDITIONAL                    TOTAL
                                                         ------------------------    PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                                           SHARES       AMOUNT       CAPITAL      DEFICIT        EQUITY
                                                         -----------  -----------  -----------  ------------  ------------
Balances at May 29, 1997...............................          --    $      --    $      --    $       --    $       --
Capital contribution...................................         100           --       44,015            --        44,015
Net loss...............................................          --           --           --        (8,852)       (8,852)
                                                                ---          ---   -----------  ------------  ------------
Balances at December 31, 1997..........................         100    $      --    $  44,015    $   (8,852)   $   35,163
                                                                ---          ---   -----------  ------------  ------------
                                                                ---          ---   -----------  ------------  ------------

          See accompanying notes to consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND ACQUISITION

    Price Communications Cellular Holdings, Inc. ("Holdings" or the "Company"), a wholly-owned subsidiary of Price Communications Cellular, Inc., a wholly-owned subsidiary of Price Communications Corporation ("PCC"), was incorporated on May 29, 1997 in connection with the purchase of Palmer Wireless, Inc. and subsidiaries ("Palmer" or the "Predecessor").

    In May, 1997, PCC, Price Communications Wireless, Inc. ("PCW"), a wholly owned subsidiary of Holdings and Palmer entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provided, among other things, for the merger of PCW with and into Palmer with Palmer as the surviving corporation (the "Merger"). In October, 1997, the Merger was consummated and Palmer changed its name to "Price Communications Wireless, Inc." Pursuant to the Merger Agreement, PCC acquired each issued and outstanding share of common stock of Palmer for a purchase price of $17.50 per share in cash and purchased outstanding options and rights under employee and direct stock purchase plans for an aggregate price of approximately $486,400. In addition, as a result of the Merger, PCW assumed all outstanding indebtedness of Palmer of approximately $378,000. Therefore, the aggregate purchase price for Palmer (including transaction fees and expenses) was approximately $880,000. PCW refinanced all of the Palmer Existing Indebtedness concurrently with the consummation of the Merger.

    In June, 1997, PCW entered into an agreement to sell Palmer's Fort Myers, Florida MSA as part of the financing of the Merger (the "Fort Myers Sale"). In October, 1997, the Fort Myers Sale was consummated, and generated proceeds to the Company of approximately $166,000. The proceeds of the Fort Myers Sale were used to fund a portion of the acquisition of Palmer. Accordingly, no gain or loss was recognized on the Fort Myers Sale.

    Also in connection with the Merger, on October 21, 1997, PCC and PCW entered into an Asset Purchase Agreement with MJ Cellular Company, L.L.C. (the "Georgia Sale Agreement") which provided for the sale by PCW of substantially all of the assets used in the operation of the non-wireline cellular telephone system serving the Georgia-1-Whitfield Rural Service Area ("Georgia-1"), including the FCC licenses to operate Georgia-1 (the "Georgia Sale"). The sale of the assets of Georgia-1 was consummated on December 30, 1997 for $24,200. In January, 1998 the proceeds from the Georgia Sale were used to retire a portion of the debt used to fund the Palmer acquisition. Accordingly, no gain or loss was recognized on the Georgia Sale.

    In order to fund the Merger and pay related fees and expenses, in July, 1997, PCW issued $175,000 aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2007 and entered into a syndicated senior loan facility providing for term loan borrowings in the aggregate principal amount of approximately $325,000 and revolving loan borrowings of $200,000. In October, 1997, PCW borrowed all term loans available thereunder and approximately $120,000 of revolving loans. DLJ Capital Funding, Inc. provided and syndicated the New Credit Facility. See Notes 5(a) and 5(b).

    The remaining acquisition price of Palmer was funded through a $44,015 equity contribution of PCC and $75,712 of borrowings of Holdings (See Note 5(c)).

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    BASIS OF PRESENTATION

    For financial reporting purposes, PCW revalued its assets and liabilities as of October 1, 1997 to reflect the price paid by PCC to acquire 100% of its Common Stock, a process generally referred to as "push down" the accounting. The consolidated financial statements as of December 31, 1997 and for the period May 29, 1997 through December 31, 1997 reflect a preliminary allocation of the purchase price to the assets acquired and liabilities assumed. Additional purchase liabilities recorded include approximately $6,464 for severance and related costs and $4,051 for costs associated with the shutdown of certain acquired facilities. See Note 3, Other Accrued Liabilities, for amounts outstanding as of December 31, 1997. The preliminary allocation of the purchase price resulted in licenses of approximately $924,504 on the balance sheet, which are being amortized on a straight-line basis over a period of 40 years.

    The consolidated financial statements through September 30, 1997 reflect the historical cost of its assets and liabilities and results of operations and are referred to as the "Predecessor" consolidated financial statements. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of these two separate entities.

    PRO FORMA INFORMATION

    The following unaudited pro forma condensed consolidated financial information was prepared assuming (i) the Predecessor was acquired on January 1, 1996, (ii) the acquisitions of the licenses had occurred on January 1, 1996 (See
Note 4), and (iii) and the Ft. Myers Sale and Georgia Sale occurred on January 1, 1996.

    Proforma information is presented for comparative purposes only and does not purport to be indicative of the results which would have been achieved had this acquisition occurred as of January 1, 1996, nor does it purport to be indicative of results that may be achieved in the future.

                                                                           UNAUDITED
                                                                     YEAR ENDED DECEMBER 31
                                                                     ----------------------
                                                                        1996        1997
                                                                     ----------  ----------
Total Revenue......................................................  $  145,643  $  161,468
                                                                     ----------  ----------
Loss Before Income Taxes...........................................  $  (54,529) $  (51,532)
                                                                     ----------  ----------
Net Loss...........................................................  $  (48,895) $  (43,911)
                                                                     ----------  ----------

    CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries after the elimination of significant intercompany accounts and transactions.

    The Predecessor was a Delaware corporation and was incorporated on December 15, 1993 to effect an initial public offering of its Class A Common Stock. At December 31, 1996, Palmer Communications Incorporated ("PCI") owned 61 percent of the Predecessor's outstanding stock and had 75 percent of its voting rights and therefore the Predecessor was a subsidiary of PCI.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On March 21, 1995 and April 18, 1995, the Predecessor issued 5,000,000 and 369,350 shares respectively, of Class A Common Stock in an initial public offering (the "Offering") for net proceeds of $68,399. In connection with the Offering, on March 21, 1995, the Predecessor issued 704,755 shares of Class A Common Stock and 17,288,578 shares of Class B Common Stock in exchange for 100 percent of the Partnership interests of Palmer Cellular Partnership (the "Exchange"). The assets and liabilities received in the Exchange were recorded at their historical cost to Palmer Cellular Partnership and not revalued at fair value on the date of transfer. Since the Exchange was between related parties it was accounted for in a manner similar to a pooling of interests.

    Losses in subsidiaries, attributable to minority stockholders and partners, in excess of their capital accounts and cash capital call provisions are not eliminated in consolidation.

    OPERATIONS

    The Company has majority ownership in corporations and partnerships which operate the non-wireline cellular telephone systems in eight Metropolitan Statistical Areas ("MSA") in three states: Florida (one), Georgia (five) and Alabama (two). The Company's ownership percentages in these entities range from approximately 78 percent to 100 percent. The Company owns directly and operates eight non-wireline cellular telephone systems in Rural Service Areas in Georgia (seven) and Alabama (one).

    The Predecessor had majority ownership in corporations and partnerships which operated the non-wireline cellular telephone systems in nine MSA's in three states: Florida (two), Georgia (five) and Alabama (two). The Predecessor's ownership percentages in these entities ranged from approximately 78 percent to 100 percent. The Predecessor owned directly and operated eight non-wireline cellular telephone systems in RSA's in Georgia (seven) and Alabama (one).

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows the Company and the Predecessor consider cash and repurchase agreements with a maturity of three months or less to be cash equivalents.

    INVENTORY

    Inventory consisting primarily of cellular telephones and telephone parts is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are charged to expense when incurred. Depreciation is provided principally

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) by the straight-line method over the estimated useful lives, ranging from 5 to 20 years for buildings and improvements and 5 to 10 years for equipment, communications systems and furnishings.

    ACQUISITIONS AND LICENSES

    The cost of acquired companies is allocated first to the identifiable assets, including licenses, based on the fair market value of such assets at the date of acquisition (as determined by independent appraisers or management). The excess of the total consideration over the amounts assigned to identifiable assets is recorded as goodwill. Licenses and goodwill are being amortized on a straight-line basis over a 40-year period.

    Subsequent to the acquisition of the licenses, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of licenses may warrant revision or that the remaining balance of the license rights may not be recoverable. The Company utilizes projected undiscounted cash flows over the remaining life of the licenses and sales of comparable businesses to evaluate the recorded value of licenses. The assessment of the recoverability of the remaining balance of the license rights will be impacted if projected cash flows are not achieved.

    OTHER INTANGIBLE ASSETS

    Other intangibles consist principally of deferred financing costs and other items. These costs are being amortized by the interest or straight-line method over their respective useful lives, which range from 5 to 10 years.

    INCOME TAXES

    The Company and the Predecessor account for income taxes under the asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    INTEREST RATE SWAP AGREEMENTS

    The differential to be paid or received in connection with interest rate swap agreements is accrued as interest rates change and is recognized over the life of the agreements.

    REVENUE RECOGNITION

    Service revenue includes local subscriber revenue and outcollect roaming revenue.

    Local subscriber revenue is earned by providing access to the cellular network ("access revenue") or, as applicable, for usage of the cellular network ("airtime revenue"). Access revenue is billed one month in advance and is recognized when earned. Airtime revenue is recognized when the service is rendered.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Outcollect roaming revenue represents revenue earned for usage of its cellular network by subscribers of other cellular carriers. Outcollect roaming revenue is recognized when the services are rendered.

    Equipment sales and installation revenues are recognized upon delivery to the customer or installation of the equipment.

    OPERATING EXPENSES--ENGINEERING, TECHNICAL AND OTHER DIRECT

    Engineering, technical and other direct operating expenses represent certain costs of providing cellular telephone service to customers. These costs include incollect roaming expense. Incollect roaming expense is the result of subscribers using cellular networks of other cellular carriers. Incollect roaming revenue is netted against the incollect roaming expense to determine net incollect roaming expense.

    STOCK OPTION PLANS

    Prior to January 1, 1996, the Predecessor accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Predecessor adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Predecessor elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates, methods and assumptions used to estimate the fair value of financial instruments are set forth below:

    For cash and cash equivalents, trade accounts receivable, receivable from other cellular carriers, notes payable, accounts payable and accrued expenses, the carrying amount approximates the estimated fair value due to the short-term nature of those instruments.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

    Rates currently available for long-term debt with similar terms and remaining maturities are used to discount the future cash flows to estimate the fair value for long-term debt. Note 5 presents the fair value for long-term debt and the related interest rate cap and swap agreements.

    Fair value estimates are made as of a specific point in time, based upon the relevant market information about the financial instruments. Because no market exists for a majority of the financial instruments, fair value estimates are based on judgments regarding current economic conditions and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(2) TRADE ACCOUNTS RECEIVABLE

    The Company and the Predecessor grant credit to its customers. Substantially all of the customers are residents of the local areas served. Generally, service is discontinued to customers whose accounts are 60 days past due.

    The activity in the Predecessor's and the Company's allowance for doubtful accounts for the years ended December 31, 1995, and 1996, the nine months ended September 30, 1997 and the period from October 1, 1997 through December 31, 1997 consisted of the following:

                                                                                    ALLOWANCE AT
                                                          BALANCE AT     CHARGED      DATES OF     DEDUCTIONS,
                                                           BEGINNING       TO       ACQUISITIONS     NET OF     BALANCE ATEND
                                                           OF PERIOD    EXPENSES    (DISPOSITIONS) RECOVERIES     OF PERIOD
                                                          -----------  -----------  -------------  -----------  -------------
Predecessor
Year ended December 31, 1995............................   $   1,567    $   2,078     $     432     $  (2,197)    $   1,880
                                                          -----------  -----------       ------    -----------       ------
                                                          -----------  -----------       ------    -----------       ------
Predecessor
Year ended December 31, 1996............................   $   1,880    $   3,946     $   1,270     $  (5,305)    $   1,791
                                                          -----------  -----------       ------    -----------       ------
                                                          -----------  -----------       ------    -----------       ------
Predecessor
Nine months ended September 30, 1997....................   $   1,791    $   3,614     $     147     $  (4,212)    $   1,340
                                                          -----------  -----------       ------    -----------       ------
                                                          -----------  -----------       ------    -----------       ------
Company
Period from May 29, 1997 through December 31, 1997......   $   1,340    $   1,202     $    (206)    $  (1,518)    $     818
                                                          -----------  -----------       ------    -----------       ------
                                                          -----------  -----------       ------    -----------       ------

(3) OTHER ACCRUED LIABILITIES

    Other accrued liabilities at December 31, 1996 and 1997 consisted of the following:

                                                                             1996       1997
                                                                           ---------  ---------
Accrued telecommunications expenses......................................  $     892  $   2,176
Accrued local taxes......................................................        913        888
Accrued severance payments...............................................         --      6,155
Accrued shutdown costs of certain facilities.............................         --      3,818
Miscellaneous accruals...................................................      1,821      2,994
                                                                           ---------  ---------
                                                                           $   3,626  $  16,031
                                                                           ---------  ---------
                                                                           ---------  ---------

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(4) ACQUISITIONS AND PURCHASE OF LICENSES

    On December 1, 1995, the Predecessor purchased all of the outstanding stock of Augusta Metronet, Inc. and Georgia Metronet, Inc., which own either directly (or in the case of Georgia Metronet, Inc., through its 97.9 percent interest in the Savannah Cellular Limited Partnership) the licenses to operate the non-wireline cellular telephone systems in the Savannah and Augusta, Georgia MSAs, respectively, for an aggregate purchase price of $158,397. The acquisition was accounted for by the purchase method of accounting. In connection with this acquisition, $136,940 of the purchase price was allocated to licenses and goodwill.

    On June 20, 1996, the Predecessor acquired the assets of and the license to operate the non-wireline cellular telephone system serving the Georgia-1 RSA for an aggregate purchase price of $31,616. The acquisition was accounted for by the purchase method of accounting. In connection with the acquisition, $27,942 of the purchase price was allocated to licenses.

    On July 5, 1996, two of the Predecessor's majority-owned subsidiaries acquired the assets of and the license to operate the non-wireline cellular telephone system serving the Georgia-6 RSA for an aggregate purchase price of $35,972. The acquisition was accounted for by the purchase method of accounting. In connection with the acquisition, $33,491 of the purchase price was allocated to licenses.

    On January 31, 1997, a majority-owned subsidiary of the Predecessor acquired the assets of and the license to operate the non-wireline cellular telephone system serving the Georgia-13 RSA for an aggregate purchase price of $31,486. The acquisition was accounted for by the purchase method of accounting. In connection with the acquisition, $27,650 of the purchase price was allocated to licenses.

    See Note 1 for presentation of pro forma information.

(5) NOTES PAYABLE AND LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                        PREDECESSOR   COMPANY
                                                                                        -----------  ----------
                                                                                              DECEMBER 31
                                                                                        -----------------------

                                                                                           1996         1997
                                                                                        -----------  ----------
Credit agreement......................................................................   $ 337,000(d) $  438,000(a)
11.75% Senior Subordinated Notes......................................................      --          175,000(b)
13.5% Senior Secured Discount Notes...................................................      --           80,112(c)
Purchase obligations..................................................................       5,296(e)     --
                                                                                        -----------  ----------
                                                                                           342,296      693,112
Less current installments.............................................................       5,296        2,812
                                                                                        -----------  ----------
Long-term debt, excluding current installments........................................   $ 337,000   $  690,300
                                                                                        -----------  ----------
                                                                                        -----------  ----------

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(5) NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
------------------------

(a) In October 1997, PCW entered into a credit agreement ("Credit Agreement") with a syndicate of banks, financial institutions and other "accredited investors" providing for loans of up to $525,000. The Credit Agreement includes a $325,000 term loan facility and a $200,000 revolving credit facility. The term loan facility is comprised of tranche A loans of up to $100,000, which will mature on September 30, 2005, and tranche B term loans of up to $225,000, which will mature on September 30, 2006. The revolving credit facility will terminate on September 30, 2006. The Credit Agreement bears interest at the alternate base rate, as defined in the Credit Agreement, as the reserve adjusted Euro-Dollar rate plus, in each case, applicable margins of (i) in the case of tranche A term loans and revolving loans (x) 2.5% for Euro-Dollar rate loans and (y) 1.5% for base rate loans and (ii) in the case of tranche B term loans (x) 2.75 for Euro-Dollar rate loans and (y) 1.75% for base rate loans. As of December 31, 1997, the Credit Agreement was bearing interest at 8.5% for the tranche A loan and revolving credit facility and 8.7% for the tranche B loan. The Credit Agreement contains restrictions on the subsidiary's ability to engage in certain activities, including limitations on incurring additional indebtedness, liens and investments, payment of dividends and the sale of assets. Holdings is a guarantor of the Credit Agreement. As of December 31, 1997 $87,000 of the revolving credit facility was unused and available for borrowings.

(b) In July 1997, PCW issued $175,000 of 11.75% Senior Subordinated Notes ("11.75% Notes") due July 15, 2007 with interest payable semi-annually commencing January 15, 1998. The 11.75% Notes contain covenants that restrict the payment of dividends, incurrence of debt and sale of assets. The carrying value of the 11.75% Notes approximates fair value as of December 31, 1997.

(c) In August, 1997, Holdings issued 153,400 units, consisting of Notes and warrants of PCC (the "Warrants"), in exchange for $80,000. The Notes accrete at a rate of 13.5%, compounded semi-annually, to an aggregate principal amount of approximately $153.4 million by August 1, 2002. Cash interest will not commence to accrue on the Notes prior to August 2, 2002. Commencing on February 1, 2003, cash interest on the Notes will be payable at a rate of 13.5% per annum, payable semi-annually. The Notes will be redeemable at the option of Holdings, in whole or in part, at any time after August 1, 1998 in cash at the redemption price as defined, plus accrued and unpaid interest, if any, thereon to the redemption date; provided that the trading price of the common stock of PCC shall equal or exceed certain levels. The Notes mature on August 1, 2007 and contain covenants that restrict payments of dividends, incurrence of debt and sale of assets. The Warrants have been assigned a value of $4,288, which amount is accounted for as original issue discount, resulting in an effective interest rate of approximately 14.13% per annum. The fair value of the Notes was estimated as $80,112 as of December 31, 1997.

(d) On December 1, 1995, the Predecessor entered into an amended and restated credit agreement with 21 banks which provided for a revolving line of credit of up to $500,000, subject to certain limitations through June 30, 2004. Interest was payable at variable rates and under various interest rate options. The interest rate at December 31, 1996 ranged from 7.42 to 8.88 percent before the affect of the interest rate swap and cap agreements outlined below. The credit agreement also provided for a commitment fee of .5 percent per year on any unused amounts of the credit agreement. Amounts outstanding were secured by the assets of the Predecessor.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(5) NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    The credit agreement provided for various compliance covenants and restrictions, including items related to mergers or acquisition transactions, the declaration or payment of dividends or other payments to stockholders, capital expenditures and maintenance of certain financial ratios. At December 31, 1996 the Predecessor was in compliance with all but one financial ratio covenant. This covenant was based on operating results for the year ended December 31, 1996. The Predecessor obtained a waiver of the noncompliance with this 1996 financial ratio covenant. In connection with the acquisition of the Predecessor (see Note 1), the Predecessor credit agreement was refinanced.

(e) In connection with the purchase of controlling interest in a non-wireline cellular telephone system in 1991, the Predecessor incurred certain purchase obligations. The obligations were retired in July 1996 and January 1997.

    PCW has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate debt and thus were entered into for purposes other than trading. At December 31, 1997, PCW had outstanding seven interest rate swap agreements and one interest rate cap agreement having a total notional value of $370,000. These interest rate swap and cap agreements effectively change PCW's interest rate exposure on a quarterly basis on $370,000 of outstanding debt. The cap and swap agreements are summarized as follows:

                                                                           MAXIMUM      NOTIONAL
TYPE OF AGREEMENT                                        MATURITY           LIBOR        VALUE
--------------------------------------------------  ------------------  -------------  ----------
Pay Later Cap (1).................................       Jan. 12, 1998          8.5%   $   20,000
Participating Swap (2)............................       Aug. 10, 1998         5.98%       15,000
Swap..............................................        Aug. 6, 1999         6.36%       25,000
Swap..............................................       Oct. 21, 1999         5.92%      185,000
Swap..............................................        Aug. 7, 2000         6.09%       50,000
Swap..............................................       Aug. 21, 2000         6.11%       25,000
Swap..............................................       Oct. 10, 2000         6.10%       25,000
Swap..............................................       Oct. 11, 2000         5.99%       25,000
                                                                                       ----------
                                                                                       $  370,000
                                                                                       ----------
                                                                                       ----------

------------------------

(1) When the three-month LIBOR rate is 8.5 percent or higher PCW receives a quarterly payment of $98.

(2) When the six-month LIBOR is less than 5.98 percent PCW participates in 45 percent of the difference.

    The market value of the swap and cap agreements above, which has not been reflected in the consolidated financial statements as of December 31, 1997, is a loss of $1,076.

    PCW is exposed to interest rate risk in the event of nonperformance by the other party to the interest rate swap and cap agreements. However, PCW does not anticipate nonperformance by any of the banks.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

(5) NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

    The aggregate maturities of long-term debt are as follows:

                                             DECEMBER 31,                                               AMOUNT
------------------------------------------------------------------------------------------------------  ----------
1998..................................................................................................  $    2,812
1999..................................................................................................       4,750
2000..................................................................................................      12,875
2001..................................................................................................      15,375
2002..................................................................................................      17,875
Thereafter............................................................................................     639,425
                                                                                                        ----------
                                                                                                        $  693,112
                                                                                                        ----------
                                                                                                        ----------

(6) INCOME TAXES

    Components of income tax expense (benefit) consist of the following:

                                                                                       FEDERAL     STATE      TOTAL
                                                                                      ---------  ---------  ---------
Predecessor:
  Year ended December 31, 1995:
    Current.........................................................................  $      --  $      --  $      --
                                                                                      ---------  ---------  ---------
    Deferred........................................................................      2,550        100      2,650
                                                                                      ---------  ---------  ---------
                                                                                      $   2,550  $     100  $   2,650
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Predecessor:
  Year ended December 31, 1996:
    Current.........................................................................  $      --  $     869  $     869
    Deferred........................................................................      1,795         60      1,855
                                                                                      ---------  ---------  ---------
                                                                                      $   1,795  $     929  $   2,724
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Predecessor:
  Period ended September 30, 1997
    Current.........................................................................  $      --  $     214  $     214
    Deferred........................................................................      3,553        386      3,939
                                                                                      ---------  ---------  ---------
                                                                                      $   3,553  $     600  $   4,153
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Company:
  Period ended December 31, 1997
    Current.........................................................................  $  (2,244) $    (432) $  (2,676)
    Deferred........................................................................     (2,116)      (337)    (2,453)
                                                                                      ---------  ---------  ---------
                                                                                      $  (4,360) $    (769) $  (5,129)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

(6) INCOME TAXES (CONTINUED)

    The consolidated effective tax rate differs from the statutory United States federal tax rate for the following reasons and by the following percentages:

                                                                                  PREDECESSOR
                                                                    ---------------------------------------
                                                                                                                 COMPANY
                                                                         YEAR ENDED          NINE MONTHS     ---------------
                                                                        DECEMBER 31,            ENDED         PERIOD ENDED
                                                                    --------------------    SEPTEMBER 30,     DECEMBER 31,
                                                                      1995       1996           1997              1997
                                                                    ---------  ---------  -----------------  ---------------
Statutory United States federal tax rate..........................       34.0%      34.0%          34.0%            (34.0)%
Partnership loss prior to corporate status........................       10.1         --             --                --
License amortization not deductible for tax.......................        7.7       32.5             --                --
Net operating loss carryforwards..................................      (59.0)     (42.8)            --                --
State taxes.......................................................         --        8.3            6.0              (3.6)
Recognition of deferred taxes related to the difference between financial statement and income tax bases of certain assets and
  liabilities in connection with the Exchange.....................       73.5%        --             --                --
Non deductible interest expense...................................         --         --             --               1.1
Other.............................................................        7.2        4.8            1.0              (0.2)
                                                                    ---------  ---------            ---             -----
Consolidated effective tax rate...................................       73.5%      36.8%          41.0%            (36.7)%
                                                                    ---------  ---------            ---             -----
                                                                    ---------  ---------            ---             -----

    In 1997, the Predecessor recorded additional deferred tax liability and a corresponding increase in licenses for timing differences attributable to pre-1997 acquisitions. The components of the deferred income tax assets and liabilities are as follows:

                                                                                          PREDECESSOR    COMPANY
                                                                                             1996         1997
                                                                                          -----------  -----------
Deferred tax assets:
Allowance for doubtful accounts.........................................................   $     609   $       327
Inventory reserve.......................................................................          --           144
Deferred revenue........................................................................          --           400
Nondeductible accruals..................................................................         221         6,495
Net operating loss carryforwards........................................................       4,100         3,560
Valuation allowance.....................................................................          --        (3,560)
                                                                                          -----------  -----------
Total deferred tax assets...............................................................   $   4,930   $     7,366
                                                                                          -----------  -----------
Deferred tax liabilities:
Accumulated depreciation................................................................      (7,415)       (8,559)
Licenses................................................................................      (8,185)     (302,306)
                                                                                          -----------  -----------
Total deferred tax liabilities..........................................................     (15,600)     (310,865)
                                                                                          -----------  -----------
Deferred tax liability, net.............................................................   $ (10,670)  $  (303,499)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(6) INCOME TAXES (CONTINUED)
    The net operating loss carryforwards totaled approximately $8,900 at December 31, 1997 and expire in amounts ranging from approximately $300 to $1,100 through 2012. For these carryforwards of approximately $12,350 utilization of these carryforwards is limited to the subsidiary that generated the carryforwards, unless the Company utilizes alternative tax planning strategies.

(7) COMMON STOCK AND STOCK PLANS

    During 1994, the Predecessor amended its certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 91,000,000 and to provide for Class A Common and Class B Common Stock. The Class A Common Stock has one vote per share. The Class B Common Stock, which may be owned only by PCI or certain successors of PCI and of which no shares may be issued subsequent to the Offering, has five votes per share, provided, however, that, so long as any Class A Common Stock is issued and outstanding, at no time will the total outstanding Class B Common Stock have the right to cast votes having more than 75 percent of the total voting power of the common stock in the aggregate. Shares of Class B Common Stock shall be converted into Class A Common Stock on a share-for share basis: (i) at any time at the option of the holder;
(ii) immediately upon the transfer of shares of Class B Common Stock to any holder other than a successor of PCI; (iii) immediately if the shares of Class B Common Stock held by PCI or its successors constitute 33 percent or less of the outstanding shares of the Predecessor; (iv) at the end of 20 years from original issuance of those shares of Class B Common Stock; or (v) if more than 50 percent of the equity interests in PCI become beneficially owned by persons other than:
(i) beneficial owners of PCI as of December 29, 1994 ("Current PCI Beneficial Owners"); (ii) affiliates of Current PCI Beneficial Owners; (iii) heirs or devisees of any individual Current PCI Beneficial Owners, successors of any corporation or partnership which is a Current PCI Beneficial Owner and beneficiaries of any trust which is a Current PCI Beneficial Owner; and (iv) any relative, spouse or relative of a spouse of any Current PCI Beneficial Owner.

    The Predecessor adopted a Stock Option Plan in connection with the Offering, under which options for an aggregate of 1,600,000 shares of Class A Common Stock are available for grants to key employees. The Predecessor also adopted a Director's Stock Option Plan in connection with the Offering, under which options for an aggregate of 300,000 shares of Class A Common Stock are available for grants to directors who are not officers or employees of the Predecessor. Stock options under both plans are granted with an exercise price equal to the stock's fair value at the date of grant. The stock options granted under the Stock Option Plan have 10-year terms and vest and become exercisable ratably over three years from the date of grant. The stock options granted under the Director's Stock Option Plan are vested and become fully exercisable upon the date of the grant. At December 31, 1996, there were options with respect to 693,334 and 45,000 shares of Class A Common Stock outstanding under the Stock Option Plan and the Director's Stock Option Plan, respectively. At December 31, 1996, there were 880,000 and 255,000 additional shares available for grant under the Stock Option Plan and the Director's Stock Option Plan, respectively.

    The Predecessor applies APB Opinion No. 25 in accounting for its Stock Option Plan and Director's Stock Option Plan ("the Plans") and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Predecessor determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Predecessor's net

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(7) COMMON STOCK AND STOCK PLANS (CONTINUED) income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                             YEAR ENDED          YEAR ENDED       NINE MONTHS ENDED
                                                          DECEMBER 31, 1995   DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                         -------------------  -----------------  -------------------
Net income-as reported.................................       $     954           $   4,682           $   6,089
Net (loss) income-pro forma............................       $    (777)          $   2,850           $   4,753

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the weighted-average assumptions as follows: dividend yield of 0.0%; expected volatility of 101%; risk-free interest rate of 5.5%; and expected lives of five years.

    Stock option activity during the periods indicated is as follows:

                                                                                                    ($'S NOT IN
                                                                                                    THOUSANDS)
                                                                                    NUMBER       WEIGHTED AVERAGE
                                                                                   OF SHARES      EXERCISE PRICE
                                                                                  -----------  ---------------------
Balance December 31, 1994.......................................................          --                --
  Granted.......................................................................     692,500         $   14.25
  Exercised.....................................................................     (20,000)            14.25
                                                                                  -----------
Balance December 31, 1995.......................................................     672,500             14.25
  Granted.......................................................................      72,500             17.25
  Exercised.....................................................................      (6,666)            14.25
                                                                                  -----------
Balance December 31, 1996.......................................................     738,334             14.54
  Exercised.....................................................................     (70,000)            14.25
                                                                                  -----------
Balance September 30, 1997......................................................     668,334             14.60
                                                                                  -----------
                                                                                  -----------

    At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $14.25--$17.25 ($'s not in thousands) and 8.3 years, respectively.

    At December 31, 1996, the number of options exercisable was 250,000, and the weighted average exercise price of those options was $14.34 ($'s not in thousands).

    In connection with the acquisition of Palmer, the Company retired all of the options of Palmer that were outstanding.

    The Predecessor adopted a stock purchase plan for employees (the "Employee Stock Purchase Plan") and a stock purchase plan for non-employee directors (the "Non-Employee Director Stock Purchase Plan"). Under the Employee Stock Purchase Plan, 160,000 shares of Class A Common Stock are available for purchase by eligible employees of the Predecessor or any of its subsidiaries. Under the Non-Employee Director Stock Purchase Plan, 25,000 shares of Class A Common Stock are available for purchase by non-employee directors of the Predecessor. The purchase price of each share of Class A Common Stock purchased under the Employee Stock Purchase Plan or the Non-Employee Director Stock Purchase Plan will be the lesser of 90 percent of the fair market value of the Class A Common Stock on the first trading day of the plan year or on the last day of such plan year; provided, however, that in no event shall the

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(7) COMMON STOCK AND STOCK PLANS (CONTINUED) purchase price be less than the par value of the stock. Both plans will terminate in 2005, unless terminated at an earlier date by the board of directors. During the year ended December 31, 1996, 15,541 shares were issued under the Employee Stock Purchase Plan and 1,702 shares were issued under the Non-Employee Director Stock Purchase Plan at a purchase price of $16.85 ($'s not in thousands). Compensation cost computed under the provisions of SFAS No. 123 related to the shares issued under the Employee Stock Purchase Plan and the Non-Employee Director Stock Purchase Plan is immaterial to the consolidated financial statements.

(8) RELATED PARTY TRANSACTIONS

    On January 1, 1997 the Predecessor purchased a building and certain towers from PCI for $6,243. These assets were previously leased from PCI.

    Concurrently with the Offering and the Exchange, the Predecessor and PCI entered into both a transitional management and administrative services agreement and a computer services agreement that extended each December 31 for additional one-year periods unless and until either party notified the other. The fees from these arrangements amounted to a total of $492, $534 and $88 for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively, and are include as a reduction of selling, general and administrative expenses.

    Concurrently with the Offering and the Exchange, the Predecessor and PCI entered into a tax consulting agreement that extended each December 31 for additional one-year periods unless and until either party notified the other. The fees for tax consulting services amounted to a total of $84, $120 and $97 for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively, and are included in selling, general and administrative expenses.

    PCI has a 401(k) plan with a noncontributory retirement feature and a matching provision for employees who meet length of service and other requirements. The Predecessor participated in this plan and was allocated 401(k) retirement and matching expense of $493, $696 and $544 for the years ended December 31, 1995, and 1996 and the nine months ended September 30, 1997, respectively.

(9) COMMITMENTS AND CONTINGENCIES

    LEASES

    PCW occupies certain buildings and uses certain tower sites, cell sites and equipment under noncancelable operating leases which expire through 2013.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases as of are as follows:

YEAR ENDING DECEMBER 31:
-----------------------------------------------------------------------------------
1998...............................................................................  $   2,950
1999...............................................................................      2,535
2000...............................................................................      1,981
2001...............................................................................      1,305
2002...............................................................................        843
Later years through 2013...........................................................      1,491
                                                                                     ---------
  Total minimum lease payments.....................................................  $  11,105
                                                                                     ---------
                                                                                     ---------

    Rental expense for the Predecessor was $2,487, $3,551, and $3,123 for the years ended December 31, 1995, 1996 and the nine months ended September 30, 1997, respectively of which $269 and $278 was paid to related parties for 1995 and 1996, respectively. Rental expense for the Company was $806 for the period from May 29, 1997 to December 31, 1997.

    CONTINGENCIES

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

(10) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                             PREDECESSOR
                                                     ------------------------------------------------------------
                                                        FIRST       SECOND        THIRD      FOURTH
                                                       QUARTER      QUARTER      QUARTER     QUARTER     TOTAL
                                                     -----------  -----------  -----------  ---------  ----------
YEAR ENDED DECEMBER 31, 1996
Total Revenue......................................  $  36,950(a) $  40,031(a)  $41,171(a)  $  41,591  $  159,743
                                                     -----------  -----------  -----------  ---------  ----------
                                                     -----------  -----------  -----------  ---------  ----------
Operating Income...................................  $     8,514  $    11,281   $  11,977   $   9,405  $   41,177
                                                     -----------  -----------  -----------  ---------  ----------
                                                     -----------  -----------  -----------  ---------  ----------
Net Income (Loss)..................................  $        76  $     1,684   $   2,976   $     (54) $    4,682
                                                     -----------  -----------  -----------  ---------  ----------
                                                     -----------  -----------  -----------  ---------  ----------

                                                                                                      COMPANY
                                                                                                 -----------------
                                                                          PREDECESSOR             FOR THE PERIOD
                                                                -------------------------------     MAY 29,1997
                                                                  FIRST     SECOND      THIRD         THROUGH
                                                                 QUARTER    QUARTER    QUARTER   DECEMBER 31, 1997
                                                                ---------  ---------  ---------  -----------------
YEAR ENDED DECEMBER 31, 1997
Total Revenue.................................................  $  44,683  $  48,545  $  48,508      $  43,713
                                                                ---------  ---------  ---------        -------
                                                                ---------  ---------  ---------        -------
Operating Income..............................................  $   9,805  $  13,022  $  12,984      $   8,616
                                                                ---------  ---------  ---------        -------
                                                                ---------  ---------  ---------        -------
Net Income (Loss).............................................  $   1,177  $   2,523  $   2,389      $  (8,852)
                                                                ---------  ---------  ---------        -------
                                                                ---------  ---------  ---------        -------

------------------------

(a) Certain reclassifications were made to conform to the fourth quarter presentation.

(b) The decrease in revenue and operating income in the fourth quarter is a result of customer acquisition costs, including advertising, commissions and phone discounts, related to Holiday sales (consistent with prior years), the Fort Myers Sale, and amortization of the additional license recorded in the merger. The net loss is due to these reasons as well as the interest expense on debt incurred to fund the Acquisition (see Note 1).

ITEM 1. FINANCIAL STATEMENTS

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                ($ IN THOUSANDS)

                                  (UNAUDITED)

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                           1998          1997
                                                                                       ------------  ------------
                                                     Assets
Current assets:
  Cash and cash equivalents..........................................................  $      7,823   $   27,926
  Trade accounts receivable, net of allowance for doubtful accounts..................        16,441       15,940
  Receivable from other cellular carriers............................................         2,036        3,902
  Deferred income taxes..............................................................         4,807        5,402
  Prepaid expenses and deposits......................................................         1,848          902
  Inventory..........................................................................         2,005        1,280
                                                                                       ------------  ------------
    Total current assets.............................................................        34,960       55,352
Net property and equipment...........................................................       147,003      151,141
Licenses, net of amortization........................................................       911,923      918,488
Other intangible assets and other assets, at cost less accumulated amortization......        18,899       19,498
                                                                                       ------------  ------------
                                                                                       $  1,112,785   $1,144,479
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                             Liabilities and Equity
Current liabilities:
  Current installments of long-term debt.............................................  $      2,250   $    2,812
  Payable to Price Communications Corporation........................................           658        2,328
  Accounts payable...................................................................         8,791       13,059
  Accrued interest payable...........................................................         5,285       11,361
  Accrued salaries and employee benefits.............................................         2,028        2,324
  Other accrued liabilities..........................................................        16,237       16,031
  Deferred revenue...................................................................         3,839        3,755
  Customer deposits..................................................................           739          602
                                                                                       ------------  ------------
    Total current liabilities........................................................        39,827       52,272
Long-term debt, excluding current installments.......................................       681,624      690,300
Accrued income taxes--long term......................................................        48,571       50,491
Deferred income taxes................................................................       306,359      308,901
Minority interests...................................................................         7,812        7,352
Commitments and contingencies........................................................            --           --
Stockholder's equity.................................................................        28,592       35,163
                                                                                       ------------  ------------
                                                                                       $  1,112,785   $1,144,479
                                                                                       ------------  ------------
                                                                                       ------------  ------------

     See accompanying notes to condensed consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                ($ IN THOUSANDS)

                                  (UNAUDITED)

                                                                                              COMPANY    PREDECESSOR
                                                                                            -----------  -----------
                                                                                              FOR THE THREE MONTHS
                                                                                                ENDED MARCH 31,
                                                                                            ------------------------

                                                                                               1998         1997
                                                                                            -----------  -----------
Revenue:
  Service.................................................................................   $  40,684    $  42,220
  Equipment sales and installation........................................................       2,591        2,463
                                                                                            -----------  -----------
    Total revenue.........................................................................      43,275       44,683
                                                                                            -----------  -----------
Operating expenses:
  Engineering, technical and other direct.................................................       6,751        7,430
  Cost of equipment.......................................................................       5,496        5,807
  Selling, general and administrative.....................................................      11,717       13,360
  Depreciation and amortization...........................................................      11,928        8,281
                                                                                            -----------  -----------
    Total operating expenses..............................................................      35,892       34,878
                                                                                            -----------  -----------
    Operating income......................................................................       7,383        9,805
                                                                                            -----------  -----------
Other income (expense):
  Interest expense, net...................................................................     (17,285)      (7,872)
  Other income (expense), net.............................................................         (37)          71
                                                                                            -----------  -----------
    Total other expense...................................................................     (17,322)      (7,801)
                                                                                            -----------  -----------
    Income (loss) before minority interest share of income and income taxes...............      (9,939)       2,004
Minority interest share of income.........................................................        (460)        (331)
                                                                                            -----------  -----------
    Income (loss) before income taxes.....................................................     (10,399)       1,673
Income tax (expense) benefit..............................................................       3,828         (496)
                                                                                            -----------  -----------
    Net income (loss).....................................................................   $  (6,571)   $   1,177
                                                                                            -----------  -----------
                                                                                            -----------  -----------

     See accompanying notes to condensed consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                ($ IN THOUSANDS)

                                                                   CLASS A
                                                                 COMMON STOCK        ADDITIONAL                  TOTAL
                                                           ------------------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                                             SHARES       AMOUNT       CAPITAL     EARNINGS      EQUITY
                                                           -----------  -----------  -----------  ----------  ------------
Balances at May 29, 1997.................................          --    $      --    $      --   $       --   $       --
Capital contribution.....................................         100           --       44,015           --       44,015
Net loss.................................................          --           --           --       (8,852)      (8,852)
                                                                  ---          ---   -----------  ----------  ------------
Balances at December 31, 1997............................         100           --       44,015       (8,852)      35,163
Net loss.................................................          --           --           --       (6,571)      (6,571)
                                                                  ---          ---   -----------  ----------  ------------
Balances at March 31, 1998...............................         100    $      --    $  44,015   $  (15,423)  $   28,592
                                                                  ---          ---   -----------  ----------  ------------
                                                                  ---          ---   -----------  ----------  ------------

     See accompanying notes to condensed consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                ($ IN THOUSANDS)

                                  (UNAUDITED)

                                                                                            FOR THE THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                           -----------------------
                                                                                            COMPANY    PREDECESSOR
                                                                                           ----------  -----------
                                                                                              1998        1997
                                                                                           ----------  -----------
Cash flows from operating activities:
  Net income (loss)......................................................................  $   (6,571)  $   1,177
                                                                                           ----------  -----------
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization........................................................      11,928       8,281
    Minority interest share of income....................................................         460         331
    Deferred income taxes................................................................      (1,947)        496
    Loss on disposal of property.........................................................          37           5
    Interest deferred and added to long-term debt........................................       2,886          --
    Payment of deferred interest.........................................................          --      (1,514)
    Decrease (increase) in trade accounts receivable.....................................        (501)      1,730
    Decrease (increase) in inventory.....................................................        (725)      1,223
    Increase (decrease) in accounts payable and accrued expenses.........................      (6,278)      1,252
    Decrease in accrued interest payable.................................................      (6,076)         --
    Change in other accounts.............................................................       1,182        (651)
                                                                                           ----------  -----------
      Total adjustments..................................................................         966      11,153
                                                                                           ----------  -----------
      Net cash provided by (used in) operating activities................................      (5,605)     12,330
                                                                                           ----------  -----------
Cash flows from investing activities:
  Capital expenditures...................................................................        (704)    (16,987)
  Proceeds from sales of property and equipment..........................................          --          12
  Purchase of cellular systems...........................................................          --     (31,096)
  Purchases of minority interests........................................................          --        (368)
  Increase in other intangible assets and other assets...................................          --         (48)
                                                                                           ----------  -----------
      Net cash used in investing activities..............................................        (704)    (48,487)
                                                                                           ----------  -----------
Cash flows from financing activities:
  Increase in short-term notes payable...................................................          --       1,332
  Repayment of long-term debt............................................................     (12,124)     (3,782)
  Repayment of advances from Price Communications Corporation............................      (1,670)         --
  Proceeds from long-term debt...........................................................          --      39,000
                                                                                           ----------  -----------
      Net cash provided by (used in) financing activities................................     (13,794)     36,550
                                                                                           ----------  -----------
      Net increase (decrease) in cash and cash equivalents...............................     (20,103)        393
Cash and cash equivalents at the beginning of period.....................................      27,926       1,698
                                                                                           ----------  -----------
Cash and cash equivalents at the end of period...........................................  $    7,823   $   2,091
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Supplemental disclosure of cash flow information:
  Income taxes (received) paid, net......................................................  $       63   $    (648)
                                                                                           ----------  -----------
                                                                                           ----------  -----------
  Interest paid..........................................................................  $   20,577   $   8,615
                                                                                           ----------  -----------
                                                                                           ----------  -----------

     See accompanying notes to condensed consolidated financial statements.

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND ACQUISITION

    Price Communications Cellular Holdings, Inc. ("Holdings" or the "Company"), a wholly-owned subsidiary of Price Communications Cellular, Inc., a wholly-owned subsidiary of Price Communications Corporation ("PCC"), was incorporated on May 29, 1997 in connection with the purchase of Palmer Wireless, Inc. and subsidiaries ("Palmer" or the "Predecessor").

    In May, 1997, PCC, Price Communications Wireless, Inc. ("PCW"), a wholly owned subsidiary of Holdings and Palmer entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provided, among other things, for the merger of PCW with and into Palmer with Palmer as the surviving corporation (the "Merger"). In October, 1997, the Merger was consummated and Palmer changed its name to "Price Communications Wireless, Inc."

    In June, 1997, PCW entered into an agreement to sell Palmer's Fort Myers, Florida MSA as part of the financing of the merger (the "Fort Myers Sale"). In October, 1997, the Fort Myers Sale was consummated, and generated proceeds to the Company of approximately $166,000. The proceeds of the Fort Myers Sale were used to fund a portion of the acquisition of Palmer. Accordingly, no gain or loss was recognized on the Fort Myers Sale.

    Also in connection with the merger, on October 21, 1997, PCC and PCW entered into an Asset Purchase Agreement with MJ Cellular Company, L.L.C. (the "Georgia Sale Agreement") which provided for the sale by PCW of substantially all of the assets used in the operation of the non-wireline cellular telephone system serving the Georgia-1-Whitfield Rural Service Area ("Georgia-1"), including the FCC licenses to operate Georgia-1 (the "Georgia Sale"). The sale of the assets of Georgia-1 was consummated on December 30, 1997 for $24,200. In January, 1998 the proceeds from the Georgia Sale were used to retire a portion of the debt used to fund the Palmer acquisition. Accordingly, no gain or loss was recognized on the Georgia Sale.

BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements of Price Communications Cellular Holdings, Inc. and subsidiaries (the "Company") have been prepared without audit pursuant to Rule 10-01 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financials. In the opinion of management, all adjustments (none of which were other than normal recurring items) considered necessary for a fair presentation have been included. The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.

    For financial reporting purposes, PCW revalued its assets and liabilities as of October 1, 1997 to reflect the price paid by PCC to acquire 100% of its Common Stock, a process generally referred to as "push down" accounting.

    The Company's condensed consolidated Statement of Operations and Statement of Cash Flows for the first quarter 1997 reflect its historical results of operations and are referred to as the "Predecessor" condensed consolidated financial statements. Accordingly, the accompanying financial statements of the

         PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Predecessor and the Company are not comparable in all material respects since those financial statements report results of operations and cash flows of these two separate entities.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1997 Statement of Operations and Statement of Cash Flows to conform to the 1998 presentation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH, SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           4
Risk Factors....................................          13
The Palmer Acquisition..........................          19
Use of Proceeds.................................          20
Capitalization..................................          20
Unaudited Pro Forma Condensed Consolidated
  Financial Statements..........................          21
Selected Consolidated Financial Data............          33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................          35
Business of the Company.........................          45
Business of Price Communications Corporation....          59
Management......................................          60
Principal Stockholder...........................          65
Description of the 13 1/2% Holdings Notes.......          65
Description of the 11 3/4% PCW Notes............          66
Description of the Senior Secured PCW Notes.....          67
Description of Notes............................          68
Description of Capital Stock....................          96
Certain Federal Income Tax Consequences.........          97
Underwriting....................................         100
Legal Matters...................................         101
Independent Accountants.........................         101
Certain Terms...................................         101
Index to Financial Statements...................         F-1

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Securities and Exchange Commission Registration Fee...............  $  44,250
NASD Filing Fee...................................................  $  15,500
Printing and Engraving Expenses...................................  $  75,000
Legal Fees and Expenses...........................................  $ 150,000
Accounting Fees and Expenses......................................  $  50,000
Listing Fees......................................................  $  15,000
Rating Agency Fees and Expenses...................................  $  10,000
Miscellaneous.....................................................  $ 262,250
                                                                    ---------
Total.............................................................  $ 625,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

    Section 721 of the New York Business Corporation Law provides that the indemnification and advancement of expenses of directors and officers may be provided by the certificate of incorporation or by-laws of a corporation, or when authorized by the certificate of incorporation or by-laws, a resolution of shareholders, a resolution of directors or an agreement providing for indemnification (except in cases where a judgment or other final adjudication establishes that such acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722 of the New York Business Corporation Law provides that a corporation may indemnify any person, made, or threatened to be made, a party of an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any other capacity, against judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal acts or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Section 722 of the New York Business Corporation Law also states that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity at the request of the corporation, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, employee benefit plan or other entity, not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect to a threatened or pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 726 of the New York Business Corporation Law provides that a corporation shall have the power to purchase and maintain insurance for indemnification of directors and officers. However, no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer for a judgment or a final adjudication adverse to the insured director or officer if (i) a judgment or other final adjudication establishes that his acts of active and deliberate dishonesty were material to the cause of action adjudicated or that he personally gained a financial profit or other advantage to which he was not legally entitled or (ii) if prohibited under the insurance law of New York.

    Section 724 of the New York Business corporation Law provides that indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the New York Business Corporation Law notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders.

    The Certificate of Incorporation and By-laws of PCC and Holdings exonerate directors of PCC and Holdings from personal liability to PCC or Holdings, as the case may be, and their respective stockholders, for monetary damages for breach of the fiduciary duty of care as a director, but it does not eliminate or limit liability for any breach of the directors' duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the directors derived an improper personal benefit. The Certificate of Incorporation does not eliminate a stockholder's right to seek nonmonetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On August 1, 1997, the Company issued units consisting of $153.4 million principal amount at maturity of 13 1/2% Senior Secured Discount Notes due 2007 and warrants to purchase shares of PCC Common Stock, par value $.01 per share in an unregistered offering in reliance on Section 4(2) of the Securities Act of 1933, as amended. These notes were the object of a registered exchange offer on February 17, 1998 for registered, but otherwise identical, notes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits (see index to exhibits at E-1)

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrants hereby undertake;

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) PCC hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of PCC's annual report pursuant to
Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) PCC hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrants hereby undertake that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants in reliance upon rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof."

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on this Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 19, 1998.

                                PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

                                By:  /s/ ROBERT PRICE
                                     -----------------------------------------
                                     Robert Price
                                     DIRECTOR, PRESIDENT, CHIEF EXECUTIVE
                                     OFFICER AND TREASURER

                               POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Price, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1 including any amendment increasing or decreasing the amount of the securities for which registration is being sought or any registration statement for the same offering filed in accordance with Rule 462(b) under the Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Director, President, Chief
       /s/ ROBERT PRICE           Executive Officer and
------------------------------    Treasurer (Principal         June 19, 1998
         Robert Price             Executive Officer)

                                Executive Vice-President,
                                  Secretary and Chief
     /s/ KIM I. PRESSMAN          Financial Officer
------------------------------    (Principal Financial         June 19, 1998
       Kim I. Pressman            Officer and Accounting
                                  Officer)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 19, 1998.

                                PRICE COMMUNICATIONS CORPORATION

                                By:  /s/ ROBERT PRICE
                                     -----------------------------------------
                                     Robert Price
                                     DIRECTOR, PRESIDENT, CHIEF EXECUTIVE
                                     OFFICER AND TREASURER

                               POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Price, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 including any amendment increasing or decreasing the amount of the securities for which registration is being sought or any registration statement for the same offering filed in accordance with Rule 462(b) under the Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Director, President, Chief
       /s/ ROBERT PRICE           Executive Officer and
------------------------------    Treasurer (Principal         June 19, 1998
         Robert Price             Executive Officer)

                                Executive Vice-President,
                                  Secretary and Chief
     /s/ KIM I. PRESSMAN          Financial Officer
------------------------------    (Principal Financial         June 19, 1998
       Kim I. Pressman            Officer and Accounting
                                  Officer)

    /s/ GEORGE E. CADGENE
------------------------------  Director                       June 19, 1998
      George E. Cadgene

   /s/ ROBERT F. ELLSWORTH
------------------------------  Director                       June 19, 1998
     Robert F. Ellsworth

                                 EXHIBIT INDEX

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1.1    Underwriting Agreement (1)
        2.1    The Merger Agreement*
        3.1    Certificate of Incorporation of Holdings, as amended*
        3.2    By-laws of Holdings*
        4.1    Indenture to Senior Exchangeable PIK Notes due 2008 among Holdings, PCC and Trustee (including form of Note) (1)
        4.2    Indenture to 9 1/8% Senior Secured Notes due 2006 among PCW, each of the Guarantors and Bank of
               Montreal Trust Company, as Trustee (1)
        4.3    Indenture to 11 3/4% Senior Subordinated Notes due 2007 between PCW and Bank of Montreal Trust
               Company, as Trustee (1)
        5.1    Opinion of Davis Polk & Wardwell regarding the validity of the Notes and PCC Shares (1)
       10.1    Credit Agreement dated as of September 30, 1997 among Holdings, PCW, the lenders listed therein, DLJ
               Capital Funding, Inc., as syndication agent and Bank of Montreal, Chicago branch, as administrative agent*
       10.2    Fort Myers Sale Agreement*
       10.3    Georgia Sale Agreement*
       10.4    Wisehart Employment Agreement*
       10.5    Meehan Employment Agreement*
       10.6    Green Employment Agreement (1)
       10.7    Ryan Employment Agreement (1)
       12.1    Statement re: Computation of Ratio of Earnings to Fixed Charges (1)
       15.1    Letter re: unaudited interim financial information (1)
       21.1    Subsidiaries of the Company*
       23.1    Consent of KPMG Peat Marwick LLP relating to the financial statements of Palmer
       23.2    Consent of Arthur Andersen LLP
       23.3    Consent of Davis Polk & Wardwell (see exhibit 5.1)
       24.1    Power of attorney for the Company (2)
       24.2    Power of attorney for PCC (3)
       25.1    Statement of Eligibility of Trustee with respect to the Senior Exchangeable PIK Notes due 2008 of
               Holdings*

------------------------

* Incorporated by reference to Registration No. 333-41227 filed by Holdings with the Commission

(1) To be filed by amendment.

(2) See Page II-5

(3) See Page II-6